                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14 OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 2)

Filed by the Registrant                                         [X]
Filed by a party other than the Registrant                      [ ]

    Check the appropriate box:
    [X]   Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    [ ]   Definitive Proxy Statement
    [ ]   Definitive Additional Materials
    [ ]   Soliciting Material Pursuant to Section 240.14a-12

                           ALLIS-CHALMERS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)    Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

        2)    Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

        4)    Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

        5)    Total fee paid:

--------------------------------------------------------------------------------

        [ ]   Fee paid previously with preliminary material

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              1)   Amount Previously Paid:

--------------------------------------------------------------------------------

              2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

              3)   Filing Party:

--------------------------------------------------------------------------------

              4)   Date Filed:

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

                           ALLIS-CHALMERS CORPORATION
                              8150 Lawndale Avenue
                              Houston, Texas 77012

                                                              September __, 2001

Dear Allis-Chalmers Stockholder:

         We are pleased to report that, on May 9, 2001, OilQuip Rentals, Inc., an oil and gas equipment rental company, merged into a subsidiary of Allis-Chalmers Corporation. In the merger, Allis-Chalmers acquired all of the capital stock of OilQuip. We believe that the combination of Allis-Chalmers and OilQuip will allow our business to grow and generate positive cash flow.

         In the merger, all of OilQuip's outstanding common stock was converted into 400,000 shares of our common stock and the right to receive 9,600,000 shares of our common stock upon the filing of an amendment to our Amended and Restated Certificate of Incorporation to authorize the issuance of such shares. At the special meeting, our shareholders will be asked to approve such amendment. Once the filing is made the shareholders of OilQuip prior to the merger, including Munawar H. Hidayatallah, the President and Chief Executive Officer of Allis-Chalmers, will own 86.3% of our outstanding common stock.

         Accordingly, we invite you to attend a special meeting of our stockholders to be held at 10:00 a.m., local time, on September __, 2001, at the offices of Swidler Berlin Shereff Friedman, LLP, 405 Lexington Avenue, 12th Floor, New York, New York.

         At our special meeting, we will ask you to:

         o Approve and adopt our Amended and Restated Certificate of Incorporation;
         o Elect our board of directors to hold office until the next annual meeting of our stockholders and until the election and qualification of their respective successors; and
         o Consider and transact such other business as may properly come before our special meeting or any adjournment or postponement thereof.

         Certain of our stockholders, who hold an aggregate of 1,392,351 shares of our common stock, or 70% of our outstanding common stock, have entered into an agreement and proxy and appointed Munawar H. Hidayatallah, as his or its irrevocable proxy to vote all of his or its shares in favor of the approval and adoption of our Amended and Restated Certificate of Incorporation and the election of the nominees for director named in this proxy statement to our board of directors. Accordingly, the approval and adoption of our Amended and Restated Certificate of Incorporation and the election of the nominees for director named in this proxy statement to our board of directors by our stockholders is expected to occur irrespective of whether, or the manner in which, you vote your shares of our common stock.

         This proxy statement is first being mailed to our stockholders on or about September __, 2001. Please give it your careful attention. Accordingly, whether or not you plan to attend our special meeting, please promptly mark, sign and date the enclosed proxy and return it in the enclosed postage-paid envelope to assure that your shares will be represented at the special meeting.

         Your prompt cooperation is greatly appreciated during this important and exciting time for us.

                                          Sincerely,

                                          Munawar H. Hidayatallah
                                          President, Chief Executive Officer and
                                          Chairman

                           ALLIS-CHALMERS CORPORATION
                              8150 LAWNDALE AVENUE
                              HOUSTON, TEXAS 77012


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER __, 2001

To Allis-Chalmers Stockholders:

         A special meeting of our stockholders will be held on September __, 2001 at 10:00 a.m., local time, at the offices of Swidler Berlin Shereff Friedman, LLP, 405 Lexington Avenue, 12th Floor, New York, New York, for the following purposes:

         o To consider and vote upon a proposal to approve our Amended and Restated Certificate of Incorporation which amends our current certificate of incorporation as follows: (i) increases the number of authorized shares of our capital stock from 2,000,000 to 110,000,000, (ii) deletes certain provisions which are no longer relevant or have been moved into our by-laws and (iii) makes other technical changes.
         o To elect our board of directors until the next annual meeting of our stockholders and until the election and qualification of their respective successors.
         o To consider and transact any other business that may properly come before the special meeting or any adjournment of postponement of the special meeting.

         Our board of directors has fixed the close of business on Friday, August 24, 2001, as the record date for determination of our stockholders entitled to notice of, and to vote at, our special meeting and any adjournment or postponement thereof. Accordingly, only holders of record of shares of our voting common stock at the close of business on such date will be entitled to notice of, and to vote at, our special meeting and any adjournment or postponement thereof.

                                        By Order of the Board of Directors,

                                        Joseph P. Bartlett
                                        Secretary

September __, 2001


   YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE RETURN STAMPED ENVELOPE PROVIDED.

                                 PROXY STATEMENT

                                  -------------

                           ALLIS-CHALMERS CORPORATION
                              8150 LAWNDALE AVENUE
                              HOUSTON, TEXAS 77012

                                  -------------

                         SPECIAL MEETING OF STOCKHOLDERS

                        To be held on September __, 2001

GENERAL INFORMATION

         The enclosed proxy is solicited by and on behalf of our board of directors for use at the special meeting of our stockholders to be held on September __, 2001 at 10:00 a.m., local time, at the offices of Swidler Berlin Shereff Friedman, LLP, 405 Lexington Avenue, 12th Floor, New York, NY and any postponement or adjournment of the special meeting. The matters to be considered and acted upon at the special meeting are described in the foregoing notice of special meeting of stockholders and this document. This proxy statement and the related form of proxy are being mailed on or about September __, 2001 to our stockholders of record on August 24, 2001.

         You may revoke the authority granted by your execution of a proxy at any time before the effective exercise of such proxy by delivering a duly executed proxy bearing a later date or by filing a written revocation with our assistant secretary at our executive offices located at 8150 Lawndale Avenue, Houston, Texas 77012. Presence at our special meeting does not of itself revoke your proxy unless you shall, in writing, so notify our secretary at our special meeting at any time prior to the voting of your proxy.

         All shares of our common stock represented by executed and unrevoked proxies will be voted in accordance with their terms. Proxies submitted without specification will be voted for the approval and adoption of our amended and restated certificate of incorporation and for the election of the nominees for director to our board of directors. Our management is not aware of any other matter to be presented at our special meeting, but if any other matter is properly presented, the persons named in the proxy will vote on any such matters according to their best judgment.

         All costs and expenses of our special meeting and this solicitation, including the cost of preparing and mailing this proxy statement, will be borne by us. In addition to solicitation by use of mails, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies personally or by telephone or other means of communication. Although there is no formal agreement to do so, we also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................................................................................1

   OVERVIEW.................................................................................................................1
   THE COMPANIES............................................................................................................1
      Allis-Chalmers (see page 16)..........................................................................................1
      OilQuip (see page 19).................................................................................................1
   OUR SPECIAL MEETING......................................................................................................1
      Time, Date and Place of Meeting (see page 15).........................................................................2
      Matters to be Considered (see page 15)................................................................................2
      Record Date; Voting Rights; Vote Required (see page 15)...............................................................2
      Voting Agreements; Security Ownership of Management (see page 27 and 38)..............................................2
   THE MERGER...............................................................................................................2
      Effective Time of the Merger..........................................................................................3
      Merger Consideration (see page 29)....................................................................................3
      Obligations following the Consummation of the Merger..................................................................3
      No Appraisal Rights (see page 31).....................................................................................3
      Interests of Certain Persons in the Merger; Certain Relationships and Related Transactions (see pages 26 and 58)......4
      Certain Effects of the Merger.........................................................................................4
      Plans for Our Business After the Merger (see page 27).................................................................4
      Material Federal Income Tax Consequences (see page 27)................................................................4
      Accounting Treatment of the Merger (see page 27)......................................................................4
      Regulatory Approvals (see page 31)....................................................................................4

ALLIS-CHALMERS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA..............................................................5

OILQUIP SELECTED SUMMARY FINANCIAL DATA.....................................................................................6

MOUNTAIN COMPRESSED AIR, INC. SELECTED SUMMARY FINANCIAL DATA...............................................................7

UNAUDITED SUMMARY PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION........................................................8

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK..................................................................10

MARKET PRICE OF AND DIVIDENDS ON ALLIS-CHALMERS COMMON STOCK...............................................................10

RISK FACTORS AND OTHER CONSIDERATIONS......................................................................................11

FORWARD-LOOKING STATEMENTS.................................................................................................14

OUR SPECIAL MEETING........................................................................................................15

      Matters to be Considered.............................................................................................15
      Record Date: Quorum; Voting At The Special Meeting...................................................................15

BUSINESS OF ALLIS-CHALMERS.................................................................................................16

      Machine Repair.......................................................................................................16
      Other Data...........................................................................................................16
   LEGAL PROCEEDINGS.......................................................................................................17
      Reorganization Proceedings Under Chapter 11 of the United States Bankruptcy Code.....................................17
      Environmental Liabilities............................................................................................17

BUSINESS OF OILQUIP........................................................................................................19

      General..............................................................................................................19

      Industry Overview....................................................................................................19
      Competition..........................................................................................................20
      Customers............................................................................................................20
      Suppliers............................................................................................................21
      Employees............................................................................................................21
      Facilities...........................................................................................................21
      Insurance............................................................................................................21
      Federal Regulations and Environmental Matters........................................................................22
      New Accounting Pronouncements........................................................................................22

THE MERGER.................................................................................................................24

      Overview.............................................................................................................24
      Background of the Merger.............................................................................................24
      Reasons for the Merger...............................................................................................24
      Interests of Certain Persons in the Merger...........................................................................26
      Security Ownership of Certain Beneficial Owners and Management Upon Filing of Our Amended and Restated
      Certificate of Incorporation.........................................................................................26
      Voting Agreements....................................................................................................27
      Material Federal Income Tax Consequences.............................................................................27
      Accounting Treatment of the Merger...................................................................................27
      Plans for Our Business After the Merger..............................................................................27

CERTAIN PROVISIONS OF THE MERGER AGREEMENT.................................................................................29

      The Merger...........................................................................................................29
      Merger Consideration.................................................................................................29
      The Surviving Corporation............................................................................................29
      Representations and Warranties.......................................................................................29
      Certain Post-Closing Obligations.....................................................................................31

ESTIMATED FEES AND EXPENSES................................................................................................31

NO DISSENTING STOCKHOLDERS' RIGHTS.........................................................................................31

PROPOSAL 1: APPROVAL OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION..............................................32

      General..............................................................................................................32
      Purpose and Effect of our Amended and Restated Certificate of Incorporation..........................................32
      Shareholder Approval.................................................................................................33
      Recommendation of our Board of Directors.............................................................................33

PROPOSAL 2: ELECTION OF DIRECTORS..........................................................................................34

      Shareholder Approval.................................................................................................35
      Recommendation of our Board of Directors.............................................................................35

INFORMATION RELATING TO OUR BOARD OF DIRECTORS AND ITS COMMITTEES..........................................................36

      Meetings of Our Board of Directors; Committees.......................................................................36
      Executive Committee..................................................................................................36
      Compensation Committee...............................................................................................36
      Audit Committee......................................................................................................36
      Compensation of Directors............................................................................................37
      Section 16(a) Beneficial Ownership Reporting Compliance..............................................................38
   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........................................................38

INFORMATION RELATING TO OUR EXECUTIVE OFFICERS.............................................................................41

      Executive Compensation...............................................................................................42
      Long-Term Stock Incentive Plan.......................................................................................42
      Retirement Plan......................................................................................................42
      Employment, Severance and Other Agreements With Management...........................................................42

ALLIS-CHALMERS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................43

      Overview.............................................................................................................43
      Results of Operations for the Six-Month Periods Ended June 30, 2001 and 2000.........................................46
      Financial Condition and Liquidity at June 30, 2001 and December 31, 2000.............................................47
      Results of Operations for the Quarters Ended March 31, 2001 and 2000.................................................49
      Financial Condition and Liquidity at March 31, 2001 and December 31, 2000............................................50
      Results of Operations for the Years Ended December 31, 2000, 1999 and 1998...........................................51
      Liquidity and Capital Resources at December 31, 2000, 1999 and 1998..................................................51
      Financial Condition..................................................................................................53
      Accounting Changes...................................................................................................53
   OILQUIP'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........................54
      Overview.............................................................................................................54
      Results of Operations for the Quarters Ended March 31, 2001 and 2000.................................................54
      Results of Operations for the Period from February 4, 2000 to December 31, 2000......................................54
      Liquidity and Capital Resources......................................................................................54
   MOUNTAIN AIR'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................56
      Overview.............................................................................................................56
      Results of Operations for the Period from January 1, 2001 to February 6, 2001 and the Quarter Ended March
      31, 2000.............................................................................................................56
      Results of Operations for the Years Ended December 31, 2000, 1999 and 1998...........................................56
      Liquidity and Capital Resources at December 31, 2000, 1999 and 1998..................................................57

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................................................58

INDEPENDENT ACCOUNTANTS....................................................................................................58

STOCKHOLDER PROPOSALS......................................................................................................60

WHERE YOU CAN FIND MORE INFORMATION ABOUT US...............................................................................60

OTHER MATTERS..............................................................................................................61

ANNUAL REPORTS AND FINANCIAL STATEMENTS....................................................................................61

INDEX TO FINANCIAL STATEMENTS.............................................................................................F-1

Annex A:  Agreement and Plan of Merger
Annex B:  Agreement and Proxy
Annex C:  Amended and Restated Certificate of Incorporation

                               SUMMARY TERM SHEET


         This summary term sheet describes the most material terms of the merger transaction and the proposals to be considered by our stockholders at the special meeting and provides references to other pages of this proxy statement for you to obtain further information. You should carefully read this entire proxy statement and the other documents we refer you to for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference important business and financial information about us into this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information About Us" that begins on page 60 of this proxy statement.


                                    OVERVIEW

o On May 9, 2001, we consummated the merger of our wholly-owned subsidiary, Allis-Chalmers Acquisition Corp., with and into OilQuip Rentals, Inc., with OilQuip as the surviving corporation. Please see the section entitled "The Merger" beginning on page 24.
o In exchange for all of the outstanding shares of OilQuip's common stock, the former stockholders of OilQuip received 400,000 shares of our common stock, and the right to receive 9,600,000 shares of our common stock on the date our Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. Please see the section entitled "Certain Provisions of the Merger Agreement" beginning on page 29.
o Our special meeting has been called in order to present our Amended and Restated Certificate of Incorporation to our shareholders for approval. Please see the section entitled "Our Special Meeting" beginning on page 15

                                  THE COMPANIES

Allis-Chalmers (see page 16)
o Allis-Chalmers Corporation, a Delaware corporation, is a holding company for OilQuip Rentals, Inc.
o Our principal executive offices are located at 8150 Lawndale Avenue, Houston, Texas 77012 and our telephone number is (713) 928-6200.

OilQuip (see page 19)
o OilQuip Rentals, Inc., a Delaware corporation, is involved in the oil and natural gas exploration and drilling industry through its wholly-owned subsidiary Mountain Compressed Air, Inc. and in the machine repair business through Mountain Compressed Air's wholly-owned subsidiary Houston Dynamic Service, Inc. Prior to the merger, Houston Dynamic was a wholly-owned subsidiary of Allis-Chalmers.
o The principal executive offices of OilQuip are located at 8150 Lawndale Avenue, Houston, Texas 77012 and OilQuip's telephone number is (713) 928-6200.

                               OUR SPECIAL MEETING

Time, Date and Place of Meeting (see page 15)
         Our special meeting will be held at the offices of Swidler Berlin Shereff Friedman, LLP, 405 Lexington Avenue, 12th Floor, New York, New York, on September __, 2001, starting at 10:00 a.m., local time.

Matters to be Considered (see page 15)
         Our special meeting has been called for our stockholders to:

         o Approve and adopt our Amended and Restated Certificate of Incorporation;
         o Elect our board of directors to hold office until the next annual meeting of our stockholders and until the election and qualification of their respective successors; and
         o Consider and transact such other business as may properly come before our special meeting or any adjournment or postponement thereof.

Record Date; Voting Rights; Vote Required (see page 15)
o Only holders of record on our books at the close of business on the August 24, 2001 record date are entitled to notice of, and to vote at, our special meeting. On the August 24, 2001 record date, there were 1,988,128 shares of our common stock outstanding.
o Our stockholders vote together as a single class on all matters submitted to a vote of stockholders, with each share of common stock outstanding being entitled to one vote.
o At our special meeting, the approval and adoption of our Amended and Restated Certificate of Incorporation will require a majority of the votes represented and entitled to vote on the matter to be voted in favor of this matter. At our special meeting, the election of the directors will the affirmative vote of a majority of our outstanding common stock, and the persons receiving the highest number of votes for each director position will be elected as director. Our stockholders are not entitled to cumulate their votes on any matter to be considered at our special meeting.

Voting Agreements; Security Ownership of Management (see page 27 and 38)
o Certain of our stockholders, who hold an aggregate of 1,392,351 shares of our common stock, or 70% of our outstanding common stock, have entered into an agreement and proxy and appointed Munawar H. Hidayatallah, as his or its irrevocable proxy to vote all of his or its shares in favor of the approval and adoption of our Amended and Restated Certificate of Incorporation and the election of the nominees for director named in this proxy statement to our board of directors. Accordingly, the approval and adoption of our Amended and Restated Certificate of Incorporation and the election of the nominees for director named in this proxy statement to our board of directors by our stockholders is expected to occur irrespective of whether, or the manner in which, our other stockholders vote their shares of our common stock.
o After our Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, our officers and directors as a group will hold an aggregate of 9,407,251 shares of our common stock, or approximately 78.5% of our common stock outstanding.

                                   THE MERGER

         On May 9, 2001, pursuant to the Agreement and Plan of Merger dated May 9, 2001 by and among us, Allis-Chalmers Acquisition Corp. and OilQuip Rentals, Inc., OilQuip merged with and into Allis-Chalmers Acquisition Corp., our wholly-owned subsidiary, with OilQuip as the surviving corporation. In the merger, OilQuip's outstanding common stock was converted into 400,000 shares of our common stock and the right to receive 9,600,000 shares of our common stock upon the filing of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. Pursuant to the terms of the merger agreement:

         o the membership of our board of directors was determined in accordance with the merger agreement.
         o our executive officers were appointed in accordance with the merger agreement.
         o we agreed to use our best efforts to adopt our Amended and Restated Certificate of Incorporation.

         Upon the filing of our Amended and Restated Certificate of Incorporation, former stockholders of OilQuip Rentals shall be entitled to receive an additional 9,600,000 shares of our common stock in accordance with the merger agreement.

Effective Time of the Merger
         On May 9, 2001, Allis-Chalmers Acquisition Corp. merged with and into OilQuip, with OilQuip as the surviving corporation pursuant to the merger agreement. The merger became effective when the certificate of merger was duly filed with the Secretary of State of the State of Delaware, on May 9, 2001.

Merger Consideration (see page 29)
         At the effective time of the merger, the former OilQuip shareholders received 400,000 shares of our common stock and the right to receive 9,600,000 shares of our common stock on the date when our Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

Obligations following the Consummation of the Merger Pursuant to the merger agreement, we are obligated to:

         o use our best efforts to adopt our Amended and Restated Certificate of Incorporation and file it with the Secretary of the State of Delaware;
         o within one year following the merger, commence a rights offering pursuant to which we shall offer our stockholders, other than former OilQuip shareholders, the right to acquire an aggregate of 1,000,000 shares of our common stock at a purchase price not in excess of $2.00 per share (such right to be tolled during periods when the fair market value of our common stock is less than $2.00, or if the fair market value of our common stock does not exceed $2.00 for 18 months, no rights offering will be done);
         o evaluate the feasibility of listing shares of our common stock on an exchange;
         o if shares of our common stock are listed on an exchange, to register shares of our common stock held by former OilQuip shareholders on a Registration Statement on Form S-3; and
         o identify and appoint an independent committee of our board of directors to resolve any claims with respect to the merger and the merger agreement.

No Appraisal Rights (see page 31)
         Our stockholders were not entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL") in connection with the merger.

Interests of Certain Persons in the Merger; Certain Relationships and Related Transactions (see pages 26 and 58)

         You should be aware that certain of our directors had conflicts of interest at the time the merger agreement was negotiated, executed and consummated. These conflicts of interest were disclosed to and discussed by our board of directors prior to its approval of the merger. In addition, subsequent to the merger, options to purchase shares of common stock were granted to one of our directors in connection with services provided by such director to OilQuip.

Certain Effects of the Merger
o Following the filing of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, and the issuance of the shares of our common stock pursuant to the merger agreement, the pre-merger shares will constitute approximately 13.7% of the outstanding shares of our common stock, and the shares of our common stock issuable in the merger to the former OilQuip shareholders will constitute approximately 86.3% of the outstanding shares of our common stock.
o At such time, Mr. Hidayatallah and Colebrooke Investments Limited ("Colebrooke") will collectively own approximately 66.9% of the then outstanding shares of our common stock.
o Voting together, these two shareholders will control all decisions regarding our business that require stockholder approval following the date our Amended and Restated Certificate of Incorporation is filed with the Secretary of the State of Delaware.

Plans for Our Business After the Merger (see page 27)
         We seek to provide our stockholders with above-average returns on their investment through the pursuit of strategic acquisition, investment and technological opportunities that will enhance our long-term value while improving the market shares, offerings and profitability of our existing businesses.

Material Federal Income Tax Consequences (see page 27)
         The merger was tax-free to us and to the former OilQuip shareholders. However, given the ownership change, our substantial net operating loss carryforwards will be limited in the future.

Accounting Treatment of the Merger (see page 27)
         For legal and organizational purposes, we believe that the merger will be treated as a purchase of OilQuip by us. For accounting purposes, the transaction will be presented as a reverse acquisition whereby Oil Quip purchased us.

Regulatory Approvals (see page 31)
         Other than the filing of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, there are no federal or state regulatory requirements that we must comply with, or approvals relating thereto that we must obtain, in connection with the transactions described herein.

         ALLIS-CHALMERS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         Our selected historical consolidated financial data for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and the periods ended June 30, 2001 are derived from and should be read in conjunction with our audited historical consolidated financial statements and the notes thereto included in this document, and "Allis-Chalmers' Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 43.

         Pursuant to our plan of reorganization, in July 1992, we effected a 1-for-15 reverse stock split which decreased our outstanding common stock from 15,164,195 to 1,003,596 shares. Pursuant to the terms of the PBGC Agreement (see "Allis-Chalmers' Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 43), in June 1999 we issued 585,100 shares of our common stock to the PBGC increasing our total shares outstanding to 1,588,128 as of March 31, 1999. Per share amounts in the accompanying financial statements reflect the reverse stock split and issuance of shares of our common stock pursuant to our agreement with the Pension Benefit Guaranty Corporation that is described in "Allis-Chalmers' Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 43.


                                                             Year Ended December 31,                             Six Months Ended
                                                       (in millions, except per share data)                          June 30,

Statement of Operations Data:               1996           1997         1998         1999         2000           2000       2001
                                            ----           ----         ----         ----         ----           ----       ----
Sales                                       $4.1            $4.1          $5.0         $4.4         $4.6          $--       $2.6
Net income (loss)                           (1.7)          (66.5)          0.6         (0.1)        (0.2)        (0.2)      (1.0)

Per Share Data:
Net (loss) income per common share,
basic and diluted                          $(1.72)        $(66.34)        $0.62       $(0.08)      $(0.12)      ($0.43)     $1.77
Weighed average number of common
shares outstanding, basic and diluted   1,003,128       1,003,128     1,003,128    1,588,128    1,588,128       400,000    589,435

                               BALANCE SHEET DATA

                                                                 Year Ended December 31,                             June 30,
                                            1996           1997           1998           1999           2000           2001
                                            ----           ----           ----           ----           ----           ----
                                                          (in millions, except per share data)
Total assets                                 $3.4          $2.7            $2.6           $2.5           $2.1          $15.4
Long-term debt classified as:
  Current                                     0.1           0.1             0.1            0.1            0.2            1.1
  Long Term                                   0.3           0.2             0.2            0.2            0.3            7.4
Stockholders' deficit                       (13.6)        (68.0)          (67.4)         (66.5)         (66.7)           4.8

Book value per share                      $(13.56)      $(67.79)        $(67.19)       $(41.84)       $(41.96)         $2.41

                     OILQUIP SELECTED SUMMARY FINANCIAL DATA

         OilQuip was formed in February 2000 for the purpose of acquiring businesses in the oil and natural gas exploration and drilling industry. In 2000, OilQuip investigated potential acquisitions and conducted no active business. The following selected financial data of OilQuip should be read in conjunction with OilQuip's audited financial statements and the notes thereto included in this document, and "OilQuip's Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 54.


         The equity and per share data has been presented so as to give effect to the recapitalization of the Company, which occurred in the reverse acquisition of Allis-Chalmers on May 9, 2001. Under the recapitalization, the original number of shares outstanding of the formerly private company are considered to have been exchanged for the 400,000 shares of Allis-Chalmers that were issued on the date of the reverse acquisition to the owners of OilQuip Rentals, Inc. As a result, the 400,000 shares are presented in place of the originally issued shares of the private company. In addition, pro forma per share data is presented that includes an additional 9,600,000 shares of Allis-Chalmers that will be issued in the future after shareholder approval of the increase in the maximum authorized number of shares of Allis-Chalmers.

                          Year Ended December 31, 2000
                 (in millions, except share and per share data)

Statement of Operations Data:
Revenue                                                             $0.0
Net income (loss)                                                  $(0.6)

Per Share Data:
Net income (loss) per common share, basic and
diluted                                                           $(1.57)
                                                                 =======
Weighted average number of common shares
outstanding, basic and diluted                                   400,000
                                                                 =======
Pro forma net income (loss) per common share,
basic and diluted.                                                $(0.06)
                                                                 =======
Pro forma weighed average number of common
shares outstanding, basic and diluted                         10,000,000
                                                              ==========

                               BALANCE SHEET DATA

                          Year Ended December 31, 2000
                      (in millions, except per share data)

Total assets                                                  $2.4
Long-term debt classified as:
  Current                                                      0.1
  Long Term                                                    0.0
Stockholders' equity                                           2.3

Book value per share                                         $5.87

          MOUNTAIN COMPRESSED AIR, INC. SELECTED SUMMARY FINANCIAL DATA

         On January 29, 2001 OilQuip formed a subsidiary, Mountain Compressed Air, Inc. ("MCA"), which acquired the operations of Mountain Air Drilling Service Co., Inc. ("Mountain Air"). The table below sets forth Mountain Air's financial data for the years ended December 31, 1996, 1997, 1998, 1999 and 2000. The summary financial data provided below is derived from and should be read in conjunction with Mountain Air's audited consolidated financial statements and notes thereto included with this document and "Mountain Air Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 56.


         The equity and per share data has been presented so as to give effect to the recapitalization of the Company, which occurred in the reverse acquisition of Allis-Chalmers on May 9, 2001. Under the recapitalization, the original number of shares outstanding of the formerly private company are considered to have been exchanged for the 400,000 shares of Allis-Chalmers that were issued on the date of the reverse acquisition to the owners of OilQuip Rentals, Inc. As a result, the 400,000 shares are presented in place of the originally issued shares of the private company. In addition, pro forma per share data is presented that includes an additional 9,600,000 shares of Allis-Chalmers that will be issued in the future after shareholder approval of the increase in the maximum authorized number of shares of Allis-Chalmers.

                                                                       Year Ended December 31,
                                                  1996           1997            1998           1999           2000
                                                  ----           ----            ----           ----           ----
                                                            (in millions, except share and per share data)
Statement of Operation Data:
Revenues                                           $4.2          $5.9           $6.8            $6.4           $5.7
Net income (loss)                                  (0.1)          2.8            2.5             2.0            2.4

Per Share Data:

Net income (loss) per common share, basic
and diluted                                      $(0.27)        $7.02          $6.20           $5.09          $6.03
Weighted average number of common shares
outstanding, basic and diluted                   400,000        400,000       400,000         400,000        400,000

Pro forma net income (loss) per common
share, basic and diluted                         $(0.01)        $0.28          $0.25           $0.20          $0.24
Pro forma weighted average number of common
shares outstanding, basic and diluted         10,000,000   10,000,000     10,000,000      10,000,000     10,000,000


                               BALANCE SHEET DATA

                                                                  Year Ended December 31,
                                           1996             1997             1998            1999            2000
                                           ----             ----             ----            ----            ----
                                                            (in millions, except per share data)
Total assets                               $2.1             $2.2             $2.6            $2.7            $2.7
Long-term debt classified as:
  Current                                   0.0             0.0               0.0             0.0             0.0
  Long Term                                 0.0             0.0               0.0             0.0             0.0
Stockholders' equity                        0.8             1.9               2.1             2.3             2.4
Book value per share                      $1.97           $4.74             $5.31           $5.71           $6.03

                           UNAUDITED SUMMARY PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

         Our summary unaudited pro forma combined condensed financial information has been derived from the unaudited pro forma combined condensed financial statements included elsewhere in this proxy statement. This data is not necessarily indicative of the combined results of operations or financial position that would have occurred if the merger had occurred at the beginning of each period presented or on the dates indicated, nor is it necessarily indicative of our future operating results or financial position. The data set forth below should be read in conjunction with our audited financial statements (and unaudited interim financial statements), including the notes thereto, which are included elsewhere in this proxy statement.

         The following summary pro forma consolidated statement of operations data present the historical financial information of Allis-Chalmers, as adjusted for the merger with OilQuip, pursuant to the merger agreement. OilQuip was formed in February 2000 to fund and acquire targets to operate as subsidiaries. In February 2001, OilQuip, through its subsidiary MCA, acquired the assets of Mountain Air, and OilQuip is currently a holding company for MCA. Allis-Chalmers later contributed its wholly-owned subsidiary Houston Dynamic Service, Inc. ("HDS") to MCA. In the future, the operations of MCA and HDS will comprise the continuing operations of Allis-Chalmers.

         The following summary pro forma consolidated statement of operations for the year ended December 31, 2000 combines the historical financial information of Allis-Chalmers for the year ended December 31, 2000 with the historical financial information of Mountain Air and the historical financial information of OilQuip for the period from its inception in February 2000 through December 31, 2000, as if the acquisition had occurred at the beginning of 2000.

         The following summary pro forma consolidated statement of operations has been prepared by management, based on the historical financial statements of Allis-Chalmers, OilQuip and Mountain Air. This summary may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may occur in the future.

                           UNAUDITED SUMMARY PRO FORMA
                    CONSOLIDATED STATEMENT OF OPERATIONS DATA
                          YEAR ENDED DECEMBER 31, 2000

                                                                 In Thousands
                                                              Except Share and
                                                                 Per Share Data

 Revenue                                                         $     10,244

 Operating profit                                                         216

 Profit (loss) before income taxes                                       (642)

 Net profit (loss)                                                       (675)

 Net profit (loss) attributable to common stockholders                   (675)

 Basic and diluted (loss) per share                                     (0.06)

 Weighted average shares outstanding:
       Basic and diluted                                         $ 11,588,128

            QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

None.

          MARKET PRICE OF AND DIVIDENDS ON ALLIS-CHALMERS COMMON STOCK

         Market Information. There is no established public trading market for the common stock. It is not certain when or if trading in the common stock will commence or on which registered stock exchange or quotation system, if any, the common stock may eventually be listed or quoted. At the present time, Allis-Chalmers does not intend to file a listing application to any registered national stock exchange or Nasdaq for trading or quotation of the common stock.


         The following table sets forth, for the periods indicated, the high and low bid information for the common stock, as determined from sporadic quotations on the Over-the -Counter Bulletin Board, as well as the total number of shares of common stock traded during the periods indicated:

CALENDAR QUARTER                                   HIGH        LOW        VOLUME
----------------                                   ----        ---        ------
1999
   First Quarter...............................    $5.00      $2.00       10,500
   Second Quarter..............................     4.88       1.06       10,500
   Third Quarter...............................     4.00       2.00        1,300
   Fourth Quarter..............................     7.50       2.25        6,700
2000
   First Quarter...............................     3.63       1.50        3,500
   Second Quarter..............................     4.13       2.00       25,200
   Third Quarter...............................     3.50       2.06       15,300
   Fourth Quarter..............................     3.25       1.44        9,700
2001
   First Quarter...............................     1.75       1.44       12,100
   Second Quarter..............................     2.50       1.30       18,600
   Third Quarter (through September 17, 2001)       1.85       1.07        6,200


         Holders. As of August 24, 2001, there were approximately 6,875 holders of our common stock. For information regarding the effect of the transaction described in this proxy statement on the amount and percentage of present holdings of the common stock of Allis-Chalmers owned beneficially by our management and 5% beneficial owners, please refer to the section entitled "Information Relating to Our Board of Directors and Its Committees--Security Ownership of Certain Beneficial Owners and Management" beginning on page 38.

         Dividends. No dividends were declared or paid during 1999 or 2000, and no dividends have been declared or paid during 2001. No dividends are anticipated to be declared or paid in the foreseeable future.

                      RISK FACTORS AND OTHER CONSIDERATIONS

         In addition to the other information contained in this proxy statement, you should consider the following factors carefully.

Your equity interest will be diluted.

         Prior to the merger, we had 1,588,128 shares of common stock outstanding. As of the August 24, 2001 record date, there were 1,988,128 shares of our common stock outstanding. Upon the filing of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, there will be 11,588,128 shares of our common stock outstanding. As a result, each share of our common stock that you hold will represent a substantially smaller percentage ownership interest in us than you currently hold. Upon the filing of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the pre-merger shares will constitute approximately 13.7% of the then outstanding shares of our common stock.

Low prices for oil and natural gas may adversely affect the demand for our services and products.

         The natural gas exploration and drilling business is highly cyclical. Exploration and drilling activity declines as marginally profitable projects become uneconomic and either are delayed or eliminated. A decline in the number of North American oil rigs would adversely affect our business. Accordingly, when oil and natural gas prices are relatively low, our revenues and income will suffer. The oil and gas industry is extremely volatile and subject to change based on political and economic factors outside our control.

If our revenues do not increase substantially, we may never become profitable.

         Historically, we have not generated enough revenues to obtain positive cash flows and to grow our business. We hope to increase revenues. However, we may not achieve increased revenues, or they may be delayed. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

We may not be able to successfully integrate the business of Mountain Air.

         Our management has begun to integrate the business of HDS and MCA. The integration of the businesses will be complex and time consuming and may disrupt our future business. We may encounter substantial difficulties, costs and delays involved in integrating common information and communication systems, operating procedures, financial controls and human resources practices, including:

         o        potential incompatibility of business cultures;

         o        uncertainties in realizing the synergies of the merger;

         o        the loss of key employees;

         o        obsolescence of our technologies; and

         o the diversion of the attention of management from other business concerns.

         If the integration of the businesses goes poorly and disrupts our business, our future financial performance may not be as strong as we anticipated when we agreed to the merger.

Two shareholders effectively control us.


         Immediately after the filing of our Amended and Restated Certificate of Incorporation, Mr. Hidayatallah and Colebrooke will own approximately 66.9% of the then outstanding shares of our common stock. Voting together, Mr. Hidayatallah and Colebrooke will have the power to control the outcome of substantially all matters requiring stockholder approval, including the election of our directors. Certain corporate actions will be impossible without the support of at least one of these two shareholders. In addition, the concentration of ownership could have the effect of delaying or preventing a change in control of the Company.

         No natural person controls Colebrooke, and no OilQuip shareholder or current executive officer or director of the Company, including Mr. Hidayatallah, has a financial interest in Colebrooke. The owner of all of Colebrooke's shares is Jupiter Trust, a Guernsey trust. The corporate trustee of Jupiter Trust is the Ansbacher Trust Company ("Ansbacher"), a Guernsey trust in which action is taken upon majority vote of such trust's three directors, Messrs. Robert Bannister and Phillip Retz and Ms. Rachel Whatley. Such directors have absolute discretion to take action and make investment decisions on behalf of Ansbacher and can be deemed to control Ansbacher, which has sole voting and dispository power over the shares of Colebrooke, subject to the agreement and proxy which provides Mr. Hidayatallah with certain voting power with respect to the charter amendments to be approved at the meeting of shareholders. There are no individuals directors of Colebrooke; the corporate director for Colebrooke is Plaiderie Corporate Directors One Limited, a Guernsey Company ("Plaiderie"). Plaiderie is wholly-owned by Ansbacher Guernsey Limited ("Ansbacher Limited"), a controlled registered bank in Guernsey. The ultimate parent of Ansbacher Limited is First Rand Limited ("First Rand"), a publicly-owned company listed on the Johannesburg Stock Exchange. First Rand can be deemed to control Plaiderie.


Our success is dependent upon our ability to successfully acquire and integrate additional businesses.

         Part of our growth strategy is to acquire companies operating in the natural gas exploration and production industry. However, there can be no assurance that we will be successful in acquiring any additional companies. Our successful acquisition of new companies will depend on various factors, including our ability to obtain financing, the competitive environment for acquisitions, our ability to integrate and improve the operations and other aspects of the acquired companies, and our ability to retain and attract customers. There can be no assurance that we will be able to acquire and successfully operate any particular business, that we will be able to expand into areas which we have targeted or that our expansion will not adversely affect our business. The various risks associated with our acquisition of businesses and uncertainties regarding the profitability of such operations could have a material adverse effect on our financial condition and results of operations.

Failure to obtain additional financing could cause our business to suffer.

         Expansion of our operations through the acquisition of additional companies will require substantial amounts of capital. The availability of financing may affect our ability to expand. We may seek additional borrowings, and may seek to issue debt or equity securities to finance our expansion.

There can be no assurance that funds for such expansion, whether from equity or debt financings or other sources, will be available or, if available, will be on terms satisfactory to us. We may also enter into strategic partnerships for the purpose of developing new businesses. Our future growth may be limited if we are unable to complete acquisitions or strategic partnerships.

Competition from companies with greater financial, technological and operating resources could cause our business to suffer.

         The natural gas equipment rental and service industry is highly competitive. Despite recent consolidation activities, the industry remains highly fragmented. Some of our competitors are significantly larger and have greater financial, technological and operating resources than we do. In addition, a number of individual and regional operators compete with us throughout our existing and targeted markets. These competitors compete with us both for customers and for acquisitions of other businesses. This competition may cause our business to suffer.

Our customers' credit risks could cause our business to suffer.

         The majority of our customers are engaged in the energy industry. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables.

We are vulnerable to personal injury and property damage.

         Our services are used for the exploration and production of natural gas. These operations are subject to inherent hazards that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Litigation arising from an accident at a location where our products or services are used or provided may result in our being named as a defendant in lawsuits asserting potentially large claims. We maintain customary insurance to protect our business against these potential losses. However, it is possible that we could become subject to material uninsured liabilities.

Government regulations could cause our business to suffer.

         We are also subject to various federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Although we are not aware of any proposed material changes in any such statutes, rules or regulations, any changes could cause our business to suffer.

Labor costs or the unavailability of skilled workers could cause our business to suffer.

         We are dependent upon the available labor pool of skilled employees. We are also subject to the Fair Labor Standards Act, which governs such matters as a minimum wage, overtime and other working conditions. A shortage in the labor pool or other general inflationary pressures or changes in applicable laws and regulations could require us to enhance our wage and benefits packages. There can be no assurance that our labor costs will not increase. Any increase in our operating costs could cause our business to suffer.

We may be subject to certain environmental liabilities.

         Since the consummation of the Plan of Reorganization on December 2, 1988, a number of parties, including the Environmental Protection Agency (the "EPA"), have asserted that we are responsible for the cleanup of hazardous waste sites. These assertions have been made only with respect to our pre-bankruptcy activities. While we believe such claims are barred by the terms of the Plan of Reorganization, if we do not prevail with respect to these claims, we may become subject to material environmental liabilities. Please see the section entitled "Business of Allis-Chalmers - Environmental Liabilities" on page 17 for a more detailed discussion of the foregoing.


                           FORWARD-LOOKING STATEMENTS

         This proxy statement, including information included or incorporated by reference in this proxy statement, contains forward-looking statements relating to our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. These statements include, without limitation, statements preceded by, following by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. Forward-looking statements are speculative, uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those considerations in "Risk Factors And Other Considerations" on page 11. From time to time we update the various factors that are considered by us in making our forward-looking statements and the assumptions used by us in those statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this proxy statement to conform such statements to actual results.

                               OUR SPECIAL MEETING

         WE ARE FURNISHING THIS PROXY STATEMENT TO OUR STOCKHOLDERS IN CONNECTION WITH THE SOLICITATION OF PROXIES BY OUR BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING TO BE HELD ON SEPTEMBER __, 2001, AT THE OFFICES OF SWIDLER BERLIN SHEREFF FRIEDMAN, LLP, 405 LEXINGTON AVENUE, 12TH FLOOR, NEW YORK, NEW YORK, COMMENCING AT 10:00 A.M., LOCAL TIME, AND AT ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

Matters to be Considered

         We are holding the special meeting for the following purposes:

         o Approve and adopt our Amended and Restated Certificate of Incorporation;
         o Elect our board of directors to hold office until the next annual meeting of our stockholders and until the election and qualification of their respective successors; and
         o Consider and transact such other business as may properly come before our special meeting or any adjournment or postponement thereof.

  OUR BOARD OF DIRECTORS HAS APPROVED OUR AMENDED AND RESTATED CERTIFICATE OF
                  INCORPORATION AND OUR NOMINEES FOR DIRECTOR

Record Date: Quorum; Voting At The Special Meeting

         The presence at our special meeting, in person or by proxy, of the holders of a majority of the total number of votes entitled to be cast on the matter at our special meeting will constitute a quorum for the transaction of business by such holders. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will have no effect on the outcome of the approval and adoption of the election of directors but will have the effect of votes against the approval and adoption of our Amended and Restated Certificate of Incorporation.

         Only holders of record on our books at the close of business on the August 24, 2001 record date are entitled to notice of, and to vote at, our special meeting. On the August 24, 2001 record date, there were 1,988,128 shares of our common stock outstanding.

         Our stockholders vote together as a single class on all matters submitted to a vote of stockholders, with each share of common stock outstanding being entitled to one vote. At our special meeting, the approval and adoption of our Amended and Restated Certificate of Incorporation will require a majority of the votes represented and entitled to vote on the matter to be voted in favor of this matter. At our special meeting, the election of the directors will the affirmative vote of a majority of our outstanding common stock, and the persons receiving the highest number of votes for each director position will be elected as director. Our stockholders are not entitled to cumulate their votes on any matter to be considered at our special meeting.

                           BUSINESS OF ALLIS-CHALMERS

         Our principal business activities prior to the merger were as follows:

Machine Repair

         HDS, now a subsidiary of MCA, services and repairs various types of mechanical equipment, including compressors (centrifugal, rotary, axial and reciprocating), pumps, turbines, engines, heat exchangers, centrifuges, rollers, gears, valves, blowers, kilns, crushers and mills. Services provided include emergency repair, disassembly, inspection, repair testing, parts duplication, machining, balancing, metalizing, milling, grinding, boring, welding, modification, reassembly, field machining, maintenance, alignment, field service, installation, startup and training.

         HDS serves various industrial customers, including those in the petrochemical, chemical, refinery, utility, waste and waste treatment, minerals processing, power generation, pulp and paper and irrigation industries.

         Sales of the machine repair business operated by HDS were $4,552,000 in 2000, $4,370,000 in 1999 and $5,021,000 in 1998.

         HDS employed 37 people on December 31, 2000. It operates out of a facility in Houston, Texas which was purchased by HDS in 1990. The facility includes a repair shop and office space.

Other Data

         Competition in our machine repair business consists of nine major original equipment manufacturers ("OEM") and numerous smaller independent competitors. Many of these competitors have special strengths in certain product areas because of customer preferences for OEM suppliers or because specialized patented technologies are offered. The principal methods of competition are price, quality, delivery, customer service and warranty.

         The principal raw materials and purchased components used in the machine repair business are alloy and stainless steels, castings and forgings, aluminum, copper, gears and other basic materials. Alternative sources of supply exist or could be developed for all of these raw materials and components. This business is highly labor intensive.

         Some of our products, processes and systems are covered by patents owned by or licensed to us. No particular product, process or system is dependent on a singly fundamental patent, the loss of which would jeopardize our business. We license the use of a number of trademarks, from which we receive income.

         During the past three years, Entergy and Amoco Chemical were the only customers who accounted for 10% or more of our total sales during any one year. Entergy generated 25% of our fiscal 2000 sales and Amoco Chemical generated 14% of our fiscal 2000 sales. Entergy generated 13% of our fiscal 1999 sales and Amoco Chemical generated 24% of our fiscal 1998 sales.

         Expenditures relating to compliance with federal, state and local environmental protection laws are not expected to have a material effect on our capital expenditures, results of operations, financial condition or competitive position. We are not aware of any present statutory requirements concerning environmental quality that would necessitate capital outlays which would materially affect us.

         We had 41, 37 and 47 employees at December 31, 2000, 1999, and 1998, respectively.

         For more detailed information, you should read in their entirety our audited historical consolidated financial statements and the notes thereto included in this document, and "Allis-Chalmers' Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 43.

         We have no foreign operations or significant export sales.

                                LEGAL PROCEEDINGS

Reorganization Proceedings Under Chapter 11 of the United States Bankruptcy
Code.

         On June 29, 1987, we and 17 of our domestic subsidiaries filed separate voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. The Plan of Reorganization was confirmed by the Bankruptcy Court on October 31, 1988 after acceptance by our creditors and stockholders, and our plan of reorganization was consummated on December 2, 1988.

         At confirmation of our plan of reorganization, the United States Bankruptcy Court approved the establishment of the A-C Reorganization Trust as the primary vehicle for distributions and the administration of claims under our plan of reorganization, two trust funds to service health care and life insurance programs for retired employees and a trust fund to process and liquidate future product liability claims. Cash of approximately $400 million and other assets with a net book value of $38 million were distributed to our creditors or transferred to the trusts, and the trusts assumed responsibility for substantially all remaining cash distributions to be made to holders of claims and interests pursuant to our plan of reorganization. We were thereby discharged of all debts that arose before confirmation of our plan of reorganization, and all of our capital stock was canceled and made eligible for exchange for shares of the reorganized company.

         We do not administer any of the aforementioned trusts and retain no responsibility for the assets transferred to or distributions to be made by such trusts pursuant to our plan of reorganization.

Environmental Liabilities

         As part of the Plan of Reorganization, we made a cash payment of $4.5 million to the EPA in settlement of the EPA's claims for cleanup costs at all sites where we were alleged to have disposed of hazardous waste. The EPA settlement included both past and future cleanup costs at these sites and released us of liability for claims of contribution or indemnity which may be asserted by other potentially responsible parties against us in connection with these specific sites.

         In addition to the EPA settlement, we negotiated settlements of various environmental claims which had been asserted by certain state environmental protection agencies. These settlements, totaling approximately $200,000, were approved by the Bankruptcy Court.

         Since consummation of the Plan of Reorganization on December 2, 1988, a number of parties, including the EPA, have asserted that we are responsible for the cleanup of hazardous waste sites. These assertions have been made only with respect to our pre-bankruptcy activities. A bankruptcy discharge defense has been asserted by us in each instance. No claims have been asserted against us involving our post-bankruptcy operations. In connection with the merger, the A-C Reorganization Trust confirmed its responsibility with respect to administering pre-bankruptcy environmental matters and, as a result, we do not believe that any of the EPA assertions will adversely affect us.

         Although the law in this area is still somewhat unsettled, three Federal Courts of Appeal have held that a debtor can be discharged of environment cleanup liabilities related to its pre-bankruptcy activities. We therefore believe as a result of these precedents that we will prevail in our position that our liability to the EPA and third parties for pre-bankruptcy environment cleanup costs has been fully discharged. However, there can be no assurance that we will not be subject to environmental claims relating to our current or discontinued business and that such claims will not adversely affect us.

         The EPA and certain state agencies also continue to request information in connection with various waste disposal sites in which products manufactured by us before consummation of the Plan of Reorganization were ultimately disposed of by other parties. Although we have been discharged of liabilities with respect to hazardous waste sites, we are under a continuing obligation to provide information with respect to our products to federal and state agencies. The A-C Reorganization Trust, under its mandate to provide Plan of Reorganization implementation services to us, has responded to these informational requests because pre-bankruptcy activities are involved.

                               BUSINESS OF OILQUIP

General

         The business of OilQuip is conducted through its subsidiary, MCA. MCA is a leading natural gas exploration and drilling rental company providing equipment and trained personnel in the southwestern United States, and is the successor to Mountain Air, whose assets MCA acquired in February 2001. MCA primarily provides compressed air equipment and trained operators to companies drilling for natural gas. MCA believes that it has a 50% to 60% share of the market for compressed air services in the San Juan basin of New Mexico

         MCA's products and services are almost exclusively geared towards air drilling. Air drilling is a method of rotary drilling that uses compressed air, mist or foam as the circulation medium, rather than mud, and is used primarily in formations containing small amounts of water. As the bit drills, the compressors provide air to move the cuttings away from the bit's teeth and lift them to the surface for disposal. Air, unlike mud, exerts very low pressure on the bottom of the hole. As a result, the drilling rate can be dramatically increased. Air drilling equipment is also favored in natural gas exploration and production in many areas where formations are stable enough to allow drilling with air or where lost circulation conditions do not allow the use of drilling fluids as a method of removing drilled cuttings from the well bore.

         With over 30 years of drilling experience, MCA's specialists have developed extensive knowledge of down-hole conditions and have developed highly specialized mists and foams, which provide more efficient and safer air drilling. MCA has been a pioneer in developing highly technical equipment, procedures and processes to increase rate of penetration, bit life, and to successfully drill "lost circulation" zones. MCA is recognized as the industry expert for horizontal applications and under-balanced drilling. Due to the technical nature of the equipment, a highly trained staff of field service personnel, parts inventory and a diversified fleet of natural gas compressors are often necessary to perform such functions in the most economic and safe manner. MCA has a fleet of 35 identical Gardner-Denver two-stage reciprocating compressors, powered by Caterpillar diesel engines. MCA uses a piston type air compressor, which results in low fuel consumption and reliable performance. We believe MCA is the leader in its market due to its successful 25 year operating history of providing equipment and services for natural gas production in the San Juan basin and Rocky Mountain regions of the United States.

         Product technology is an increasingly important aspect of MCA's products and services. Improving technology helps MCA provide customers with more efficient, higher margin and cost-effective tools to find and produce natural gas. MCA believes that its new products and services will reduce customers' drilling and production costs through more efficient and accurate air drilling techniques. MCA maintains its own repair and maintenance facilities and replacement parts inventory.

Industry Overview

         The most critical factor in assessing the outlook for the oil equipment and services industry is worldwide supply and demand for natural gas. The natural gas equipment and service industry is cyclical in nature, and depends upon demand for natural gas. Its peaks and valleys are further apart than those of many other cyclical industries. This is primarily a result of the industry being driven by commodity demand and corresponding price increases. As demand increases, producers raise their prices. The price escalation enables oil producers to increase their capital expenditures. The increased capital expenditures ultimately result in stronger revenues and profits for service and equipment companies such as MCA.

         Natural gas prices have surged in 2001. Analysts project that natural gas prices will be maintained in the near term as a result of the inability of current supply to meet increased demand. Demand is expected to continue to increase due to economic expansion, record-high electricity demand, and the addition of predominantly gas-fired new electric generating capacity. MCA's management believes that the current cycle will continue at least through 2003.

         Gas producers tend to focus on their core competencies of identifying gas reserves, which has resulted in the extensive outsourcing of drilling and service functions. The use of service companies allows gas companies to avoid the capital and maintenance costs of the equipment in what is already a capital intensive industry.

         As drilling becomes increasingly more technical and costly, exploration and production companies are increasingly demanding higher quality equipment and service from equipment and service providers. Companies that can meet customer's demands will continue to earn new and repeat business, and major gas companies are currently consolidating their supplier base to streamline their purchasing operations and generate economies of scale by purchasing from just a few suppliers. Producers are favoring larger suppliers that provide a comprehensive list of products and services. Since many businesses in the highly fragmented oilfield industry lack sufficient size (most businesses generate annual revenues less than $15 million), lack depth of management (most businesses are family-owned and managed) and have unsophisticated production techniques and control capabilities, MCA believes that it offers customers crucial advantages over its competitors.

Competition

         MCA experiences significant competition in all areas of its business. In general, the markets in which MCA competes are not dominated by a single company or a small number of companies. Rather, a large number of companies offer services that overlap and are competitive with MCA's services and products. MCA's management believes that the principal competitive factors in its business are technical capabilities, management experiences, past performance and price. While MCA has considerable experience, there are many other companies that have comparable skills. Many of MCA's competitors are larger and have greater financial resources than MCA.

Customers

         MCA services customers in the New Mexico, Colorado, the Gulf of Mexico, Utah, Wyoming, Texas, Louisiana, California and Nevada. MCA has relied on existing relationships and owners/operators' personal contacts to generate sales and has not implemented a formalized sales and marketing effort. MCA has no dedicated sales and marketing personnel because it has historically operated at or near capacity. Further, MCA's management believes that no one employee is key to the company's relationship with key customers. However, MCA is reliant on one customer for more than 50% of its revenues, and a loss of this customer would cause its business to suffer. Through our overall acquisition strategy, we are seeking to reduce customer concentration.

Suppliers

         MCA purchases its equipment from a number of suppliers and at auctions on an opportunistic, price/value basis. The equipment provided by these suppliers is customized and often times overhauled by MCA in order to improve performance. As a result of purchasing the majority of its equipment at auction, MCA is not significantly dependent upon any one supplier.

Employees

         MCA's operations are managed by Ron and Linda Huskey who serve as the Chief Operating Officer and Chief Financial Officer, respectively, of MCA, and who were the owners of MCA's predecessor, Mountain Air. Each has more than 40 years' experience in the compressed air services industry. MCA has entered into employment agreements with Ron and Linda Huskey which provide for annual salary of $100,000 and $64,000, respectively, and have a term of 3 years. In addition, MCA has approximately 45 employees, with extensive experience in the compressed air drilling industry.

         MCA maintains good relations with its non-union workforce and actively trains employees across various functions. MCA's management believes that the cross-functional training is crucial in maintaining a motivated workforce and maximizing efficiency. Employees showing a higher level of skill are trained on the more technically complex equipment and given greater responsibility. All employees are responsible for on-going quality assurance. MCA's management believes that its internal development of employees solidifies its relationship with its direct labor force.

Facilities

         MCA operates from two leased facilities located in the Rocky Mountain region of the United States. The following table provides a brief overview of MCA's facilities.


==================================================================================================================
                              OilQuip Rentals, Inc.
Facilities
------------------------------------------------------------------------------------------------------------------

FACILITY                        LOCATION                    SQUARE FEET   OWN/LEASE/JV(1)   FUNCTION
-----------------------------   -------------------------   -----------   ---------------   ---------------------
Mountain Air - Headquarters     Grand Junction, Colorado      11,100           Lease        HQ, Warehouse, Repair
Mountain Air - San Juan Basin   Farmington, New Mexico          N/A            Lease        Storage Yard

==================================================================================================================

Insurance

         MCA currently carries a variety of insurance for its operations. MCA is partially self-insured for certain claims in amounts that we believe to be customary and reasonable.

         Although MCA believes that it currently maintains insurance coverage that is adequate for the risks involved, there is always a risk that its insurance may not be sufficient to cover any particular loss or that insurance may not cover all losses. For example, it is possible that an adverse claim could arise that is in excess of our coverage. Finally, insurance rates have in the past been subject to wide fluctuation, and changes in coverage could result in increases in our cost or higher deductibles and retentions.

Federal Regulations and Environmental Matters

         MCA's operations are subject to federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on MCA, it is always possible that an environmental claim could arise that could cause its business to suffer.

New Accounting Pronouncements

         In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

         SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

         The Company's previous business combinations were accounted for using the purchase method. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

         In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The adoption of this bulletin did not have a material impact on MCA's financial position or results of operations. In conjunction with the adoption of SAB No. 101, MCA adopted Emerging Issues Task Force ("EITF") 00-10 Accounting for Shipping and Handling Fees and Costs. The adoption of this authoritative guidance did not have a material impact on MCA's financial position or results of operations.

         In June 1998, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes new accounting and reporting standards requiring that all derivative instruments, including derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability, depending on the rights or obligations under the contracts, at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. For a qualifying cash flow hedge, the changes in fair value of the derivative instrument are initially recognized in other comprehensive income and then are reclassified into earnings in the period that the hedged transaction affects earnings. For a qualifying fair value hedge, the changes in fair value of the derivative instrument are offset against the corresponding changes for the hedged item through earnings. Such accounting for qualifying hedges allows a derivative's gains and losses to offset related results of the hedged item in the income statement and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, was issued in June 2000 and amends certain provisions of SFAS No. 133. These statements are effective for all fiscal years beginning after June 15, 2000. The adoption of the new standards did not have a material effect on our business.

                                   THE MERGER

Overview

         For a description of the principal terms of the merger and the merger agreement see "Certain Provisions of the Merger Agreement." A copy of the merger agreement is attached to the document as Annex A.

Background of the Merger

         The terms of the merger agreement were the result of negotiations between our representatives and representatives of OilQuip. The following is a brief discussion of the events that led to the negotiation and execution of the merger agreement.

         Our board considered a number of potential acquisitions over a period of more than twelve years, since the date most of our assets were liquidated pursuant to the Plan of Reorganization. Despite these efforts, we had been unable to consummate a transaction which our board of directors felt would obtain the maximum benefit for shareholders. A key component in the recent determination of our board of directors in seeking an acquisition was the release of Allis-Chalmers from its liability to the PBGC of approximately $67 million.

         In the third quarter of 2000, Mr. Hidayatallah, the chief executive officer of OilQuip, approached our board of directors about the possibility of a merger. Mr. Hidayatallah was acquainted with at least two of the members of our board of directors, Messrs. Nederlander and Toboroff (see "The Merger - Interests of Certain Persons in the Merger" on page 26), and our board of directors was informed of these relationships and authorized negotiations to commence. During the fourth quarter of 2000, Mr. Hidayatallah and our executive officers negotiated the financial terms of a merger which would satisfy the PBGC criteria for releasing Allis-Chalmers from its liability to the PBGC and would provide value to our shareholders. The number of shares to be issued to OilQuip shareholders was determined after reviewing the relative earnings and net worths of Allis-Chalmers and OilQuip, the potential for growth of each company and the trading value of the Allis-Chalmers shares. Our board of directors believed that OilQuip (including the assets of Mountain Air, the acquisition of which assets was pending during the negotiations and was a condition to the merger) had significantly greater revenues, profitability and prospects than Allis-Chalmers. In fact, we estimated that, without the merger, we only had sufficient cash flow and access to capital to maintain our operations until mid-to-late 2001. As a result, a non-binding letter of intent with respect to the merger was executed on January 17, 2001, and our board of directors unanimously approved and ratified the letter of intent on January 23, 2001. On February 12, 2001, we entered into a confidentiality agreement with OilQuip. From February 2001 through April 2001, the parties conducted due diligence investigations of the other parties and negotiated the terms of the merger agreement.

Reasons for the Merger

         On April 23, 2001, our board of directors held a meeting to review the terms and conditions of the merger and the merger agreement. After a discussion of the terms of the transaction, a review of the financial statements of OilQuip, a report on the business of Allis-Chalmers and disclosure of potential conflicts of Messrs. Nederlander and Toboroff, those members of our board of directors present at the meeting and constituting a quorum unanimously:

         o determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, were advisable, fair to and in the best interests of our stockholders;

         o approved and authorized in all respects the merger, the merger agreement and the transactions contemplated by the merger agreement and authorized the execution and delivery of the merger agreement;

         o approved our Amended and Restated Certificate of Incorporation;

         o recommended that our stockholders approve our Amended and Restated Certificate of Incorporation; and

         o recommended that our stockholders elect the nominees for directors described herein.

         Our board of directors approved the merger at this time and believed that the merger consideration was fair because our board determined:

         o we had made a concerted effort to consummate an extraordinary transaction during the past twelve years without success;

         o we believed that, without a merger, Allis-Chalmers would not have sufficient cash to survive as a going concern past the third quarter of 2001;

         o due to our poor financial condition, a transaction was necessary for our survival;

         o OilQuip was the only bidder which made a formal offer and our board of directors did not believe that there was a reasonable likelihood that another transaction could be consummated that would provide greater benefits to our shareholders;

         o the merger consideration represented a premium to our stock price and our board of directors did not believe that our stock price would increase materially for the foreseeable future based upon our historical stock prices; and

         o        the merger would be beneficial to our current stockholders.

         Our board of directors determined not to engage an outside financial advisor to render an opinion as to the fairness of the transaction from a financial point of view. This decision was made primarily for cost reasons, given the declining state of our business.

         It should be noted that, while our board of directors' only meetings to assess the fairness of the merger from a financial point of view occurred on January 23, 2001 and April 23, 2001, members of our board of directors were familiar with, and participated in the negotiation of, the terms of the merger since fall 2000. Therefore, our board of directors had the opportunity to assess the fairness of the merger for several months prior to the execution of the merger agreement.

         On May 9, 2001, we consummated the merger.

Interests of Certain Persons in the Merger

         You should be aware that certain of our directors had at the time the merger agreement was negotiated and executed, interests, described in this document, that presented them with direct conflicts of interest in connection with the merger. These conflicts were disclosed to and discussed by our board of directors prior to its approval of the merger. Specifically, Robert E. Nederlander was a beneficial owner of shares of our common stock and shares of OilQuip common stock. Mr. Nederlander paid $87,500 for his shares of OilQuip common stock and will be receiving 250,000 shares of our common stock in the merger. In addition, Robert E. Nederlander, Leonard Toboroff, Alan Tessler and David Groshoff agreed to remain on our board of directors after the merger. Finally, Munawar Hidayatallah has acted as a financial advisor to Riddell Sports Inc., a corporation controlled by Mr. Nederlander.

Security Ownership of Certain Beneficial Owners and Management Upon Filing of Our Amended and Restated Certificate of Incorporation

         As a result of the issuance of an additional 9,600,000 shares of our common stock, the beneficial ownership of the outstanding shares of our common stock as of the date our Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware of each person known by us to beneficially own 5% or more of the outstanding shares of our common stock is expected to be as follows:


Name                                     Number of Shares   Percentage Ownership
----                                     ----------------   --------------------
Munawar H. Hidayatallah
1875 Century Park East
Suite 600
Los Angeles, CA 90067                       4,375,000               37.8%

Colebrooke Investments, Inc.(1)
LaPlaiderie House
St. Peter Port
Guernsey GY13DQ                             3,375,000               29.1%

Saeed M. Sheikh (2)
c/o Star Trading & Marine, Inc.
1050 17th Street, N.W.
Suite 450
Washington, DC 20036                        1,000,000               8.6%

Pension Benefit Guaranty Corporation
c/o Pacholder Associates, Inc.
8044 Montgomery Road
Suite 382
Cincinnati, OH 45236                         585,100                5.0%

-------------
(1) No natural person controls Colebrooke, and no OilQuip shareholder or current executive officer or director of the Company, including Mr. Hidayatallah, has a financial interest in Colebrooke. The owner of all of Colebrooke's shares is Jupiter Trust, a Guernsey trust. The corporate trustee of Jupiter Trust is the Ansbacher Trust Company ("Ansbacher"), a Guernsey trust in which action is taken upon majority vote of such trust's three directors, Messrs. Robert Bannister and Phillip Retz and Ms. Rachel Whatley. Such directors have absolute discretion to take action and make investment decisions on behalf of Ansbacher and can be deemed to control Ansbacher, which has sole voting and dispository power over the shares of Colebrooke, subject to the agreement and proxy which provides Mr. Hidayatallah with certain voting power with respect to the charter amendments to be approved at the meeting of shareholders. There are no individuals directors of Colebrooke; the corporate director for Colebrooke is Plaiderie Corporate Directors One Limited, a Guernsey Company ("Plaiderie"). Plaiderie is wholly-owned by Ansbacher Guernsey Limited ("Ansbacher Limited"), a controlled registered bank in Guernsey. The ultimate parent of Ansbacher Limited is First Rand Limited ("First Rand"), a publicly-owned company listed on the Johannesburg Stock Exchange. First Rand can be deemed to control Plaiderie.


(2)      Mr. Sheikh is one of our directors.

Voting Agreements

         Certain of our stockholders, who hold an aggregate of 1,392,351 shares of our common stock, or 70% of our outstanding common stock, have entered into an agreement and proxy and appointed Munawar H. Hidayatallah as his or its irrevocable proxy to vote all of his or its shares in favor of the approval and adoption of our Amended and Restated Certificate of Incorporation and the election of the nominees for director named in this proxy statement to our board of directors. Accordingly, the approval and adoption of our Amended and Restated Certificate of Incorporation and the election of the nominees for director named in this proxy statement to our board of directors by our stockholders is expected to occur irrespective of whether, or the manner in which, our other stockholders vote their shares of our common stock.

         A copy of the form of the agreement and proxy is attached to this document as Annex B.

Material Federal Income Tax Consequences

         The merger was tax-free to us and to the former OilQuip shareholders. However, given the change in our ownership, our substantial net operating loss carryforwards will be limited in the future.

Accounting Treatment of the Merger

         For legal and organizational purposes, we believe that the merger and the other transactions described in the merger agreement will be accounted for as a purchase of OilQuip by us. For accounting purposes, the transaction will be treated as a reverse acquisition whereby OilQuip purchased us.

Plans for Our Business After the Merger

         Our primary objective is to provide our stockholders with above-average returns on their investment through income growth and asset appreciation. We seek to achieve this objective through the pursuit of strategic acquisition, investment and technological opportunities that will enhance our long-term value while improving the market shares, offerings and profitability of our existing businesses. Our strategy for growth is to focus on selected areas and markets in which there exist opportunities for growth. Our objective is not to provide all products and services necessary for the exploration and development of oil and gas reserves but rather to provide complete product and service capabilities within specified market segments of the industry in which we have competitive advantages or where significant growth potential exists and in which we have the ability to enhance operating efficiencies through combination with our other businesses.

         We intend to investigate acquisition opportunities in the natural gas exploration and drilling industry. We believe that significant consolidation opportunities exist in the natural gas service industry, driven primarily by the industry's fragmented nature, lack of well-maintained equipment and lack of customer service. We intend to use Allis-Chalmers' former wholly-owned subsidiary, HDS, now a subsidiary of MCA, as a centralized fabrication and machining facility for our operations. If we are able to consolidate a number of service providers, we believe that we can increase revenues for individual providers, reduce costs, and increase the quality of customer service, in part by reducing the time required to provide equipment and crews to producers. As part of this strategy, we intend to invest in technology to provide our customers products and services that reduce their cost of exploration and production of natural gas.

         In investigating potential acquisitions, we currently intend to seek to acquire companies meeting the following criteria:

         o revenues below $15 million, which we believe are less sought after by larger rental and service companies, and thus are available at more attractive prices

         o        EBITDA margins exceeding 30%

         o operations both onshore and offshore in domestic markets and in Mexico, which will enhance the operating efficiencies and allow us to provide high quality services to customers in those regions

         o products and services complimentary to ours, which will enhance our ability to provide a full array of services to our customers

         o strong management teams who are receptive to and able to carry out our business strategies

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

         The following summarizes the material provisions of the merger agreement. A copy of the merger agreement is attached to this document as Annex
A. This summary is qualified in its entirety by reference to the merger agreement.

The Merger

         The merger agreement provides that after satisfaction or, to the extent permitted, waiver of all conditions to the merger, we and OilQuip have filed a certificate of merger with the Secretary of State of the State of Delaware and made all other filings or recordings required by Delaware law in connection with the merger. The merger became effective on May 9, 2001, when the certificate of merger was duly filed with the Secretary of State of the State of Delaware. Pursuant to this certificate, Allis-Chalmers Acquisition was merged with and into OilQuip, the separate existence of Allis-Chalmers Acquisition shall cease, and OilQuip shall be the surviving corporation. As of May 9, 2001, the surviving corporation possessed all the rights, privileges, powers and franchises and was subject to all of the restrictions, disabilities and duties of OilQuip, all as provided under Delaware law.

Merger Consideration

         On May 9, 2001 all outstanding shares of OilQuip's common stock immediately prior to the effective time were converted into 400,000 shares of our common stock and the right to receive an additional 9,600,000 shares of our common stock when our Amended and Restated Certificate of Incorporation is filed with the Secretary of the State of Delaware.

The Surviving Corporation

         On May 9, 2001, the certificate of incorporation and bylaws of OilQuip as in effect immediately prior to the effective time, became the certificate of incorporation and bylaws of the surviving corporation until duly amended in accordance with applicable law. From and after May 9, 2001, until successors are duly elected or appointed and qualified in accordance with applicable law or their earlier death, resignation or removal, our directors and the officers of OilQuip immediately as of the effective time shall be the directors and officers of the surviving corporation.

Representations and Warranties

         The merger agreement contains customary representations and warranties of Allis-Chalmers relating to, among other things:

         o organization, standing and similar corporate matters of Allis-Chalmers and its subsidiaries;
         o the authorization, execution, delivery, performance and enforceability of the merger agreement;
         o consents and approvals, no conflicts, breaches or violations as a result of the merger agreement and related transactions;
         o        the capital structure of Allis-Chalmers and its subsidiaries;
         o        interests or investments in other entities;
         o        filing of tax returns and payment of taxes;
         o        title to properties and assets and encumbrances;

         o        title to real property and encumbrances;
         o        material contracts and enforceability;
         o        intellectual property and encumbrances;
         o        insurance;
         o        related party transactions;
         o        the absence of pending or threatened litigation;
         o compliance with applicable laws, governmental approvals and other consents, permits and licenses;
         o        environmental matters;
         o        employees and labor maters;
         o benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended;
         o documents filed by Allis-Chalmers with the SEC and the accuracy of information contained in those documents and the financial statements of Allis-Chalmers;
         o        bank accounts;
         o        brokers' fees and expenses; and
         o        full disclosure.

         The merger agreement also contains customary representations and warranties of OilQuip relating to, among other things:

         o organization, standing and similar corporate matters of OilQuip;
         o the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;
         o consents and approvals, no breaches or violations as a result of the merger agreement and related transactions;
         o        the absence of conflicts and required consents;
         o        the absence of pending or threatened litigation;
         o        the capital structure of OilQuip and MCA;
         o        financial statements;
         o        filing of tax returns and payment of taxes;
         o        permits and licenses
         o benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended;
         o        no additional obligations;
         o        the limited operations of OilQuip;
         o the representations and warranties previously given by MCA to OilQuip;
         o compliance with applicable laws, governmental approvals and other consents, permits and licenses;
         o        employees and labor matters;
         o        liabilities;
         o        environmental matters;
         o        title to real property and encumbrances;
         o        brokers fees and expense; and
         o        full disclosure.

Certain Post-Closing Obligations

         Pursuant to the merger agreement, we agreed to amend our Certificate of Incorporation to provide for, among other things, an increase in our authorized capital stock. Our Amended and Restated Certificate of Incorporation will authorize sufficient additional shares of our common stock to enable us to issue the additional 9,600,000 shares of our common stock pursuant to the merger agreement and to provide us the flexibility to issue additional shares of our common stock and our preferred stock for the purpose of raising equity capital, completing corporate transactions and issuing shares in connection with our stock option or other employee benefit plans which may be adopted in the future. Our Amended and Restated Certificate of Incorporation, authorizing an additional 98,000,000 shares of our common stock and 10,000,000 shares of our preferred stock, would facilitate our ability to accomplish these goals and other business and financial objectives in the future without the necessity of delaying such activities for further stockholder approval, except as may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other system on which our common stock may be listed.

                           ESTIMATED FEES AND EXPENSES

         Upon consummation of the merger, we assumed all costs and expenses of OilQuip incurred in connection with the merger.

         The following are the fees and expenses incurred in connection with the merger:

         OilQuip's attorneys' fees and expenses:                $100,000

         Allis-Chalmers attorneys' fees and expenses:           $125,000


                       NO DISSENTING STOCKHOLDERS' RIGHTS

         Our stockholders were not entitled to appraisal rights under Section 262 of the DGCL in connection with the merger.

                              REGULATORY APPROVALS

         Other than the filing of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, there are no federal or state regulatory requirements that we must comply with, or approvals relating thereto that we must obtain, in connection with the transactions described herein.

                PROPOSAL 1: APPROVAL OF OUR AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

General

         Pursuant to our obligations in the merger agreement, our stockholders are being asked to approve and adopt our Amended and Restated Certificate of Incorporation to (i) increases the number of authorized shares of our capital stock from 2,000,000 to 110,000,000, (ii) deletes certain provisions which are no longer relevant or have been moved into our by-laws and (iii) makes other technical changes. The full text of the proposed Certificate of Incorporation is attached to this document as Annex C. The text of the Amended and Restated Certificate of Incorporation is subject to change as may be required by the Secretary of State of the State of Delaware.

         Our current certificate of incorporation provides that:

         o we are authorized to issue 2,000,000 shares of our common stock, $.15 par value per share. At the August 24, 2001 record date, 1,988,128 shares of our common stock were issued and outstanding.
         o actions must be taken by our stockholders at a meeting and may not be taken by written consent in lieu of a meeting.

Purpose and Effect of our Amended and Restated Certificate of Incorporation

         Our Amended and Restated Certificate of Incorporation will authorize sufficient additional shares of our common stock to enable us to issue the additional 9,600,000 shares of our common stock pursuant to the merger agreement and to provide us the flexibility to issue additional shares of our common stock and our preferred stock for the purpose of raising equity capital, completing corporate transactions and issuing shares in connection with stock option or other employee benefit plans which may be adopted in the future. Our Amended and Restated Certificate of Incorporation, authorizing an additional 98,000,000 shares of our common stock and 10,000,000 shares of our preferred stock, would facilitate our ability to accomplish these goals and other business and financial objectives in the future without the necessity of delaying such activities for further stockholder approval, except as may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other system on which our common stock may be listed. We have no agreement to issue additional shares of our common stock or preferred stock other than shares of our common stock issuable pursuant to the merger agreement.

         As of the date of this proxy statement, there are no shares of preferred stock outstanding. Upon the filing of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, our board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each of these series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series.

         The existence of authorized but unissued and unreserved common stock and preferred stock could complicate or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. Future issuances of additional shares of our common stock or preferred stock, or securities convertible into our common stock or preferred stock, whether pursuant to a corporate transaction, would have the effect of diluting the voting or other rights of existing shareholders, including by diluting earnings per share and book value per share. However, the availability of additional shares of our common stock or shares of preferred stock could also discourage or make more difficult efforts to obtain control of us.

         In addition, our Amended and Restated Certificate of Incorporation did not provide us with the flexibility to obtain our stockholders' written consent to matters submitted for their review in lieu of holding a meeting of our stockholders. We have deleted this restriction and have revised our by-laws to provide us with the flexibility to do so.

Shareholder Approval

         The affirmative vote of a majority of our outstanding shares of common stock is required for approval and adoption of the Amended and Restated Certificate of Incorporation at our special meeting.

         Certain of our stockholders, who hold an aggregate of 1,392,351 shares of our common stock, or 70% of our outstanding common stock, have entered into an agreement and proxy and appointed Munawar H. Hidayatallah as his or its irrevocable proxy to vote all of his or its shares in favor of the approval and adoption of our Amended and Restated Certificate of Incorporation. Accordingly, the approval and adoption of our Amended and Restated Certificate of Incorporation by our stockholders is expected to occur irrespective of whether, or the manner in which, you vote your shares of our common stock.

Recommendation of our Board of Directors

         Our board of directors believes that the approval and adoption of our Amended and Restated Certificate of Incorporation is in our best interest and necessary to comply with the terms of the merger agreement and to provide us flexibility over the upcoming years. Our board of directors therefore recommends that you vote FOR the approval of and adoption of the Amended and Restated Certificate of Incorporation. Our board of directors reserves the right to withdraw the proposal to amend the Certificate of Incorporation, whether before or after shareholder approval.

                        PROPOSAL 2: ELECTION OF DIRECTORS

         Our certificate of incorporation provides that the number of directors shall be fixed from time to time by the board of directors but shall not be less than 3 or more than 15. Our board of directors has currently fixed the number of directors at 7, and 7 directors will be elected at our special meeting, each director to hold office until the next annual meeting of our stockholders and until his successor is elected and is qualified.

         Unless otherwise directed, all proxies (unless revoked or suspended) will be voted for the nominees for director set forth below. If any nominee shall be unwilling or unable to serve as director, all proxies will be voted for the election of such other person as shall be determined by the persons named in the proxy in accordance with their best judgment. We are not aware of any reason why any nominee for director should become unavailable for election, or, if elected, should be unable to serve as a director.

         The names of the nominees for directors, and certain information about them, are set forth below.

NAME                                AGE           HAS BEEN A DIRECTOR FROM
----                                ---           ------------------------
Dr. Phillip David                   69                    May 2001
David Groshoff                      29                  October 1999
Munawar H. Hidayatallah             57                    May 2001
Robert E. Nederlander               67                    May 1989
Saeed Sheikh                        65                    May 2001
Leonard Toboroff                    68                    May 1989
Alan R. Tessler                     64                 September 1992

Dr. Phillip David has served as our director since May 2001. Since July 1996, Dr. David has served as a director (equivalent to an officer) of Fairchild Corp. NXT Ltd. (UK).

David Groshoff has served as our director since October 1999. Mr. Groshoff has been employed by Pacholder Associates, Inc. since September 1997 and currently serves as Assistant Vice President and Assistant General Counsel. From September 1995 until September 1997, Mr. Groshoff was a practicing attorney. Mr. Groshoff serves on our board of directors on behalf of the Pension Benefit Guaranty Corporation.

Munawar H. Hidayatallah has served as our director, President, Chief Executive Officer and Chairman since May 2001. Mr. Hidayatallah was Chief Executive Officer of OilQuip from its formation in February 2000 until May 2001. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc. which was acquired by National Oilwell, Inc. in early 2000. From August 1999 until February 2000, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports, Inc.

Robert E. Nederlander has served as our director since May 1989. Mr. Nederlander served as our Chairman of the Board from May 1989 to 1993, and as our Vice Chairman from 1993 to 1996. Mr. Nederlander has been Chairman of the Board of Riddell Sports Inc. since April 1988 and was Riddell Sports Inc.'s Chief Executive Officer from April 1988 through March 1993. From February 1992 until June 1992, Mr. Nederlander was also Riddell Sports Inc.'s interim President and Chief Operating Officer. Since November 1981, Mr. Nederlander has been President and/or a director of the Nederlander

Organization, Inc., owner and operator of one of the world's largest chains of legitimate theaters. Since December 1998, Mr. Nederlander is co-managing member of the Nederlander Company LLC, operator of legitimate theaters in various cities outside New York. Mr. Nederlander served as the Managing General Partner of the New York Yankees from August 1990 until December 1991, and he has been a limited partner since 1973. Since July 1995, Mr. Nederlander has served on the Board of Directors of Cendant Corporation, formerly Hospitality Franchise Systems, Inc. Mr. Nederlander is Chairman of the Board and Chief Executive Officer of MEGO Financial Corporation since January 1988, and served as a director of MEGO Mortgage Corp. from September 1996 until June 1998. Since October 1985, Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. In October 1996, Mr. Nederlander became a director of News Communications Inc., a publisher of community oriented free circulation newspapers.

Leonard Toboroff has served as our director since May 1989. Mr. Toboroff has been our Vice Chairman of the Board and our Executive Vice President since May 1989; and a director and Vice Chairman of Riddell Sports, Inc. from April 1988 to the present; a practicing attorney continuously since 1961 to the present. Mr. Toboroff is also a director of Engex Corp. and H-Rise Recycling Corp.

Saeed Sheikh has served as our director since May 2001. For the previous five years Mr. Sheikh has served as President and a director of Star Trading & Marine, Inc., a shipping firm.

Alan R. Tessler has served as our director since September 1992. Mr. Tessler served as Chairman of the Board and Chief Executive Officer of the Company from November 1993 until January 1996. Mr. Tessler is Chairman of the Board and Chief Executive Officer of International Financial Group, Inc. since 1987; and director of Data Broadcasting Corporation since June 1992. Mr. Tessler is also Chairman of the Board of Enhance Financial Services Group, Inc., Chairman of the Board and Chief Executive Office of JNET Enterprises, Inc., Chairman of the Board of Interworld Corporation, and director of The Limited, Inc.

Shareholder Approval

         At our special meeting, the election of the directors will the affirmative vote of a majority of our outstanding common stock, and the persons receiving the highest number of votes for each director position will be elected as director. Our shareholders are not entitled to cumulate their votes in the election of our directors.

         Certain of our stockholders, who hold an aggregate of 1,392,351 shares of our common stock, or 70% of our outstanding common stock, have entered into an agreement and proxy and appointed Munawar H. Hidayatallah as his or its irrevocable proxy to vote all of his or its shares in favor of the election of the nominees for director named in this proxy statement to our board of directors. Accordingly, the election of the nominees for director named in this proxy statement to our board of directors by our stockholders is expected to occur irrespective of whether, or the manner in which, you vote your shares of our common stock.

Recommendation of our Board of Directors

         Our board of directors recommends that you vote FOR the election of the nominees for director named in this proxy statement. Our board of directors reserves the right to withdraw the proposal to the election of the nominees for director named in this proxy statement to our board of directors, whether before or after shareholder approval.

        INFORMATION RELATING TO OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Meetings of Our Board of Directors; Committees

         During fiscal 2000, our board of directors held 2 meetings. During fiscal 2000, no incumbent director attended less than 75% of the aggregate number of meetings of our board of directors and its committees on which he served for such year. Our board of directors currently has 3 standing committees: the Audit Committee, the Executive Committee and the Compensation Committee. It is expected that committees will be reconstituted following the special meeting.

Executive Committee

         The current members of the Executive Committee are David Groshoff, Robert E. Nederlander and Alan R. Tessler. The Executive Committee did not meet during fiscal 2000. The Executive Committee is empowered to exercise all powers of our board of directors in the management and affairs of our business with certain exceptions. In practice, it meets only infrequently to take formal action on specific matters when it would be impractical to call a meeting of our board of directors.

Compensation Committee

         The current member of the Compensation Committee is Alan R. Tessler. The Compensation Committee did not meet during fiscal 2000. The general functions of the Compensation Committee includes approval (or recommendations to our board of directors) of the compensation arrangements for senior management, directors and other key employees; review of benefit plans in which officers and directors are eligible to participate; and periodic review of our equity compensation plans and any grants under such plans.

Audit Committee

         The current member of the Audit Committee is Robert E. Nederlander. The Audit Committee did not meet during fiscal 2000. The general function of the Audit Committee is to assist our board of directors in fulfilling its oversight responsibilities by (i) monitoring the integrity of our financial reporting process and systems of internal control regarding finance, accounting and legal compliance; (ii) monitoring the independence and performance of our independent auditors and internal auditing department; and (iii) providing an avenue of communication between the independent auditors, management, the internal auditing department and our board of directors.

         The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or by the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

         The general function of the Audit Committee is to assist our board of directors in fulfilling its oversight responsibilities by

          o monitoring the integrity of our financial reporting process and systems of internal control regarding finance, accounting and legal compliance;

          o monitoring the independence and performance of our independent auditors and internal auditing department; and

          o providing an avenue of communication between the independent auditors, management, the internal auditing department and our board of directors.

         The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

         The Audit Committee was not fully constituted during 2000 and 2001, having only one member. Therefore, many of the functions of the Audit Committee were performed by the full board. The Audit Committee did not meet in 2000 and has not met to date in 2001 and therefore has not done any of the following:

          o    adopted a written charter

          o reviewed and discussed the audited financial statements with management (this was done by the full board)

          o discussed with the independent auditors the matters required to be discussed by SAS 61 (Statement on Auditing Standards, Communications with Audit Committees) including the auditors responsibility under Generally Accepted Auditing Standards, Significant Accounting Policies, Management Judgements and Accounting Estimates, Significant Audit Adjustments, as well as any difficulties encountered in performing the audit or issues discussed prior to retention, or any consultation with other accountants

          o received from the independent accountants, written disclosure regarding the independent accountants' independence as required by Independence Standards Board Standard No. 1 or discussed such disclosure with the independent accountants

          o recommend to the full board regarding the inclusion of the audited financial statements in our Annual Report on Form 10-KSB. The full board approved the inclusion of the audited financial statements in our Annual Report on Form 10-KSB.

     By the Audit Committee,

     Robert E. Nederlander

Compensation of Directors

         On March 31, 1999, our board of directors decided to establish an arrangement by which to compensate former and continuing members of our board of directors who had served from 1989 to March 31, 1999 without compensation. We issued promissory notes in the amount of $25,000 each to seven current or former directors and $150,000 to John T. Grigsby, Jr., our former director and our former Executive Vice President and Chief Financial Officer. These notes bear interest, payable in-kind, at the rate of five percent (5%) and are due March 28, 2005. However, these notes may be prepaid at any time at our discretion. In addition, the notes are canceled in the event of a subsequent bankruptcy. Our board of directors also granted options on March 31, 1999 to purchase 2,000 shares of our common stock to the seven directors and an option to purchase 10,000 shares to Mr. Grigsby. The exercise price for these options is $2.75 per share. These options vested immediately and may be exercised any time after our Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, but prior to March 28, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of the outstanding shares of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities on a timely basis. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16 reports. To our knowledge, based solely on a review of the copies of such reports furnished to us and certain written representations that no other reports were required, during fiscal 2000, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners were complied with on a timely basis.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth the beneficial ownership of the outstanding shares of our common stock as of the August 24, 2001 record date held by our management and by each person known by us to beneficially own 5% or more of the outstanding shares of our common stock.

                                                                     Percentage
Name                                           Number of Shares       Ownership
----                                           ----------------       ---------
Pension Benefit Guaranty Corporation
c/o Pacholder Associates, Inc.
8044 Montgomery Road
Suite 382
Cincinnati, OH 45236                               585,100              29.4%

Robert E. Nederlander(1)(2)
c/o Riddell Sports Inc.
1450 Broadway, Suite 2001
New York, NY 10018                                 417,251              21.0%

Leonard Toboroff(1)(3)
c/o Riddell Sports Inc.
1450 Broadway, Suite 2001
New York, NY 10018                                 407,251              20.5%

Munawar H. Hidayatallah(4)
1875 Century Park East
Suite 600
Los Angeles, CA 90067                               175,000              8.8%

Wells Fargo Bank
P.O. Box 60347
Los Angeles, CA 90060
Trustee under that certain Amended and
Restated Retiree Health Trust Agreement
for UAW Retired Employees of Allis-Chalmers
Corporation                                         136,406              6.9%

Colebrooke Investments, Inc. (5)
LaPlaiderie House
St. Peter Port
Guernsey GY13DQ                                     135,000              6.8%

Firstar Trust Company
777 East Wisconsin Avenue
Milwaukee, WI 53202
Trustee under that certain Amended and
Restated Retiree Health Trust Agreement for
Non-UAW Retired Employees of Allis-Chalmers                               07
Corporation                                         101,977              5.1%

Saeed Sheikh(6)                                      40,000              2.0%

John T. Grigsby, Jr. (7)                             10,000                *

Dr. Philip David                                       0                   *

David Groshoff                                         0                   *

Alan R. Tessler                                        0                   *

All directors and executive officers as a group
(8 persons)                                         777,251              39.1%

-------------
(1) Messrs. Nederlander and Toboroff are beneficial owners of and have shared voting power and shared dispositive power over the 407,251 shares of common stock held by AL-CH Company, L.P., a Delaware limited partnership, of which the general partners are Q.E.N., Inc., a Michigan corporation controlled by Mr. Nederlander, and Lenny Corp., a Delaware corporation controlled by Mr. Toboroff.
(2) Includes 10,000 shares of our common stock held by RER Corp., a Delaware corporation controlled by Mr. Nederlander. Mr. Nederlander is the beneficial owner of and has sole voting power and dispositive power over the 10,000 shares of common stock held by RER Corp. Upon the filing of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, RER Corp. shall be entitled to receive an additional 240,000 shares of our common stock. See "Certain Relationships and Related Transactions" on page 58. Upon issuance of such shares, Mr. Nederlander will beneficially own 657,251 shares, or 5.7%, of our common stock.
(3) In May 2001, Mr. Toboroff was granted options to purchase 500,000 shares of our common stock at an exercise price of $0.50 per share. Such options will become immediately exercisable in full upon the filing of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. See "Certain Relationships and Related Transactions" on page 58. Upon the filing of our Amended and Restated Certificate of Incorporation, Mr. Toboroff will beneficially own 907,251 shares, or 7.8%, of our common stock.
(4) Upon the filing of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, Mr. Hidayatallah shall be entitled to receive an additional 4,200,000 shares of our common stock. Upon issuance of such shares, Mr. Hidayatallah will beneficially own 4,375,000 shares, or 37.8%, of our common stock.
(5) Colebrooke Investments, Inc. is a limited company organized under the laws of Guernsey. Upon the filing of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, Colebrooke Investments, Inc. shall be entitled to receive an additional 3,240,000 shares of our common stock. Upon issuance of such shares, Colebrooke Investments, Inc. will beneficially own 3,375,000 shares, or 29.1%, of our common stock.
(6) Upon the filing of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, Mr. Sheikh shall be entitled to receive an additional 960,000 shares of our common stock. Upon issuance of such shares, Mr. Sheikh will beneficially own 1,000,000 shares, or 8.6%, of our common stock.
(7) Includes outstanding options exercisable within 60 days after August 24, 2001 to purchase 10,000 shares of our common stock.

                 INFORMATION RELATING TO OUR EXECUTIVE OFFICERS

         The names of our current executive officers, and certain information about them, are set forth below.

NAME                        AGE                       POSITION
----                        ---                       --------
Munawar H. Hidayatallah     57      President, Chief Executive Officer and
                                    Chairman since May 2001. Mr. Hidayatallah founded OilQuip in February 2000 and has significant experience in the oil field service industry. Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc. which was acquired by National Oilwell, Inc. in early 2000.
                                    From August 1999 until February 2000, Mr.
                                    Hidayatallah worked as a consultant to IRI
                                    International, Inc. and Riddell Sports, Inc.

John T. Grigsby, Jr.,       60      Vice Chairman of the Board from May 1989
Chief Financial Officer             until October 1999, and Executive Vice
                                    President since October 1989 and Chief
                                    Financial Officer since January 1996, having previously served since December 1988 as our Chairman and Chief Executive Officer. Prior to that time and since July 1987, Mr.
                                    Grigsby was employed by us as Managing
                                    Director, Restructure Project. Mr. Grigsby also serves as the A-C Reorganization
                                    Trustee, as President of Thomson McKinnon
                                    Securities, Inc. during the winddown and liquidation of its affairs and President and Chief Executive Officer of N.W. Liquidating,
                                    Inc.

James J. Dietrich,          58      Mr. Dietrich commenced his employment with
Vice President                      us in 1976 and ultimately was responsible
                                    for management of both the Engine and
                                    Industrial Truck divisions. He continuously has served under John T. Grigsby during both the reorganization project and the A-C
                                    Reorganization Trust of which he is the Vice
                                    President and General Manager. Currently, he is the President of HDS, one of our former wholly-owned subsidiaries, now a subsidiary of MCA, and has been responsible for its operations since 1996.

Jeffrey I. Lehman,          52      Mr. Lehman commenced his employment with us
Treasurer                           and was elected to his current position in
                                    February 1996. Since 1991, Mr. Lehman has been employed by the A-C Reorganization
                                    Trust during winddown and liquidation of their affairs. He has also provided financial consultation since 1985.

Executive Compensation

         None of our officers received compensation of $100,000 or more during 2000. Mr. Grigsby, who effectively served as our chief executive officer during 2000, was not compensated by us during 1998, 1999 or 2000.

Long-Term Stock Incentive Plan

         Our Long-Term Stock Incentive Plan (1989) provides for grants to officers and key employees of stock options, stock appreciation rights, performance shares, restricted stock, restricted stock units and other stock-based awards. The maximum number of shares of our common stock which may be granted with respect to stock-based awards is 50,000. Options to purchase shares of our common stock may be granted at prices equal to but not less than the fair market value at the date of grant, except that options to purchase up to 13,333 shares of our common stock may be granted at a price which is not less than the fair market value on October 25, 1989, the date on which our long-term plan (1989) was approved by our stockholders. Options granted pursuant to the plan are exercisable within a period not to exceed 10 years from date of grant. The plan also provides for the discretionary grant of stock appreciation rights which allow the holder to receive the difference between the exercise price and the fair market value of the stock at the date of exercise in cash or shares of our common stock.

         No stock options or stock appreciation rights have been granted to date under the plan.

         Our board of directors granted 24,000 stock options during 2000 which are not subject to the plan.

Retirement Plan

         The Allis-Chalmers Consolidated Pension Plan covered four active employees at the beginning of 2000. The Allis-Chalmers Consolidated Pension Plan is a tax qualified defined benefit pension plan. Effective March 31, 1987, the Allis-Chalmers Consolidated Pension Plan was capped and frozen, without further increase in benefits provided by us after that date.

         The retirement benefits paid under this plan are before any adjustment for a surviving spouse's pension and are not subject to any social security offset or other deductions.

Employment, Severance and Other Agreements With Management

         Mr. Hidayatallah serves as our President, Chief Executive Officer and Chairman of the Board of Directors pursuant to the terms of a three-year employment agreement dated as of February 7, 2001 between OilQuip and Mr. Hidayatallah. Under the terms of his employment agreement, Mr. Hidayatallah receives an annual base salary of $250,000 per year, which shall increase to $300,000 following an acquisition by OilQuip. In addition, our board of directors may increase or decrease Mr. Hidayatallah base salary upon an annual review, but in no event will Mr. Hidayatallah's base salary be less than $200,000. In addition, Mr. Hidayatallah will receive incentive compensation equal to 1 1/2% of the purchase price of any acquisitions OilQuip completes.

         If Mr. Hidayatallah's employment agreement is terminated by us for any reason other than "cause", as defined in Mr. Hidayatallah's employment agreement, or disability, then he is entitled to receive his then current salary for the 12 months following the date of his termination. If Hr. Hidayatallah obtains other employment during this 12 month period, then these severance payment will be reduced by the compensation Mr. Hidayatallah receives from his new employer.

         If Mr. Hidayatallah's employment agreement is terminated for a disability, then he is entitled to the receive his then current salary for the 6 months following the date of his termination. OilQuip shall be no longer obligated to make these severance payments if Mr. Hidayatallah receives benefits under our disability insurance during this period.

         If Mr. Hidayatallah's employment agreement is terminated by his death, then his estate is entitled to receive any earned but unpaid salary and incentive compensation.

         Pursuant to the terms of his employment agreement, OilQuip obtained a term life insurance policy on Mr. Hidayatallah's life. OilQuip is the beneficiary of this insurance policy. OilQuip is obligated to use the proceeds from this insurance policy to purchase shares of our common stock from Mr. Hidayatallah's estate in the event of his death.

             ALLIS-CHALMERS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         This discussion should be read in conjunction with our consolidated financial statements including the notes to our consolidated financial statements.

Overview

         After emerging from Chapter 11 under the Plan of Reorganization, we entered into an agreement with AL-CH Company, L.P. (the "Investor") pursuant to which the Investor agreed to purchase 6,100,000 million shares (on a pre-reverse stock split basis) of our common stock (40% of the outstanding of our common stock) for $3,750,000 in cash. The Investor is a limited partnership controlled by Robert E. Nederlander and Leonard Toboroff, two of our directors.

         We continue our efforts to conserve cash resources. However, the expenses associated with the ongoing SEC and other governmental reporting as well as legal, accounting and audit, insurance and costs associated with other corporate requirements of a publicly held company will continue to make it difficult for us, at our present size, to achieve positive cash flow. Our board of directors believed that, without the merger, Allis-Chalmers would have ceased to operate by the end of the third quarter of 2001.

         As of the date of the Chapter 11 filings in June 1987, we sponsored 19 defined benefit plans providing pensions for substantially all of our United States employees. Our pension plans for United States salaried employees were capped and frozen effective March 31, 1987, so there have been no further benefit accruals after that date. As a result of divestitures during our Chapter 11 proceedings, eight active plans were transferred to the buyers of the businesses, leaving us as the sponsor of 11 plans, none of which permitted additional benefit accruals. Effective January 1, 1989, our 11 remaining plans were consolidated into a single plan, the Allis-Chalmers Consolidated Pension Plan.

         In 1994, our independent pension actuaries changed the assumptions for mortality and administrative expenses used to determine the liabilities of the Allis-Chalmers Consolidated Pension Plan. Primarily as a result of the changes in mortality assumptions to reflect decreased mortality rates of our retirees, the Allis-Chalmers Consolidated Pension Plan was underfunded on a present value basis. In the first quarter of 1996, we made a required cash contribution to the Allis-Chalmers Consolidated Pension Plan in the amount of $205,000. We did not, however, have the financial resources to make the other required payments during 1996 and 1997. Given our inability to fund such obligations with our current financial resources, in February 1997, we applied to the PBGC for a "distress" termination of the Allis-Chalmers Consolidated Pension Plan under Section 4041(c) of the Employee Retirement Income Security Act of 1974, as amended. The PBGC approved the distress termination application in September 1997 and agreed to a plan termination date of April 14, 1997. The PBGC became trustee of the terminated Allis-Chalmers Consolidated Pension Plan on September 30, 1997.

         Upon termination of the Allis-Chalmers Consolidated Pension Plan, we and our subsidiaries incurred a liability to the PBGC for an amount equal to the Allis-Chalmers Consolidated Pension Plan's unfunded benefit liabilities. We and our subsidiaries also have liability to the PBGC, as trustee of the terminated Allis-Chalmers Consolidated Pension Plan, for the outstanding balance of the Allis-Chalmers Consolidated Pension Plan's accumulated funding deficiencies. The PBGC has estimated that the unfunded benefit liabilities and the accumulated funding deficiencies (together, the "PBGC Liability") total approximately $67.9 million. Effective March 31, 1999, we issued 585,100 shares of our common stock to the PBGC, reducing the pension liability by the estimated fair market value of the shares to $66.9 million.

         In September 1997, we and the PBGC entered into an agreement in principle for the settlement of the PBGC Liability which required, among other things, satisfactory resolution of our tax obligations with respect to the Allis-Chalmers Consolidated Pension Plan under Section 4971 of the Internal Revenue Code of 1986, as amended. Section 4971(a) of the Code imposes, for each taxable year, a first-tier tax of 10% on the amount of the accumulated funding deficiency under a plan like the Consolidated Plan. Section 4971(b) of the Code imposes an additional, second-tier tax equal to 100% of such accumulated funding deficiency if the deficiency is not "corrected" within a specified period. Liability for the taxes imposed under Section 4971 extends, jointly and severally, to us and to our commonly-controlled subsidiary corporations.

         Prior to its termination, the Allis-Chalmers Consolidated Pension Plan had an accumulated funding deficiency in the taxable years 1995, 1996, and 1997. Those deficiencies resulted in estimated first-tier taxes under the Code Section 4971(a) of approximately $900,000.

         On July 16, 1998, we and the Internal Revenue Service (the "IRS") reached an agreement in principle to settle our tax liability under Section 4971 of the Code for $75,000. Following final IRS approval of the settlement, we paid this amount in full satisfaction of our tax liability on August 11, 1998.

         In June 1999, but effective as of March 31, 1999, we and the PBGC entered into an agreement for the settlement of the PBGC Liability (the "PBGC Agreement"). Pursuant to the terms of the PBGC Agreement, we issued 585,100 shares of our common stock to the PBGC, or 35% of the total number of shares of our common stock issued and outstanding on a fully-diluted basis, and we have a right of first refusal with respect to the sale of the shares of our common stock owned by the PBGC. In conjunction with the share issuance, we reduced the pension liability to the PBGC based on the estimated fair market value of the shares of our common stock issued on the effective date of March 31, 1999. In accordance with the terms of the PBGC Agreement, we were required to and have
(i) decreased the size of our board of directors to seven members; (ii) caused a sufficient number of our then current directors to resign; and (iii) caused three designees of the PBGC, to be elected to our board of directors. The PBGC has caused us to amend our by-laws to conform to the terms of the PBGC Agreement. Furthermore, we agreed to pay the PBGC's reasonable professional fees on the 90th day after a Release Event (as defined below). During the term of the PBGC Agreement, we have agreed not to issue or agree to issue any shares of our common stock or any "common stock equivalent" for less than fair value (as determined by a majority of our board of directors). We also agreed not to merge or consolidate with any other entity or sell, transfer or convey more than 50% of our property or assets without the approval of a majority of our board of directors and agreed not to amend our certificate of incorporation or by-laws. We believe that we are in full compliance with the terms of the PBGC Agreement, as amended to date.

         In order to satisfy and discharge the PBGC Liability, the PBGC Agreement provides that we must either: (i) receive, in a single transaction or in a series of related transactions, debt financing which makes available to us at least $10 million of borrowings or (ii) consummate an acquisition, in a single transaction or in a series of related transactions, of assets and/or a business where the purchase price (including funded debt assumed) is at least $10 million (a "Release Event"). If the 585,100 shares of our common stock are disposed of by the PBGC prior to a Release Event and the final satisfaction and discharge of the PBGC Liability, then the liability will be accreted by the estimated fair market value, $1,024,000, of the shares issued to the PBGC. The merger constituted a Release Event, which satisfied and discharged the PBGC Liability.

         In connection with the PBGC Agreement, and as additional consideration for settling the PBGC Liability, the following agreements, each dated as of March 31, 1999 were also entered into: (i) a Registration Rights Agreement between us and PBGC (the "Registration Rights Agreement"); and (ii) a Lock-Up Agreement (the "Lock-Up Agreement") by and among us, the PBGC, the Investor, Wells Fargo Bank, as trustee under that certain Amended and Restated Retiree Health Trust Agreement for UAW Retired Employees of Allis-Chalmers Corporation (the "UAW Trust"), and Firstar Trust Company, as trustee under that certain Amended and Restated Retiree Health Trust Agreement for Non-UAW Retired Employees of Allis-Chalmers Corporation (the "Non-UAW Trust").

         The Registration Rights Agreement grants each holder of Registrable Shares (defined in the Registration Rights Agreement to basically mean the shares of our common stock issued to the PBGC under the PBGC Agreement) the right to have their shares registered pursuant to the Securities Act of 1933, as amended, on demand or incidental to a registration statement being filed by us. In order to demand registration of registrable shares, a request for registration by holders of not less than 20% of the Registrable Shares is necessary. We may deny a request for registration of such shares if we contemplate filing a registration statement within 90 days of receipt of notice from the holders. The Registration Rights Agreement also contains provisions that allow us to postpone the filing of any registration statement for up to 180 days. The Registration Rights Agreement contains indemnification language similar to that usually contained in agreements of this kind. In connection with the merger, the PBGC agreed to waive certain rights to have its shares registered on Registration Statements on Forms S-1 and S-2.

         The Lock-Up Agreement governs the transfer and disposition of shares of our common stock and the voting of such shares, as well as grants the PBGC a right of sale of its shares prior to the Investor, the UAW Trust and the Non-UAW Trust. Commencing with the third anniversary of the date of the Merger and continuing until the fifth anniversary of the date of the merger, each of the Investor., the UAW Trust and the Non-UAW Trust agreed not to sell, transfer or dispose of any shares of our common stock without first giving the PBGC an opportunity to sell all or any portion of the shares of our common stock owned by the PBGC. The foregoing right of the PBGC applies to the sale of our common stock in a public offering or otherwise.

         The Lock-Up Agreement also contains a voting component. During the term of the Lock-Up Agreement, each party to the agreement agreed to vote, at any meeting of our stockholders and in any written consent, all shares of our common stock owned by it in favor of the election as directors the persons nominated by the Nominating Committee of our board of directors and to refrain from taking any action contrary to or inconsistent with such obligation. During the term of the Lock-Up Agreement, each party to the agreement further agreed not to vote its shares of our common stock or take any other action to amend our certificate of incorporation or by-laws in a manner that is inconsistent with, or in breach of, the PBGC Agreement. Each party further agreed that it will vote all of its shares (i) in favor of certain specified amendments to our certificate of incorporation, (ii) for the election of the persons designated by the PBGC to serve on our board of directors and (iii) in favor of the election of our directors who are committed to cause, and who do cause, one designee of the PBGC to be appointed to the Nominating Committee of our board of directors and one designee of the PBGC to be appointed as the Chairman of the Compensation Committee of our board of directors.

         In connection with the merger, the Lock-Up Agreement was terminated in its entirety.

         The acquisition environment has been unfavorable since the Investor's 1989 cash contribution and remained very difficult for us during 2000. The problems continued to include our lack of cash for investment, limited availability of debt financing for acquisitions and the financial exposure associated with the Allis-Chalmers Consolidated Pension Plan. The merger will provide additional cash for investment, additional debt financing availability and has expunged the PBGC Liability.

Results of Operations for the Six-Month Periods Ended June 30, 2001 and 2000

         Results of operations for 2001 and 2000 reflect the business operations of OilQuip. The operations of HDS are included from the date of the merger on May 9, 2001.

         During the period February 4, 2000 (Inception) to December 31, 2000, OilQuip was in the developmental stage. OilQuip's activities for 2000 consisted of developing its business plan, raising capital and negotiating with potential acquisition targets. Therefore, the results for operations for 2000 had no sales, cost of sales, or marketing and administrative expenses that would be reflective of the ongoing company.

         Sales in the first six months of 2001 totaled $2,607,000. The reason for the increase from the prior year was the merger in May 2001.


         Pro forma sales in the first half of 2001 totaled $4,999,000, a slight decrease from $5,208,000 in the first half of 2000. Sales at HDS increased to $2,559,000 compared with $2,422,000 in the prior year. HDS continues to be affected by volatile market conditions that prevail in the oil related fields of refining, processing, chemical and petrochemical operating throughout the Gulf coasts. Sales at MCA decreased to $2,440,000 compared with $2,786,000 in the prior year due to difficulties experienced by MCA customers in obtaining drilling permits. The permitting process has now returned to a normal schedule.

         Gross margin, as a percentage of sales, was 27.8% in the first half of 2001.

         Pro forma gross margin, as a percentage of sales was 29.4% in the first half of 2001. Additional sales offset the additional cost of depreciation and equipment lease to improve the margin results from actual.


         Marketing and administrative expense was $1,418,000 in the first half of 2001 compared with $172,000 in the prior year. Amortization expense was $90,000 as a result of OilQuip's acquisition of certain assets of Mountain Air in February 2001 and the merger between Allis-Chalmers and OilQuip in May 2001. The primary reason for the increase from the prior year was the merger in May 2001 and issuance of stock options to a director. A significant portion of the Company's administrative expenses relates to expenses for Securities and Exchange Commission and other governmental reporting as well as legal, accounting and audit, tax, insurance and other corporate requirements of a publicly held company.

         Pro forma marketing and administrative expense was $2,228,000 in the first half of 2001. Amortization expense was $160,000 as a result of OilQuip's acquisition of certain assets of Mountain Air in February 2001 and the merger in May 2001. A significant portion of the Company's administrative expenses relates to expenses for Securities and Exchange Commission and other governmental reporting as well as compensation, legal, accounting and audit, tax, insurance and other corporate requirements of a publicly held company.

         The Company incurred a net loss of $1,041,000, or $1.77 loss per common share, in the first half of 2001 compared with a loss by OilQuip of $172,000, or $0.43 loss per common share, in the same period of 2000.

         The Company incurred a pro forma net loss of $1,204,000, or $.10 loss per common share, for the six months ended June 30, 2001.


Financial Condition and Liquidity at June 30, 2001 and December 31, 2000

         Cash and cash equivalents totaled $228,000 at June 30, 2001, an increase from $4,000 for OilQuip at December 31, 2000 mainly due to OilQuip's acquisition of certain assets of Mountain Air in February 2001 and the merger in May 2001.

         Other current assets include a lease deposit in the amount of $701,000, a result of the sale/leaseback to help finance OilQuip's acquisition of certain assets of Mountain Air in February 2001.

         Net trade receivables at June 30, 2001 were $1,616,000. This increased significantly from the December 31, 2000 balance for OilQuip due to OilQuip's acquisition of certain assets of Mountain Air in February 2001 and the merger in May 2001.

         Inventory at June 30, 2001 was $80,000, consistent with HDS' normal inventory, which has always been minimal. MCA carries no inventory.

         Net property, plant and equipment was $8,289,000 at June 30, 2001, as a result of OilQuip's acquisition of certain assets of Mountain Air in February 2001 and the merger in May 2001. Included is $2.7 million of replacement parts for which no depreciation has been taken. When put into service, depreciation will be taken on these replacement parts. Minimal purchases were made after the acquisition and the merger.

         Trade accounts payable at June 30, 2001 were $435,000. This increased significantly from the December 31, 2000 balance due to OilQuip's acquisition of certain assets of Mountain Air in February 2001 and the merger in May 2001.

         Other current liabilities, excluding the current portion of long term debt, were $815,000 consisting of taxes in the amount of $136,000, accrued salary and benefits in the amount of $441,000, and legal and professional expenses in the amount of $70,000. Included in salary and benefits is deferred compensation in the amount of $161,000 due the president of the Company. All of these balance sheet accounts increased significantly from December 31, 2000 balances for OilQuip due to the merger in May 2001.

         Long term debt was $7,441,000 at June 30, 2001. Long-term debt is primarily a result of the cost of OilQuip's acquisition of certain assets of Mountain Air in February 2001:

o A term loan in the amount of $3,550,000 at 8%, interest payable monthly, with quarterly principal payments of $147,916.67 due on the last day of April, July, October and January. The maturity date of the loan is February 7, 2004.

o A sellers note in the amount of $2,200,000 at 5.75% simple interest. The principal and interest are due on February 6, 2004.

o Subordinated debt in the amount of $2,000,000 at 12% interest payable quarterly commencing on April 1, 2001. The principal will be due upon on January 31, 2004.

         An addition to the above acquisition debt, there is also debt resulting from the Board's decision to establish an arrangement by which to compensate former and continuing Board members who had served from 1989 to March 31, 1999 without compensation. Allis-Chalmers issued promissory notes in the amount of $25,000 each to seven current or former directors and $150,000 to John T. Grigsby, Jr. a former director and current Executive Vice President and Chief Financial Officer of Allis-Chalmers. The notes bear interest at the rate of five percent (5%) and are due March 28, 2005; however, the notes may be prepaid at any time at the discretion of Allis-Chalmers. In addition, the notes are canceled in the event of a subsequent bankruptcy of Allis-Chalmers.


         On May 31, 2001, the Board granted to Leonard Toboroff, a director of Allis-Chalmers, subject to shareholder approval of certain amendments to the Certificate, an option to purchase 500,000 shares of common stock at $0.50 per share. The option was granted for services provided by Mr. Toboroff to OilQuip prior to the Merger, including providing financial advisory services, assisting in OilQuip's capital structure and assisting OilQuip in finding strategic acquisition opportunities. Allis-Chalmers has recorded $500,000 of compensation expense for this option grant. The Board was apprised of Mr. Toboroff's services to OilQuip prior to its approval of the Merger.


         In addition, the Board granted options to purchase 2,000 shares of our common stock to the seven directors and an option to purchase 10,000 shares to Mr. Grigsby. The option price was determined to be $2.75 per share. The options vested immediately and may be exercised any time prior to March 28, 2010.

         The A-C Reorganization Trust, pursuant to the Plan of Reorganization, funds all costs incurred by us which relate to implementation of the Plan of Reorganization. Such costs include an allocated share of certain expenses for our employees, professional fees and certain other administrative expenses.

         The EPA and certain state environmental protection agencies have requested information in connection with several potential hazardous waste disposal sites in which products manufactured by us before consummation of the Plan of Reorganization were disposed. The EPA has claimed that we are liable for cleanup costs associated with several additional sites. In addition, certain third parties have asserted that we are liable for cleanup costs or associated EPA fines in connection with additional sites. In each instance the environmental claims asserted against us involve our pre-bankruptcy operations. Accordingly, we have taken the position that all cleanup costs or other liabilities related to these sites were discharged in the bankruptcy. No environmental claims have been asserted against us involving our post-bankruptcy operations. However, there can be no assurance that we will not be subject to environmental claims relating to our current or discontinued business and that such claims will not adversely affect us. See "Business of Allis-Chalmers - Legal Proceedings" on page 17.

         Our principal sources of cash in the second quarter included earnings from the operations of HDS and MCA. The cash requirements needed for the administrative expenses associated with being a publicly held company are significant, and we will continue to use cash generated by operations to fund such expenses.

         Following the merger on May 9, 2001, we announced our intent to investigate acquisition opportunities in the natural gas exploration and drilling industry and to use HDS as a centralized fabrication and machining facility for our future operations. Except to the extent we are able to consummate acquisitions using our common stock as consideration, additional funds will be required to consummate any acquisitions. As a result of the merger, we will also have funds from the operations of OilQuip to the extent OilQuip generates cash flow, and may have the ability to raise additional funds. However, to date, management has not determined the impact of the merger on our ability to obtain additional funds, and there can be no assurance that any such additional funds will be available.

Results of Operations for the Quarters Ended March 31, 2001 and 2000

         Results of operations for 2001 and 2000 reflect the business operations of HDS and does not include the operations of OilQuip.

         Sales in the first quarter of 2001 totaled $1,337,000, a significant increase from $824,000 in the first quarter of 2000. Two major jobs from regular customers accounted for the majority of the increase.

         Gross margin, as a percentage of sales, was 36% in the first quarter of 2001, an increase from 23.7% in 2000 due to the type of work performed, better pricing, and continued cost reduction efforts.

         Marketing and administrative expense was $391,000 in the first quarter of 2001 compared with $295,000 in the prior year. A significant portion of our administrative expenses relates to expenses for Securities and Exchange Commission and other governmental reporting as well as legal, accounting and audit, tax, insurance and other corporate requirements of a publicly held company.

         We incurred a net profit of $85,000, or $.05 per common share, in the first quarter of 2001 compared with a net loss of $104,000, or $.07 per common share, in the same period of 2000.

Financial Condition and Liquidity at March 31, 2001 and December 31, 2000

         Cash and cash equivalents totaled $192,000 at March 31, 2001, a decrease from $358,000 at December 31, 2000 mainly due to increased receivables resulting from our significant sales increase.

         Net trade receivables at March 31, 2001 were $883,000, reflecting an increase from the December 31, 2000 level of $549,000. This increase was in line with the significant increase in sales as well as being partially due to the timing of the jobs.

         Inventory at March 31, 2001 was $192,000, an increase from $122,000 at year end 2000.

         Net property, plant and equipment was $1,018,000 at March 31, 2001, a decrease from $1,055,000 at year end 2000. There were no significant purchases of capital items in the first quarter of 2001.

         Trade accounts payable at March 31, 2001 were $283,000, an increase from $208,000 at December 31, 2000.

         Other current liabilities were $97,000 at March 31, 2001, no significant change from $106,000 at December 31, 2000.

         Long term debt was $341,000 at March 31, 2001, an increase from $337,000 at December 31, 2000 due to interest on the debt discussed below. This debt resulted from our board of directors' decision to establish an arrangement by which to compensate former and continuing members of our board of directors who had served from 1989 to March 31, 1999 without compensation. We issued promissory notes in the amount of $25,000 each to seven current or former directors and $150,000 to John T. Grigsby, Jr. a former director and current Executive Vice President and Chief Financial Officer. The notes bear interest at the rate of five percent (5%) and are due March 28, 2005; however, the notes may be prepaid at any time at our discretion. The notes are canceled in the event of a subsequent bankruptcy of Allis-Chalmers. In addition, our board of directors granted options to purchase 2,000 shares of our common stock to the seven directors and an option to purchase 10,000 shares to Mr. Grigsby. The option price was determined to be $2.75 per share. The options vested immediately and may be exercised any time prior to March 28, 2010.

         The A-C Reorganization Trust, pursuant to our plan of reorganization, funds all of our costs related to implementation of our plan of reorganization. Such costs include an allocated share of certain expenses for our employees, professional fees and certain other administrative expenses.

         Our principal source of cash in the first quarter included earnings from the operations of HDS. The cash requirements needed for the administrative expenses associated with being a publicly held company are significant, and we will continue to use cash generated by operations to fund such expenses. Following the merger, we announced our intent to investigate acquisition opportunities in the natural gas exploration and drilling industry and to use HDS as a centralized fabrication and machining facility for our future operations. Except to the extent we are able to consummate acquisitions using our common stock as consideration, additional funds will be required to consummate any acquisition. As a result of the OilQuip merger, we will also have funds from the operations of OilQuip to the extent OilQuip generates cash flow, and may have the ability to raise additional funds. However, to date, our management has not determined the impact of the merger on its ability to obtain additional funds, and there can be no assurance that any such additional funds will be available.

Results of Operations for the Years Ended December 31, 2000, 1999 and 1998

         Results of operations for 2000, 1999 and 1998 reflect the business operations of our former sole operating subsidiary, HDS, now a subsidiary of MCA.

         Sales totaled $4.6 million in 2000, compared with $4.4 million in 1999 and $5.0 million in 1998. The increase in sales in 2000 from 1999 was due to slightly better pricing on a better mix of products serviced. The decrease in sales in 2000 and 1999 from 1998 was due to the volatile market conditions that prevailed in the oil related fields of refining, processing, chemicals, and petrochemicals operations throughout the Gulf coast.

         Gross margins, as a percentage of sales, were 27.2%, 24.2% and 29.7% in 2000, 1999 and 1998, respectively. The increase in 2000 was due to the better pricing and continued cost reduction efforts.

         Marketing and administrative expense was $1.4 million, $1.5 million and $1.7 million in 2000, 1999 and 1998, respectively. Marketing and administrative expense was 31.0% of sales in 2000 compared with 35.4% in 1999 and 33.6% in 1998. The decrease in marketing and administrative expense was due to reduced corporate overhead and acquisition costs. There were additional costs incurred in 1999 and 1998 in pursuit of corporate acquisitions and certain engineering costs at HDS. A significant portion of our administrative expense continues to relate to expenses for Securities and Exchange Commission and other governmental reporting as well as the legal, accounting and audit, insurance and other requirements of a publicly held company.

         Interest income in each of the years resulted mainly from earnings on short-term investments. Interest expense primarily relates to a real estate loan, the proceeds of which were used to purchase the shop and office building from which HDS operates and additional financing for capital improvements at HDS.

         We had a net loss of $189,000, or $.12 per share of our common stock in 2000, compared with a net loss of $113,000, or $.08 per common share, in 1999 and net income of $618,000, or $.62 per common share, in 1998. Net income in 1998 included income of $825,000 as a result of the settlement of a $900,000 IRS liability for $75,000.

Liquidity and Capital Resources at December 31, 2000, 1999 and 1998

         At December 31, 2000, we had cash and short-term investments totaling $358,000, compared with $501,000 at December 31, 1999 and $223,000 at December 31, 1998. The increase in 1999 was principally the result of our plan of reorganization implementation reimbursement.

         Trade receivables at December 31, 2000 were $549,000, compared with $570,000 at December 31, 1999 and $796,000 at December 31, 1998. The decrease from December 31, 1998 was the result of the addition of a $102,000 reserve relating to a warranty claim, decreased sales in 1999 and 2000, and certain major projects completed and billed by HDS near the end of 1998.

         Inventory at December 31, 2000 was $122,000, compared with $157,000 at December 31, 1999 and $127,000 at December 31, 1998. In 1999, inventory was unusually high as one job totaling approximately $81,000 was not completed until January 2000.

         Net property, plant and equipment at December 31, 2000 was $1,055,000, compared with $1,170,000 at December 31, 1999 and $1,308,000 at December 31, 1998. We purchased only $35,000 of capital equipment during 2000 and have not purchased any significant capital items since 1998. In 1998, approximately $234,000 was invested in machinery and equipment acquisitions while approximately $119,000 was spent to improve HDS' facilities, including air conditioning and upgrading its telephone system. The expenditures for additional or upgrades of machinery and tooling were necessary to reduce production costs by decreasing downtime and increasing production efficiency output, helping to position us for further growth through the increased capacity and service capabilities we offer to the marketplace.

         Current maturities of long-term debt were $212,000 at December 31, 2000, compared with $60,000 at December 31, 1999 and at December 31, 1998. The majority of the current maturities represent payments on the real estate loan refinanced by HDS in August 1996. The proceeds of the original loan were used in 1990 for the purchase of the land and building in which HDS operates its business in Houston, Texas. The amount refinanced is required to be repaid in monthly installments of $3,278 through August 20, 2001, when the remaining unpaid balance is due. At December 31, 2000, the interest rate on the note was 11.5%. This rate is subject to adjustments during the term of the note in accordance with increases or decreases in the prime rate. The note is collateralized by the HDS facility, having a net book value of $421,000 at December 31, 2000, and our guaranty.

         Trade accounts payable at December 31, 2000 were $208,000 compared with $461,000 at December 31, 1999 and $291,000 at December 31, 1998. During December 1999, our payables were higher than normal due to timing fluctuations in the payment of vendor invoices.

         Other current liabilities were $106,000 at December 31, 2000 compared with $281,000 at December 31, 1999 and $312,000 at December 31, 1998 due to a $128,000 decrease in the legal reserve as well as a reduction in the accruals of the franchise tax and legal expense.

         Our principal sources of cash include earnings from operations. The cash requirements needed for the administrative expenses associated with being a publicly held company are significant, and management believes that we will continue to use a substantial portion of its cash balances generated by HDS for these purposes in 2001.

         The A-C Reorganization Trust, pursuant to the Plan of Reorganization, funds all costs incurred by us which relate to implementation of the Plan of Reorganization. Such costs include an allocated share of certain expenses for our employees, professional fees and certain other administrative expenses.

         The EPA and certain state environmental protection agencies have requested information in connection with several potential hazardous waste disposal sites in which products manufactured by us before consummation of the Plan of Reorganization were disposed. The EPA has claimed that we are liable for cleanup costs associated with several additional sites. In addition, certain third parties have asserted that we are liable for cleanup costs or associated EPA fines in connection with additional sites. In each instance the environmental claims asserted against us involve our pre-bankruptcy operations. Accordingly, we have taken the position that all cleanup costs or other liabilities related to these sites were discharged in the bankruptcy. No environmental claims have been asserted against us involving our post-bankruptcy operations. However, there can be no assurance that we will not be subject to environmental claims relating to our current or discontinued business and that such claims will not adversely affect us. See "Business of Allis-Chalmers - Legal Proceedings" on page 17.

Financial Condition

         Shareholders' deficit at December 31, 2000 was $66.7 million. A three-year comparison of shareholders' deficit follows:

                            (in millions)      2000       1999          1998
                                               ----       ----          ----
January 1                                    $(66.5)     $(67.4)       $(68.0)
Net income (loss)                              (0.2)       (0.1)          0.6
Issuance of common stock                        0.0         1.0           0.0
                                                ---         ---           ---
December 31                                  $(66.7)     $(66.5)       $(67.4)
                                             =======     =======       =======

Accounting Changes

         In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". This issuance delayed the effective date of SFAS 133 for us until the first quarter of 2001. SFAS 133 requires all derivative instruments, as defined by the statement, to be recorded on the balance sheet as assets or liabilities, measured at fair value, and any change in fair value to be recorded within net income or comprehensive income. The adoption of this statement did not have a material effect on our net earnings or financial position.

         In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

         SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

         The Company's previous business combinations were accounted for using the purchase method. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

   OILQUIP'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Overview

         The following discussion should be read in conjunction with OilQuip's audited financial statements and notes thereto appearing elsewhere herein. As discussed in "Pro Forma Financial Information," as a result of the acquisition of the assets of Mountain Air on February 6, 2001, results for periods prior to December 31, 2000 are not indicative of results OilQuip expects in future periods.

Results of Operations for the Quarters Ended March 31, 2001 and 2000

         Results of operations for the first quarter of 2001 include the business operations of OilQuip's then sole operating subsidiary, MCA, whose business primarily consists of providing compressed air equipment and trained operators to companies in the business of drilling for natural gas. The results of operations reflect the operating results of MCA attributable to the business and assets purchased from Mountain Air for the period February 6, 2001 through March 31, 2001. There is no comparative prior period of operations as OilQuip was not formed until February of 2000, and did not incur material expenses or generate income or revenues during the first quarter of 2000.

         Revenues in the first quarter of 2001 (for the period February 6, 2001 through March 31, 2001) totaled $606,000.

         Gross margin, as a percentage of sales, was 31% in the first quarter of 2001.

         Marketing and administrative expense was $313,000 in the first quarter of 2001. A significant portion of OilQuip's administrative expenses related to payroll for personnel provided with equipment to customers in the business of drilling for natural gas and leasing of certain equipment. OilQuip believes these costs should decrease as a percentage of future revenues as OilQuip expands and achieves economies of scale. There is no assurance, however, that said expansion or economies of scale will be achieved and leasing of certain equipment.

         OilQuip incurred a net loss of $270,000 in the first quarter of 2001, primarily due to general and administrative expenses of OilQuip as a holding company.

Results of Operations for the Period from February 4, 2000 to December 31, 2000

         During 2000, OilQuip conducted no active business, but incurred expenses of $244,000 in connection with the investigation of acquisitions and $383,000 for general and administrative expenses.

Liquidity and Capital Resources

         OilQuip's cash and cash equivalents totaled $205,000 at March 31, 2001, an increase from $4,000 at December 31, 2000.

         Net trade receivables were $524,000 at March 31, 2001, as a result of the revenues from MCA's operations, as compared with $20,000 at December 31, 2000.

         At March 31, 2001, net property, plant, and equipment was $6.4 million, relating to MCA's acquisition of Mountain Air's assets. Included is $2.7 million of replacement parts, for which no depreciation is taken. When put into service, depreciation will be taken on these replacement parts. At December 31, 2000, there were no fixed assets.

         Simultaneously with MCA's purchase of assets from Mountain Air, MCA sold of $3.5 million of certain assets acquired in the purchase from Mountain Air. MCA leased the same assets back for a term of five years as an operating lease. No gain or loss was recognized in this transaction.

         Net trade accounts payable were $219,000 at March 31, 2001, an increase of $207,000 from December 31, 2000. This increase was due to the activity generated by the acquisition of assets from Mountain Air.

         The current portion of debt was $647,000 at March 31, 2001, the amount owed on MCA's term debt, payable within the next year. Long-term debt was $6.6 million at March 31, 2001, resulting from loans obtained to complete MCA's acquisition.

         MCA issued redeemable warrants in connection with borrowings needed to acquire the assets of Mountain Air, which entitle the holders to acquire approximately 14% of the common stock of MCA on a fully-diluted basis, for a nominal exercise price. The warrants are redeemable at the option of the holders for $600,000 and were valued at $600,000. MCA also issued warrants to certain unaffiliated consultants, which entitle the holders to acquire approximately 5.7% of the common stock of MCA on a fully-diluted basis, for a nominal exercise price. The consultant's warrants were valued at $200,000.


         In connection with the acquisition of Mountain Air's assets, MCA entered into financing agreements with Wells Fargo Bank Texas, N.A. which include a revolving line of credit in the amount of $500,000, all of which was available at March 31, 2001.


         OilQuip expects to incur capital expenditures for normal replacement of equipment of boosters and compressors. While capital expenditures may fluctuate from time to time, OilQuip generally expects to spend approximately 4% of revenues on equipment repair and replacements.

 MOUNTAIN AIR'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Overview

         The following discussion should be read in conjunction with Mountain Air's audited financial statements and notes thereto appearing elsewhere herein. Seasonal factors have not had a significant effect on Mountain Air's operating results.

Results of Operations for the Period from January 1, 2001 to February 6, 2001 and the Quarter Ended March 31, 2000

         Results of operations for the quarter ended March 31, 2001, reflect the operations of Mountain Air only for the period from January 1, 2001 through February 6, 2001, the date its assets were sold to MCA, and thus are not fully comparable with prior periods.

         Sales in the period from January 1, 2001 through February 6, 2001 were $493,000, compared to $1,315,000 in the first quarter of 2000.

         Gross margins as a percentage of sales were approximately 57% and 58% in the period from January 1, 2001 through February 6, 2001 and in the first quarter of 2000, respectively.

         Marketing and administrative expense was $165,000 and $199,000 in the period from January 1, 2001 through February 6, 2001 and in the first quarter of 2000, respectively.

         Mountain Air had net income of $114,000 and $567,000 in the period from January 1, 2001 through February 6, 2001 and in the first quarter of 2000, respectively.

Results of Operations for the Years Ended December 31, 2000, 1999 and 1998

         Results of operations for 2000, 1999, and 1998 reflect the operations of Mountain Air.

         Sales totaled $5.7 million in 2000, compared with $6.4 million in 1999 and $6.7 million in 1998. The decrease in sales was primarily due to a change in working hours in the oil fields, which changed from operating 24 hours a day, 7 days a week to 12 hours a day, 5 days a week with limited weekend work. Mountain Air is reliant on one customer, Burlington Resources, who accounted for 69.3% of sales in 2000, 54.6% of sales in 1999 and 52.5% of sales in 1998.

         Gross margins as a percentage of sales were 52.8%, 41.2%, and 45.4% in 2000, 1999, and 1998, respectively. The increase in gross margin in 2000 as compared with 1999 and 1998 was a result of the reduction of operating hours which reduced operating salaries, which included a high percentage of overtime. In addition, the reduction of hours greatly reduced work that was not as profitable.

         General and administrative expense was $613,000, $622,000, and $579,000 in 2000, 1999, and 1998, respectively.

         Interest income in each of the years resulted mainly from earnings on short-term investments. Interest expense in 1999 and 1998 related to notes payable to related party at 10.25% secured by vehicles. These notes were paid off in March 1998 and July 1999.

         Mountain Air had net income of $2.4 million in 2000 compared with a net income of $2.0 million in 1999 and net income of $2.5 million in 1998.

Liquidity and Capital Resources at December 31, 2000, 1999 and 1998

         At December 31, 2000 Mountain Air had cash and short-term investments totaling $634,000, an increase from $502,000 at December 31, 1999.

         Trade receivables at December 31, 2000 were $610,000 compared with $452,000 and $720,000 at December 31, 1999 and December 31, 1998, respectively.

         Net property, plant and equipment at December 31, 2000 was $1.4 million as compared to $1.6 million at December 31, 1999 and $1.5 million in 1998. Minimal purchases were made in 2000 compared with 1999 and 1998 when compressor and booster additions were added to field inventory.

         Distributions to Mountain Air owner/shareholders were $2.3 million, $1.9 million and $2.2 million for years ended December 31, 2000, December 31, 1999 and December 31, 1998, respectively. These distributions were consistent with Mountain Air's election to be treated as an S corporation.

         Accounts payable at December 31, 2000 was $69,000 as compared with $244,000 and $238,000 at December 31, 1999 and 1998, respectively. Purchases usually made late in the year were postponed in 2000 due to the pending sale of Mountain Air's assets.

         Accrued expenses at December 31, 2000 were $134,000 as compared with $139,000 and $173,000 at December 31, 1999 and 1998 respectively.

         Other current liabilities at December 31, 2000 were $100,000 as compared with $0 and $16,000 at December 31, 1999 and 1998, respectively. The $100,000 was for the deposit received in connection with the acquisition of Mountain Air's assets by OilQuip on February 6, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Our board of directors issued promissory notes totaling $325,000 as compensation to certain current and former directors. This transaction is reflected as marketing and administrative expense of $325,000 in the accompanying financial statements for fiscal 2000. Our board of directors did not receive any compensation for their services as our executive officers for the period April 1, 1999 through December 31, 2000. In connection with the resignation of Richard Lichtenstein from our board of directors on May 9, 2001, he was paid a directors' fee of $7,500 which fee was specifically approved by our board of directors.

         In conjunction with the promissory notes issued to certain current and former directors, our board of directors granted stock options to these same individuals. Options to purchase 24,000 shares of our common stock were granted with an exercise price of $2.75. These options vested immediately and may be exercised any time prior to March 28, 2010. During 2000, no stock options were exercised. No compensation expense has been recorded for these options which were issued with an exercise price approximately equal to the fair value of our common stock at the date of grant. These stock options were not dilutive to our net loss per share in fiscal 2000. Had compensation expense for these options granted during fiscal 2000 been determined based on option fair value at the grant date, as prescribed by SFAS No. 123, "Accounting for Stock Based Compensation," the effect on our net loss during fiscal 2000 would not have been material.

         On May 31, 2001, options to purchase 500,000 shares of our common stock, with an exercise price of $0.50 per share, were granted to our director Leonard Toboroff in connection with services provided by Mr. Toboroff, including providing financial advisory services to OilQuip, introducing OilQuip to us, assisting in the capital structure of OilQuip and assisting OilQuip in finding strategic acquisition opportunities through the introduction of OilQuip to equity sources. Such options will be issued and exercisable in full upon the filing of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

         During 1999, we received payments totaling $400,000 as reimbursement for expenditures we incurred in prior years on behalf of the A-C Reorganization Trust. These payments are included as other income in the accompanying financial statements for fiscal 1999.

         Mr. Hidayatallah advanced OilQuip a total of $538,106 by paying OilQuip's expenses during 2000. Effective December 31, 2000, Mr. Hidayatallah forgave the outstanding balance and $538,106 was recorded as additional paid-in capital of OilQuip. As of December 31, 2000, OilQuip has paid personal expenses of $104,640 on behalf of Mr. Hidayatallah. Mr. Hidayatallah repaid these amounts in January 2001.

                             INDEPENDENT ACCOUNTANTS

         The financial statements of Allis-Chalmers as of December 31, 2000 and 1999 and for each of the three years for the period ended December 31, 2000, included in this proxy, have been audited by PricewaterhouseCoopers LLP ("PWC"), independent accountants, as stated in their report appearing herein. By letter dated July 10, 2001 and received by Allis-Chalmers on July 11, 2001, PWC resigned as the independent accountants to Allis-Chalmers.

         PWC's reports on the financial statements of Allis-Chalmers for the two most recent fiscal years did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle except that PWC's reports for each of the past two fiscal years included an explanatory paragraph which noted that, as of September 30, 1997, Allis-Chalmers and its subsidiaries incurred an estimated liability to the PBGC for unfunded benefit liabilities and accumulated funding deficiencies totaling approximately $68 million. Such qualified opinions noted that Allis-Chalmers did not have the financial resources to fund this liability to the PBGC. Such qualified opinions also noted that the matter raised substantial doubt about Allis-Chalmers' ability to continue as a going concern.

         During Allis-Chalmers' two most recent fiscal years and the subsequent interim period preceding the resignation of PWC, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PWC's satisfaction, would have caused PWC to make reference to the subject matter of the disagreements in connection with its audit reports with respect to financial statements of Allis-Chalmers for 2000 and 1999. The term "disagreement" is utilized in accordance with Instruction 4 to Item 304 of Regulation S-K. Allis-Chalmers requested PWC to furnish a letter to the Securities and Exchange Commission stating whether PWC agrees with the statements made by Allis-Chalmers herein and in our Current Report on Form 8-K/A filed on July 17, 2001 announcing PWC's resignation. Such letter is attached as an exhibit to our Current Report on Form 8-K/A.

         PWC has not audited, reviewed or had any other involvement with any of the financial statements or related financial information included in this proxy statement other than with respect to the historical financial statements of Allis-Chalmers.

         At this time, Allis-Chalmers is investigating various accounting firms, including Gordon, Hughes & Banks, LLP, in search of a new firm for this fiscal year and therefore no independent public accountants can be solicited for election, approval or ratification.

         A representative of PWC is not expected to be present at our special meeting.

         Audit Fees

         PWC has billed Allis-Chalmers in the aggregate amount of $38,200, including $3,200 for out-of-pocket expenses, for professional services rendered for the audit of our annual financial statements for 2000 and the reviews of the financial statements included in our Quarterly Reports on Form 10-QSB for 2000.

         Financial Information Systems Design and Implementation Fees

         PWC has not billed Allis-Chalmers for professional services rendered in 2000 for financial information systems design and implementation, as described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

         All Other Fees

         PWC has not billed Allis-Chalmers for professional services rendered in 2000, other than the services described in the previous two paragraphs.

         Audit Committee Consideration

         As there were no non-audit services provided by PWC as described in the previous two paragraphs, the Audit Committee did not need to consider whether the provision of such services is compatible with maintaining PWC's independence.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals for presentation at our next annual meeting of stockholders to be held in 2002 must be received by us at our principal executive offices for inclusion in our 2002 proxy statement and form of proxy relating to that meeting no later than ________, 2002 in accordance with Rule 14a-8(e) promulgated under the Exchange Act. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders' proposals. This proxy statement confers discretionary authority to vote on any stockholder proposal with respect to which we did not receive notice a reasonable time before mailing of this proxy statement in accordance with Rule 14a-4(c) under the Exchange Act.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, documents and other information with the SEC. We have filed with the SEC a Current Report on Form 8-K with an event date of May 9, 2001, as amended on July 17, 2001, with respect to the merger described in this proxy statement. The Form 8-K and its exhibits, as well as any reports, proxy statements and other information filed by us, can be inspected and copied at the Public Reference Room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site on the World Wide Web at "http://www.sec.gov" which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Reports and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         Shares of our common stock are presently traded on the OTC Bulletin Board under the symbol "ACLM".

         The SEC allows us to "incorporate by reference" into this proxy statement documents filed with the SEC by Allis-Chalmers. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by Allis-Chalmers under the Exchange Act after the date of this proxy statement and before the date of our special meeting:

          FILING                                   PERIODS
-------------------------------  -----------------------------------------------
Annual Report on Form 10-K       Year ended December 31, 2000
Quarterly Report on Form 10-Q    Quarters ended March 31, 2001 and June 30, 2001
Current Report on Form 8-K       Filed May 15, 2001, as amended by Form 8-K/A
                                 filed on July 17, 2001

         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS DOCUMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE BY THIS DOCUMENT, AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON.

                                  OTHER MATTERS

         It is not expected that any other matters will be brought before our Special Meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

                     ANNUAL REPORTS AND FINANCIAL STATEMENTS


         Our Annual Report on Form 10-K is being furnished simultaneously herewith; however, it is not to be considered a part of this proxy statement. We will also furnish a copy of any exhibit to our Annual Report on Form 10-K as listed thereon, upon your request and upon payment of our reasonable expenses of furnishing such exhibit. Requests should be directed to Allis-Chalmers Corporation, 8150 Lawndale Avenue, Houston, Texas 77012, Attention: Secretary.


    ALL STOCKHOLDERS ARE URGED TO MARK, SIGN AND SEND IN THEIR PROXIES WITHOUT DELAY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.


                                 By Order of the Board of Directors,


                                 Munawar H. Hidayatallah
                                 President, Chief Executive Officer and Chairman

September __, 2001

                          INDEX TO FINANCIAL STATEMENTS

PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)
         Unaudited Summary Pro Forma Combined Condensed Financial Information                 F-3
         Pro Forma Consolidated Statement of Operations - Year Ended December 31, 2000        F-4
         Pro Forma Consolidated Statement of Operations - Six Months Ended June 30, 2001      F-5
         Notes to Unaudited Pro Forma Consolidated Financial Statements                       F-6

ALLIS-CHALMERS CORPORATION
         Independent Accountants' Report                                                      F-10
         Consolidated Statements of Operations - Three Years ended December 31, 2000          F-11
         Consolidated Statements of Financial Condition - Years ended December 31,
            2000, 1999 and 1998                                                               F-12
         Consolidated Statements of Cash Flows - Three Years ended December 31, 2000          F-13
         Notes to Financial Consolidated Statements                                           F-14

MOUNTAIN AIR DRILLING SERVICE CO., INC.
         Independent Auditor's Report                                                         F-26
         Independent Auditors' Report                                                         F-27
         Balance Sheet - December 31, 2000                                                    F-28
         Statements of Operations - Three Years ended December 31, 2000                       F-29
         Statements of Shareholders' Equity - Three Years ended December 31, 2000             F-30
         Statements of Cash Flows - Three Years ended December 31, 2000                       F-31
         Notes to Consolidated Financial Statements                                           F-32

OILQUIP RENTALS, INC.
         Independent Auditors' Report                                                         F-36
         Balance Sheet - December 31, 2000                                                    F-37
         Statement of Operations - For the Period February 4, 2000 through
            December 31, 2000                                                                 F-38
         Statement of Cash Flows - For the Period February 4, 2000 through
            December 31, 2000                                                                 F-39
         Statement of Stockholders' Equity - For the Period February 4, 2000
            through December 31, 2000                                                         F-40
         Notes to Financial Statements                                                        F-41

ALLIS-CHALMERS CORPORATION (UNAUDITED)
         Statement of Financial Condition - June 30, 2001 and 2000                            F-48
         Consolidated Statement of Operation - Six Months Ended June 30, 2001 and 2000        F-49
         Consolidated Statement of Cash Flows - Six Months Ended June 30, 2001 and 2000       F-50
         Notes to Consolidated Financial Statements                                           F-52

         Statement of Financial Condition - March 31, 2001 and 2000                           F-59
         Consolidated Statement of Operation - Quarter Ended March 31, 2001 and 2000          F-60
         Consolidated Statement of Cash Flows - Quarter Ended March 31, 2001 and 2000         F-61
         Notes to Consolidated Financial Statements                                           F-62

MOUNTAIN AIR DRILLING SERVICE CO., INC. (UNAUDITED)
         Statements of Operation - Period from January 1, 2001 to February 6, 2001 and
           Quarter Ended March 31, 2000                                                       F-66
         Statements of Cash Flows - Period from January 1, 2001 to February 6, 2001 and
           Quarter Ended March 31, 2000                                                       F-67
         Notes to Financial Statements                                                        F-68

OILQUIP RENTALS, INC. (UNAUDITED)
         Consolidated Balance Sheet - March 31, 2001                                          F-69
         Consolidated Statement of Operations - Quarter Ended March 31, 2001                  F-70
         Consolidated Statement of Cash Flows - Quarter Ended March 31, 2001                  F-71
         Notes to Consolidated Financial Statements                                           F-73

                           UNAUDITED SUMMARY PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

         Our summary unaudited pro forma combined condensed financial information has been derived from the audited and unaudited financial statements included elsewhere in this proxy statement. This data is not necessarily indicative of the combined results of operations or financial position that would have occurred if the merger had occurred at the beginning of each period presented or on the dates indicated, nor is it necessarily indicative of our future operating results or financial position. The data set forth below should be read in conjunction with our (audited) financial statements (and unaudited interim financial statements), including the notes thereto, which are included elsewhere in this proxy statement or incorporated herein by reference.

         The accompanying pro forma consolidated financial statements present the historical financial information of Allis-Chalmers, as adjusted for the merger with OilQuip, pursuant to the merger agreement. OilQuip was formed in February 2000 to fund and acquire targets to operate as subsidiaries. In February 2001, OilQuip, through its subsidiary MCA acquired the assets of Mountain Air Drilling Service Co., Inc., and OilQuip is currently a holding company for MCA. In the future, the operations of Allis-Chalmers' wholly-owned subsidiary, Houston Dynamic Services, and OilQuip's wholly-owned subsidiary MCA will comprise the continuing operations of Allis-Chalmers.

         The accompanying pro forma consolidated statement of operations for the year ended December 31, 2000 combines the historical financial information of Allis-Chalmers for the year ended December 31, 2000 with the historical financial information of Mountain Air for the year ended December 31, 2000 and the historical financial information of OilQuip for the period from its inception in February 2000 through December 31, 2000, as if the acquisition had incurred at the beginning of 2000. The accompanying pro forma consolidated statement of operations for the six months ended June 30, 2001 combines the historical financial information of OilQuip with the historical financial information of Allis-Chalmers for the six months ended June 30, 2001, and Mountain Air for the period of January 1, 2001 through February 7, 2001, as if the acquisition had occurred at January 1, 2001.

         The pro forma consolidated financial statements have been prepared by management, based on the historical financial statements of Allis-Chalmers, OilQuip and Mountain Air. These pro forma consolidated financial statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future.

                                                                     ALLIS-CHALMERS CONSOLIDATED
                                                           UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
                                                                     YEAR ENDED DECEMBER 31, 2000
                                          (EXCEPT FOR OILQUIP FOR WHICH THE PERIOD IS FEBRUARY 9, 2000 TO DECEMBER 31, 2000)
                                                               (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                      OILQUIP     MOUNTAIN                     OILQUIP PRO     ALLIS-                      PRO FORMA
                                      RENTALS    AIR DRILLING   ADJUSTMENTS    FORMA TOTAL    CHALMERS       ADJUSTMENTS     TOTAL
                                      -------    ------------   -----------    -----------  ------------     -----------   ---------
Revenues                                 $--       $5,692           $--           $5,692       $4,552            $--        $10,244
Cost of Revenues                          --        2,689           923 (4)(5)     3,612        3,315            139 (9)      7,066
                                      -------    ------------   -----------    -----------  ------------     -----------   ---------
Gross Profit                              --        3,003          (923)           2,080        1,237           (139)         3,178
General and Administrative Expenses      627          613            --            1,240        1,413                         2,653
Amortization                              --           --           156 (6)          156           --            153 (9)        309
                                      -------    ------------   -----------    -----------  ------------     -----------   ---------
Income (Loss) from Operations           (627)       2,390        (1,079)             684         (176)          (292)           216
Other Income (Expense)
     Interest Income                      --           21            --               21            8                            29
     Interest Expense                     --           --          (868)(7)         (868)         (38)                         (906)
Miscellaneous Income                      --            2            --                2           17                            19
                                      -------    ------------   -----------    -----------  ------------     -----------   ---------
Income (Loss) before Income Tax         (627)       2,413        (1,947)(8)         (161)        (189)          (292)          (642)
Provision for Income Taxes                --           -- (3)        33 (8)           33           -- (1)(2)      --             33
                                      -------    ------------   -----------    -----------  ------------     -----------   ---------
Net Income (Loss)                      $(627)      $2,413       $(1,980)           $(194)       $(189)         $(292)         $(675)
                                      =======    ============   ===========    ===========  ============     ===========   =========

Basic and Diluted Earnings (Loss)
                  per Share                                                                    $(0.12)                       $(0.06)
                                                                                            ============                   =========
Weighted Average Shares Outstanding
                  Basic and Diluted                                                         1,588,128                    11,588,128
                                                                                            ============                   =========

            *See notes to unaudited pro forma combined consolidated

                                                               ALLIS CHALMERS CORPORATION AND SUBSIDIARIES
                                                     UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                                                                           AS OF JUNE 30, 2001
                                                           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                     OILQUIP   MOUNTAIN AIR                  OILQUIP PRO    ALLIS-                       PRO FORMA
                                     RENTALS   DRILLING(11)   ADJUSTMENTS    FORMA TOTAL   CHALMERS     ADJUSTMENTS        TOTAL
                                    ---------  ------------  --------------  -----------  -----------  -------------   -------------
Revenues                             $1,947        $493          $--            $2,440     $2,559            $--           $4,999
Cost of Revenues                      1,374         214          120 (4)(5)      1,708      1,790             30  (9)       3,528
                                    ---------  ------------  --------------  -----------  -----------  -------------   -------------
Gross Profit                            573         279         (120)              732        769            (30)           1,471
General and Administrative Expenses     600         165           --               765      1,303                           2,068
Amortization                             60          --           15 (6)            75         30             55  (9)         160
                                    ---------  ------------  --------------  -----------  -----------  -------------   -------------
Income (Loss) from Operations           (87)        114         (135)             (108)      (564)           (85)            (757)
Other Income (Expense)
     Interest Income                      1          --           --                 1          3                               4
     Interest Expense                  (347)         --          (87)(7)          (434)       (19)                           (453)
Miscellaneous Income                      2          --           --                 2     66,876 (10)   (66,876) (10)          2
                                    ---------  ------------  --------------  -----------  -----------  -------------   -------------
Income (Loss) before Income Tax        (431)        114         (222)             (539)    66,296        (66,961)          (1,204)
Provision for Income Taxes               --          --           --                --         --             --                --
                                    ---------  ------------  --------------  -----------  -----------  -------------   -------------
Net Income (Loss)                     $(431)       $114        $(222)            $(539)   $66,296       $(66,961)         $(1,204)
                                    =========  ============  ==============  ===========  ===========  =============   =============

Basic and Diluted Earnings (Loss)
                  per Share                                                                                                $(0.10)
                                                                                                                       =============
Weighted Average Shares Outstanding
                  Basic and Diluted                                                                                    11,588,128
                                                                                                                       =============

                   ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES

          NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying pro forma consolidated financial statements are presented to reflect the merger of OilQuip and Allis-Chalmers, accounted for as a reverse acquisition, with the pre-merger operation of Allis-Chalmers and OilQuip becoming the ongoing operations of the combined entities.

In February 2001, OilQuip, through its subsidiary Mountain Compressed Air, Inc. ("MCA"), acquired the assets of Mountain Air Drilling Service Co., Inc. OilQuip is currently a holding company for MCA.

The accompanying pro forma consolidated statements of operations combines the historical operations of Allis-Chalmers, OilQuip and Mountain Air Drilling Service Co., Inc. for the year ended December 31, 2000 and the six months ended June 30, 2001 as if the acquisition had occurred at January 1 of each of the periods presented.

In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

The Company's previous business combinations were accounted for using the purchase method. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

NOTE 2 - PRO FORMA ADJUSTMENTS

(1) Allis-Chalmers emerged from Chapter 11 proceedings on October 31, 1988 under a Plan of Reorganization which was consummated on December 2, 1988. The Plan of Reorganization established the A-C Reorganization Trust to settle claims and to make distributions to creditors and certain shareholders. Allis-Chalmers transferred cash and certain other property to the A-C Reorganization Trust on December 2, 1998. Payments made by Allis-Chalmers to the A-C Reorganization Trust did not generate tax deductions for Allis-Chalmers upon the transfer but generated deductions for Allis-Chalmers as payments are made by the A-C Reorganization Trust to holders of claims. Taxable loss of $921,000 was included in 2000.

         The Plan of Reorganization also created a trust to process and liquidate product liability claims. Payments made by the A-C Reorganization Trust to the product liability trust did not generate current tax deductions for Allis-Chalmers. Future income and deductions will be available to Allis-Chalmers as the product liability trust earns interest on its investments and makes payments to liquidate claims. Taxable income of $781,000 was included in 2000.

         Allis-Chalmers believes the above-named trusts are grantor trusts and therefore includes the income or loss of these trusts in Allis-Chalmers' income or loss for tax purposes, resulting in an adjustment of the tax basis of net operating and capital loss carryforwards. The income or loss of these trusts is not included in Allis-Chalmers' results of operations for financial reporting purposes.

(2) Tax carryforwards at December 31, 2000 are estimated to consist of net operating losses of $319 million expiring 2001 through 2019, investment tax credits of $16,000 expiring in 2001 and energy tax credits of $141,000 expiring 2001 through 2002. We believe that in connection with the merger Allis-Chalmers' retention of the net operating losses or tax credits will be limited, if any.

(3) Mountain Air Drilling Service Co., Inc., effective January 1, 1988, filed Articles of Incorporation and elected to be treated as a S Corporation. No past provisions for income taxes were made as the taxable income or loss of a S corporation is passed through to its partnership/shareholders without being taxed at the entity level. Effective with the merger, their income will be included in the tax calculation.

(4) The equipment lease expense of certain assets acquired in the sale of Mountain Air, which became part of a sale/leaseback to help finance the acquisition. Concurrent with the acquisition, OilQuip, through its wholly-owned subsidiary, MCA, sold a portion of the acquired assets to Wells Fargo for $3,500,000 and leased back those assets. The lease term is for 5 years, expiring on February 8, 2006, with monthly lease payments during the term equaling $56,574. At the end of the term, the lessee is entitled to purchase the equipment from Wells Fargo at a price calculated at the lesser of fair market value or $700,000. In accordance with Statement of Financial Accounting Standard No. 13, the lease has been recorded as an operating lease.

(5) Additional depreciation expense on assets acquired and adjusted to fair value from the purchase of certain assets of Mountain Air and additional corporate administrative expenses.

(6) Amortization expense for goodwill and other intangibles, net, as a result of the acquisition of certain assets of Mountain Air Drilling Service Co., Inc. Goodwill is being amortized over 20 years.

(7) Interest costs as a result of the cost of the acquisition of certain assets of Mountain Air Drilling Service Co., Inc.

            o A term loan in the amount of $3,550,000 at 8%, interest payable monthly, with quarterly principal payments of $147,916.67 due on the last day of April, July, October and January. The maturity date of the loan is February 7, 2004.

            o A sellers note in the amount of $2,200,000 at 5.75% simple interest. The principal and interest are due on February 6, 2004.

            o Subordinated debt in the amount of $2,000,000 at 12% with interest payable quarterly and principal due on January 31, 2004.

            o Deferred financing costs are being amortized over 3 years, the length of the term loan.

(8) Provisions for income taxes had Mountain Air Drilling operations and OilQuip Rentals been part of Allis-Chalmers for the entire year ending December 31, 2000. This includes state taxes of $33,000 and no federal income taxes. Computation of the federal income tax indicates the retention of only $1,077,000 of the tax carryforwards as noted in footnote 2.

(9) For legal purposes, Allis-Chalmers acquired OilQuip, the parent company of MCA. However, for accounting purposes OilQuip was treated as the acquiring company in a reverse acquisition of Allis-Chalmers. As a result the fixed assets, and goodwill and other intangibles of Allis-Chalmers are increased by $2,515,000. Goodwill and other intangibles are being amortized over 10 years and the fixed assets are being depreciated over 10 years and the building over 20 years. The total number of outstanding shares of Allis-Chalmers was 1,588,128 as of the date the reverse acquisition was agreed to and announced. Such shares were valued at $1.75 per share, based on the average value of the shares in the month prior to the announcement of the transaction. This indicates a purchase price of approximately $2,779,000. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by management based on information currently available and on current assumptions as to future operations. Allis-Chalmers has obtained independent appraisals of the fair values of the acquired real estate and property, plant and equipment. Allis-Chalmers has also completed the review and determination of the fair values of the other assets acquired and liabilities assumed. A summary of the assets acquired and liabilities assumed in the reverse acquisition follows:

          Estimated fair values
             Assets acquired                                        $3,196,000
             Liabilities assumed                                    (1,977,000)
             Goodwill (amortized by the straight-line method
             over 10 years)                                          1,560,000
                                                                   -------------
          Purchase price                                            $2,779,000

(10) Upon termination of the Allis-Chalmers Consolidated Pension Plan (the "Plan"), Allis-Chalmers and its subsidiaries incurred a liability to the Pension Benefit Guaranty Company (the "PBGC") for an amount equal to the Plan's unfunded benefit liabilities, which, together with the Plan's accumulated funding deficiencies, totaled approximately $67.9 million (together, the "PBGC Liability"). Effective March 31, 1999, Allis-Chalmers issued 585,100 shares of its common stock to the PBGC, reducing the pension liability by the estimated fair market value of the shares to $66.9 million. In September 1997, Allis-Chalmers and the PBGC entered into an agreement in principle for the settlement of the PBGC Liability, which detailed certain events (each, a "Release Event") that would need to occur in order to satisfy and discharge the PBGC Liability. The merger with OilQuip constituted a Release Event, which satisfied and discharged the PBGC Liability. Allis-Chalmers recorded other income as a result of the merger. For a more detailed description, please see Allis-Chalmers Note 2--Post Retirement Obligation--Pension Plan.

(11) Certain assets of Mountain Air Drilling Service Co., Inc. were acquired on February 7, 2001 by MCA, which is a subsidiary of OilQuip. Mountain Air Drilling Service Co., Inc.'s operational data is for the period January 1, 2001 through February 6, 2001.

                         INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors and
Shareholders of Allis-Chalmers Corporation

         In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Allis-Chalmers Corporation and its subsidiaries at December 31, 2000 and 1999,and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company's application for a distress termination of the Allis-Chalmers Consolidated Pension Plan (the "Consolidated Plan") was approved by the Pension Benefit Guaranty Corporation ("PBGC") on September 30, 1997. At such date, the PBGC became the trustee of the Consolidated Plan and the Company and its subsidiaries incurred an estimated liability to the PBGC for unfunded benefit liabilities and accumulated funding deficiencies totaling approximately $68 million. Effective March 31, 1999, the Company issued 585,100 shares to the PBGC reducing the pension liability by the estimated fair market value of the shares to approximately $67 million. The Company does not have the financial resources to fund this liability to the PBGC. This matter raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note 9 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
March 9, 2001

                   ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES

                             STATEMENT OF OPERATIONS

                                              Years Ended December 31
                                              -----------------------
                                          (In thousands, except per share)
                                           -----------------------------
                                          2000        1999          1998
                                          ----        ----          ----

Sales                                   $4,552       $4,370       $5,021
Cost of sales                            3,315        3,312        3,530
                                       -------      -------      -------

         Gross Margin                    1,237        1,058        1,491

Marketing and administrative expense     1,413        1,546        1,689
                                       -------      -------      -------

         Loss from Operations             (176)        (488)        (198)
Other income (expense):
     Interest income                         8            7           33
     Interest expense                      (38)         (34)         (50)
     Other (Note 11, 9)                     17          402          833
                                       -------      -------      -------

Net Income (Loss)                       $ (189)      $ (113)       $ 618
                                       =======      =======      =======

Net Income (Loss) per Common Share      $ (.12)      $ (.08)       $ .62
     (Basic and Diluted)
                                       =======      =======      =======


                        STATEMENT OF ACCUMULATED DEFICIT

                                                Years Ended December 31
                                                -----------------------
                                           2000          1999            1998
                                           ----          ----            ----
                                                    (In thousands)
Accumulated deficit beginning of year     $(75,786)     $(75,673)      $(76,291)
Net income (loss)                             (189)         (113)           618
                                          ---------     ---------      ---------
Accumulated deficit end of year           $(75,975)     $(75,786)      $(75,673)
                                          =========     =========      =========


     The accompanying Notes are an integral part of the Financial Statements

                   ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES

                        STATEMENT OF FINANCIAL CONDITION


                                                         December 31,
                                              ---------------------------------
                                                 2000                   1999
                                              ----------             ----------
                                              (In thousands, except share data)
Assets
  Cash and cash equivalents                        $358                 $501
  Trade receivables, net (Note 3)                   549                  570
  Inventories, net                                  122                  157
  Other current assets                               44                   66
                                              ----------             ----------
      Total Current Assets                        1,073                1,294

Net property, plant and equipment (Note 4)        1,055                1,170
                                              ----------             ----------

      Total Assets                               $2,128               $2,464
                                              ==========             ==========

Liabilities and Shareholders' Deficit
  Current maturities of long-term debt             $212                  $60
  Trade accounts payable                            208                  461
  Accrued employee benefits                         143                  120
  Accrued pension liability (Note 9)             66,877               66,877
  Other current liabilities                         106                  281
                                              ----------             ----------
      Total Current Liabilities                  67,546               67,799

Accrued postretirement benefit obligations
   (Note 9)                                         889                  927
Long-term debt (Note 6)                             337                  193

Commitments and contingent liabilities
   (Note 10) -                                       --                   --

Shareholders' deficit (Note 7)
  Common stock ($.15 par value,
       authorized 2,000,000 shares,
       outstanding 1,588,128 at December            238                  238
       31, 2000 and December 31, 1999)            9,093                9,093
  Capital in excess of par value
Accumulated deficit (accumulated deficit of
  $424,208 eliminated on December 2,
  1988)                                         (75,975)             (75,786)
                                              ----------             ----------

Total Shareholders' Deficit                     (66,644)             (66,455)
                                              ----------             ----------

Total Liabilities and Shareholders' Deficit      $2,128               $2,464
                                              ==========             ==========


    The accompanying Notes are an integral part of the Financial Statements.

                   ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES

                             STATEMENT OF CASH FLOWS

                                                                               Years Ended December 31
                                                                  ------------------------------------------------
                                                                      2000              1999              1998
                                                                  -----------       ------------      ------------
                                                                          (In thousands, except share data)
Cash flows from operating activities:

     Net (loss) income                                              $(189)            $(113)             $618
     Adjustments to reconcile net (loss) income to net cash
     provided (used) by operating activities:
     Depreciation                                                     150               165               149
     Notes payable issued for director compensation,                  337                 0                 0
     including interest payable in-kind
     Gain on sale of equipment
     Changes in working capital:                                        0                (2)                0
     Decrease (increase) in accounts receivable                        21               226              (113)
     Decrease (increase) in inventories                                35               (30)              (26)
     Decrease in other current assets                                  22                46                 9
     (Decrease) increase in accounts payable                         (253)              170                72
     (Decrease) increase in other current liabilities                (152)              (66)               60
     Decrease in accrued pension liability                              0                 0              (900)
     Other                                                            (38)              (54)               (9)
                                                                  -----------       ------------      ------------

     Net cash provided (used) by  operating activities                (67)              342               (140)

Cash flows from investing activities:
     Capital expenditures
     Proceeds from sale of equipment                                   (7)              (21)             (353)

     Net cash used by investing                                         0                16                 3
                                                                  -----------       ------------      ------------
     activities
                                                                       (7)               (5)             (350)
Cash flows from financing activities:
     Net proceeds from issuance of
     long-term debt
     Payment of long-term debt                                          0                 0                66
                                                                      (69)              (59)              (52)
                                                                  -----------       ------------      ------------
         Net cash provided (used) by                                  (69)              (59)               14
         financing activities

Net increase (decrease) in cash and cash equivalents                 (143)              278              (476)

Cash and cash equivalents at beginning of year                        501               223               699
                                                                  -----------       ------------      ------------

Cash and cash equivalents at end of year                             $358              $501              $223
                                                                  ===========       ============      ============

Supplemental information - interest paid                              $38               $34               $50
                                                                  ===========       ============      ============

Noncash investing and financing activities:

Purchase of equipment under capital lease obligation                  $28               $29                $0
                                                                  ===========       ============      ============

Issuance of common stock in partial settlement of accrued
pension liability                                                      $0            $1,024                $0
                                                                  ===========       ============      ============

Issuance of notes payable for Director compensation                  $325                $0                $0
                                                                  ===========       ============      ============


    The accompanying Notes are an integral part of the Financial Statements.

                   ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. EMERGENCE FROM CHAPTER 11

         Allis-Chalmers Corporation ("Allis-Chalmers") emerged from Chapter 11 proceedings on October 31, 1988 under a plan of reorganization which was consummated on December 2, 1988. Allis-Chalmers was thereby discharged of all debts that arose before confirmation of its First Amended and Restated Joint Plan of Reorganization (Plan of Reorganization), and all of its capital stock was cancelled and made eligible for exchange for shares of common stock of the reorganized company (Common Stock). Claims asserted against Allis-Chalmers and allowed by the Bankruptcy Court beyond those recorded prior to the consummation date amounted to approximately $483 million. Such amounts were subsequently recorded by Allis-Chalmers in 1988. Because total recorded liabilities discharged at consummation exceeded the book value of assets and common stock distributed to creditors and the various trusts at that date, extraordinary income of $388.1 million was recorded. See the Plan of Reorganization and the First Amended Disclosure Statement dated September 14, 1988 for additional information regarding distributions to holders of claims and interests.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

         Allis-Chalmers through its wholly-owned subsidiary, Houston Dynamic Service, Inc., services and repairs various types of mechanical equipment, including compressors, pumps, turbines, engines, heat exchangers, centrifuges, rollers, gears, valves, blowers, kilns, crushers and mills.

Principles of Consolidation

         The consolidated financial statements include the accounts of Allis-Chalmers and its subsidiaries. All significant intercompany transactions have been eliminated.

Revenue Recognition.

         During the fourth quarter of 2000, Allis-Chalmers adopted Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". The adoption of SAB 101 did not have a significant impact on revenue recognized by Allis-Chalmers.

Fair Value of Financial Instruments

         The carrying amounts in the Statement of Financial Condition for cash and cash equivalents, trade receivables, trade accounts payable, and long-term debt approximate fair market value.

Inventories

         Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

Properties and Depreciation

         Plant and equipment used in the business are stated at cost and depreciated on the straight-line basis over the estimated useful lives of the assets which generally range from 40 years for buildings, 3 to 12 years for machinery and equipment and 3 to 12 years for tools, patterns, furniture and fixtures. Maintenance and repairs are expensed as incurred. Expenditures which significantly increase asset values or extend useful lives are capitalized.

         Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. Measurement of any impairment losses are recognized based on the estimated fair value of the asset.

Income Taxes

         Deferred income taxes are determined on the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 (See
Note 5).

Statement of Cash Flows

         For purposes of the Statement of Cash Flows, Allis-Chalmers considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Major Customers

         Entergy accounted for 25% of sales and Amoco Chemical 14% of sales in 2000. In1999, Entergy accounted for 13% of total sales and in 1998, Amoco Chemical accounted for 24% of total sales.

New Accounting Standards

         On June 29, 2001, the Financial Accounting Standards Board (FASB) voted in favor of FASB Statement No. 142 (FAS 142), "Goodwill and Other Tangible Assets." FASB expects to release FAS 142 in the last half of July 2001. FAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Upon adoption of FAS 142, goodwill will be tested at the reporting unit annually and whenever events or circumstances occur indicating that goodwill might be impaired. Amortization of goodwill, including goodwill recorded in past business combinations, will cease. The adoption date for the Company will be January 1, 2002. The Company has not yet determined what the impact of FAS 142 will be on its results of operations and financial position.

NOTE 3. TRADE RECEIVABLES

                                                        December 31,
                                                ---------------------------
                                                   2000             1999
                                                ----------       ----------
                                                        (thousands)

Trade accounts receivable                          $569             $692
Allowance for doubtful receivables                  (20)            (122)
                                                ----------       ----------

                                                    $549            $570
                                                ==========       ==========



NOTE 4. PROPERTY, PLANT AND EQUIPMENT



                                                        December 31,
                                                ---------------------------
                                                   2000             1999
                                                ----------       ----------
                                                        (thousands)

Land and buildings                                  $545             $545
Machinery and equipment                            1,575            1,550
Tools, patterns, furniture, fixtures and
   leasehold improvements                            731              721
                                                ----------       ----------

                                                   2,851            2,816
Accumulated depreciation                          (1,796)          (1,646)
                                                ----------       ----------

                                                  $1,055            1,170
                                                ==========       ==========

NOTE 5. INCOME TAXES

         Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. A valuation allowance is established for deferred tax assets when management, based upon available information, considers it more likely than not that a benefit from such assets will not be realized.

         The following table depicts the temporary differences as of December 31, 2000 and 1999:

                                                   2000             1999
                                                ----------       ----------
                                                         (millions)
Net future tax deductible items                    $35               $35
Net operating loss carryforwards and               112               123
  other tax credits
Valuation allowance                               (147)             (158)
                                                ----------       ----------

Net deferred taxes                                 $ -                $-
                                                ==========       ==========

         Net future tax deductible items relate primarily to estimated future bankruptcy claim payments to be made by Allis-Chalmers' two grantor trusts. Gross deferred tax liabilities at December 31, 2000 and 1999 are not material.

         The Plan of Reorganization established the A-C Reorganization Trust to settle claims and to make distributions to creditors and certain shareholders. Allis-Chalmers transferred cash and certain other property to the A-C Reorganization Trust on December 2, 1988. Payments made by Allis-Chalmers to the A-C Reorganization Trust did not generate tax deductions for Allis-Chalmers upon the transfer but generate deductions for Allis-Chalmers as payments are made by the A-C Reorganization Trust to holders of claims.

         The Plan of Reorganization also created a trust to process and liquidate product liability claims. Payments made by the A-C Reorganization Trust to the product liability trust did not generate current tax deductions for Allis-Chalmers. Future deductions will be available to Allis-Chalmers as the product liability trust makes payments to liquidate claims.

         Allis-Chalmers believes the above-named trusts are grantor trusts and therefore includes the income or loss of these trusts in Allis-Chalmers' income or loss for tax purposes, resulting in an adjustment of the tax basis of net operating and capital loss carry forwards. The income or loss of these trusts is not included in Allis-Chalmers' results of operations for financial reporting purposes.

         Tax carryforwards at December 31, 2000 are estimated to consist of net operating losses of $319 million expiring 2001 through 2019, investment tax credits of $16,000 expiring in 2001 and energy tax credits of $141,000 expiring 2001 through 2002.

         During 1990, Allis-Chalmers initiated litigation against the Internal Revenue Service ("IRS") in the United States Bankruptcy Court for the Southern District of New York, challenging the validity and retroactive applicability of proposed regulations issued by the IRS on August 13, 1990. On January 2, 1992 the IRS issued final regulations under Sections 269 and 382 of the Internal Revenue Code of 1986 relating to the use of net operating loss carryforwards following corporate reorganizations under the Bankruptcy Code.

         Following issuance of the final regulations Allis-Chalmers withdrew its retroactivity challenge because the final regulations were made retroactive only to August 14, 1990 and are not applicable to a plan of reorganization that was completed before then. Allis-Chalmers' Plan of Reorganization was consummated on December 2, 1988. Allis-Chalmers, however, continued to challenge the validity of other provisions of the regulations.

         On June 8, 1992, the Bankruptcy Court issued a decision denying Allis-Chalmers' motion for a judgment against the IRS with respect to the application of Section269 of the IRS Code to Allis-Chalmers. The Court also granted the IRS's motion to dismiss Allis-Chalmers' complaint challenging the regulations. The Court entered judgment pursuant to its decision on June 29, 1992 and, consistent with the advice of its counsel, Allis-Chalmers decided not to appeal that judgment.

         Although Allis-Chalmers was unable to obtain a judgment that would have prevented the IRS from applying Section 269 to Allis-Chalmers, the Court's ruling leaves Allis-Chalmers in substantially the same position it was in prior to issuance of the final regulations. The possibility of an IRS challenge under
Section 269 of the Internal Revenue Code to Allis-Chalmers' use of its pre-petition net operating loss carryforwards has always existed and, in light of the Court's ruling, that possibility continues to exist.

         The Court, however, stated that, should the IRS ever seek to use its new Section 269 regulations to limit Allis-Chalmers' use of its net operating loss carryforwards, nothing in its opinion would prejudice Allis-Chalmers' right to defend itself by using the Court's confirmation finding that the primary purpose of Allis-Chalmers' Plan of Reorganization was not tax avoidance. While Allis-Chalmers' common stock is subject to trading restrictions which are designed to maximize the likelihood of preserving its net operating loss carryforwards, a change in ownership of Allis-Chalmers could also limit the use of its net operating loss carryforwards.

NOTE 6. LONG-TERM DEBT


                                                              December 31,
                                                           2000          1999
                                                         --------      --------
                                                              (thousands)

Notes payable to certain current and former Directors      $337            $0
Real estate loan                                            173           203
Capital lease obligations                                    39            50
                                                         --------      --------
                                                            549           253
Less amounts classified as current                          212            60
                                                         --------      --------
                                                           $337          $193
                                                         ========      ========

         During March 2000, Allis-Chalmers' Board of Directors approved an arrangement to compensate former and continuing Directors who had served from 1989 to March 31,1999 without compensation. Allis-Chalmers issued promissory notes in the amount of $25,000 each to seven current or former directors and $150,000 to John T. Grigsby, Jr., a former director and current Executive Vice President and Chief Financial Officer. The notes bear interest, payable in-kind, at five percent (5%) and are due March 28, 2005, however, may be prepaid at any time at the discretion of Allis-Chalmers. In addition, the notes are canceled in the event of a subsequent bankruptcy of Allis-Chalmers.

         The real estate loan relates to the 1990 purchase of the land and building in Houston, Texas which had previously been leased by HDS. In August 1996, HDS refinanced this loan which is required to be repaid in monthly installments of $3,278 through August 20, 2001 when the remaining unpaid balance is due. At December 31, 2000 and 1999, the interest rate on the loan was 11.5% and 10.5%, respectively. The rate will be adjusted during the term of the loan in accordance with increases or decreases in the prime rate. The loan is collateralized by the HDS facility, (having a net book value of $421,000 at December 31, 2000) and Allis-Chalmers' guaranty.

         Obligations under capital lease arrangements totaled $39,000 and $50,000 at December 31, 2000 and 1999, respectively.

NOTE 7. SHAREHOLDERS' DEFICIT

         During 1999, Allis-Chalmers issued 585,100 shares of common stock to the PBGC (See Note 9). This transaction was recorded as an increase in common stock and capital in excess of par value of $86,000 and $938,000, respectively, and a reduction of the accrued pension liability of $1,024,000.

NOTE 8. LONG-TERM STOCK INCENTIVE PLAN

         Allis-Chalmers' Long-Term Stock Incentive Plan (1989) provides for the grant of stock options, stock appreciation rights, performance shares, restricted stock, restricted stock units and other stock-based awards. Under the plan the maximum number of shares which may be granted with respect to stock-based awards is 50,000. Options may be granted at prices equal to or not less than the fair market value at date of grant, except that options to purchase up to 13,333 shares may be granted at a price which is not less than the fair market value on October 25, 1989, the date on which the plan was approved by shareholders. Options are exercisable within a period not to exceed 10 years from date of grant. The plan also provides for the discretionary grant of stock appreciation rights which allow the holder to receive, in cash or shares of common stock, the difference between the exercise price and the fair market value of the stock at the date of exercise. No stock options or stock appreciation rights have been granted to date under this plan. As is discussed in Note 11, Allis-Chalmers' Board of Directors granted 24,000 stock options during 2000 which are not subject to this plan.

NOTE 9. PENSION AND POSTRETIREMENT BENEFIT OBLIGATIONS

Pensions

         As of the date of the Chapter 11 filings in June 1987, Allis-Chalmers sponsored 19 defined benefit plans providing pensions for substantially all U.S. employees. The pension plan for U.S. salaried employees was capped and frozen effective March 31, 1987, so there have been no further benefit accruals after that date. As a result of divestitures during the Chapter 11 proceedings, eight active plans were transferred to the buyers of the businesses, leaving Allis-Chalmers as sponsor of 11 plans, none of which permitted additional benefit accruals. Effective January 1, 1989, the 11 remaining plans were consolidated into a single plan, the Allis-Chalmers Consolidated Pension Plan (Consolidated Plan).

         In 1994, Allis-Chalmers' independent pension actuaries changed the assumptions for mortality and administrative expenses used to determine the liabilities of the Consolidated Plan. Primarily as a result of the changes in mortality assumptions to reflect decreased mortality rates of Allis-Chalmers' retirees, the Consolidated Plan was underfunded on a present value basis. In the first quarter of 1996, the Company made a required cash contribution to the Consolidated Plan in the amount of $205,000. Allis-Chalmers did not, however, have the financial resources to make the other required payments during 1996 and 1997. Given the inability of Allis-Chalmers to fund such obligations with its current financial resources, in February 1997, Allis-Chalmers applied to the Pension Benefit Guaranty Corporation ("PBGC") for a "distress" termination of the Consolidated Plan under section 4041(c) of the Employee Retirement Income Security Act of 1974, as amended (ERISA). The PBGC approved the distress termination application in September 1997 and agreed to a plan termination date of April 14, 1997. The PBGC became trustee of the terminated Consolidated Plan on September 30, 1997.

         Upon termination of the Consolidated Plan, Allis-Chalmers and its subsidiaries incurred a liability to the PBGC for an amount equal to the Consolidated Plan' s unfunded benefit liabilities. Allis-Chalmers and its subsidiaries also have a liability to the PBGC, as trustee of the terminated Consolidated Plan, for the outstanding balance of the Consolidated Plan's accumulated funding deficiencies. As of September 30, 1997, the PBGC estimated that the unfunded benefit liabilities and the accumulated funding deficiencies (together, the "PBGC Liability") totaled approximately $67.9 million. Effective March 31, 1999, the Company issued 585,100 shares of common stock reducing the pension liability by the estimated fair market value of the shares to $66.9 million.

         In September 1997, Allis-Chalmers and the PBGC entered into an agreement in principle for the settlement of the PBGC Liability which required, among other things, satisfactory resolution of Allis-Chalmers' tax obligations with respect to the Consolidated Plan under Section 4971 of the Internal Revenue Code of 1986, as amended (Code). Section 4971(a) of the Code imposes, for each taxable year, a first-tier tax of 10% on the amount of the accumulated funding deficiency under a plan like the Consolidated Plan. Section 4971(b) of the Code imposes an additional, second-tier tax equal to 100% of such accumulated funding deficiency if the deficiency is not "corrected" within a specified period. Liability for the taxes imposed under section 4971 extends, jointly and severally, to Allis-Chalmers and to its commonly-controlled subsidiary corporations.

         Prior to its termination, the Consolidated Plan had an accumulated funding deficiency in the taxable years 1995, 1996, and 1997. Those deficiencies resulted in estimated first-tier taxes under Code section 4971(a) of approximately $900,000. On July 16, 1998, Allis-Chalmers and the Internal Revenue Service (IRS) reached an agreement in principal to settle Allis-Chalmers' tax liability under Code Section 4971 for $75,000. Following final IRS approval, payment of this amount was made on August 11, 1998 and a gain of $825,000 was recorded as other income in the accompanying 1998 Statement of Operations.

         In June 1999, but effective as of March 31, 1999, Allis-Chalmers and the PBGC entered into an agreement for the settlement of the PBGC Liability (the "PBGC Agreement").

         Pursuant to the terms of the PBGC Agreement, Allis-Chalmers issued 585,100 shares of its common stock to the PBGC, or 35% of the total number of shares issued and outstanding on a fully-diluted basis, and Allis-Chalmers has a right of first refusal with respect to the sale of the shares of common stock owned by the PBGC. In conjunction with the share issuance, Allis-Chalmers reduced the pension liability to the PBGC based on the estimated fair market value of the shares issued on the effective date of March 31, 1999. In accordance with the terms of the PBGC Agreement, Allis-Chalmers was required to and has (i) decreased the size of the Board of Directors of Allis-Chalmers (the Board) to seven members; (ii) caused a sufficient number of then current directors of Allis-Chalmers to resign from the Board and all committees thereof; and (iii) caused three designees of the PBGC, to be elected to the Board. The PBGC has caused Allis-Chalmers to amend its By-laws(By-laws) to conform to the terms of the PBGC Agreement. Furthermore, Allis-Chalmers agreed to pay the PBGC's reasonable professional fees on the 90th day after a Release Event (as hereinafter defined). During the term of the PBGC Agreement, Allis-Chalmers has agreed not to issue or agree to issue any common stock of Allis-Chalmers or any "common stock equivalent" for less than fair value(as determined by a majority of the Board). Allis-Chalmers also agreed not to merge or consolidate with any other entity or sell, transfer or convey more than 50% of its property or assets without majority Board approval and agreed not to amend its Amended and Restated Certificate of Incorporation (Certificate) or By-laws.

         In order to satisfy and discharge the PBGC Liability, the PBGC Agreement provides that Allis-Chalmers must either: (i) receive, in a single transaction or in a series of related transactions, debt financing which makes available to Allis-Chalmers at least $10 million of borrowings or (ii) consummate an acquisition, in a single transaction or in a series of related transactions, of assets and/or a business where the purchase price (including funded debt assumed) is at least $10 million (Release Event). Allis-Chalmers continues to pursue various strategic alternatives to facilitate the consummation of a Release Event. If the 585,100 shares are disposed of by the PBGC prior to a Release Event and the final satisfaction and discharge of the PBGC Liability, the liability will be accreted by the estimated fair market value, $1,024,000, of the shares issued to the PBGC.

         In connection with the PBGC Agreement, and as additional consideration for settling the PBGC Liability, the following agreements, each dated as of March 31, 1999 were also entered into: (i) a Registration Rights Agreement between Allis-Chalmers and the PBGC (the "Registration Rights Agreement"); and
(ii) a Lock-Up Agreement by and among Allis-Chalmers, the PBGC, AL-CH Company, L.P., a Delaware limited partnership ("AL-CH"), Wells Fargo Bank, as trustee under that certain Amended and Restated Retiree Health Trust Agreement for UAW Retired Employees of Allis-Chalmers Corporation (the "UAW Trust"), and Firstar Trust Company, as trustee under that certain Amended and Restated Retiree Health Trust Agreement for Non-UAW Retired Employees of Allis-Chalmers Corporation (the "Non-UAW Trust")(the "Lock-Up Agreement").

         The Registration Rights Agreement grants each holder of Registrable Shares (defined in the Registration Rights Agreement to basically mean the shares of common stock issued to the

PBGC under the PBGC Agreement) the right to have their shares registered pursuant to the Securities Act of 1933, as amended, on demand or incidental to a registration statement being filed by Allis-Chalmers. In order to demand registration of Registrable Shares, a request for registration by holders of not less than 20% of the Registrable Shares is necessary. Allis-Chalmers may deny a request for registration of such shares if Allis-Chalmers contemplates filing a registration statement within 90 days of receipt of notice from the holders. The Registration Rights Agreement also contains provisions that allow Allis-Chalmers to postpone the filing of any registration statement for up to 180 days. The Registration Rights Agreement contains indemnification language similar to that usually contained in agreements of this kind.

         The Lock-Up Agreement governs the transfer and disposition of shares of Allis-Chalmers' common stock and the voting of such shares, as well as grants the PBGC a right of sale of its shares prior to AL-CH, the UAW Trust and the Non-UAW Trust.

         Pursuant to the Lock-Up Agreement, unless the Board has terminated the common stock transfer restrictions set forth in Article XIII of Allis-Chalmers' Certificate, AL-CH, the UAW Trust and the Non-UAW Trust each agreed that, during the period commencing on March 31, 1999 and ending on the third anniversary of the Release Event, it will not, directly or indirectly, sell, transfer, assignor dispose of any shares of Company stock it beneficially owns. Commencing with the third anniversary of the Release Event and continuing until the fifth anniversary of the Release Event, each of AL-CH, the UAW Trust and the Non-UAW Trust agreed not to sell, transfer or dispose of any shares of Company stock without first giving the PBGC an opportunity to sell all or any portion of the shares of Company stock the PBGC owns. The foregoing right of the PBGC applies to the sale of Company stock in a public offering or otherwise.

         The Lock-Up Agreement also contains a voting component. During the term of the Lock-Up Agreement, each party to the agreement agreed to vote, at any meeting of Allis-Chalmers stockholders and in any written consent, all shares of Company stock owned by it in favor of the election as directors of Allis-Chalmers the persons nominated by the Nominating Committee of the Board and to refrain from taking any action contrary to or inconsistent with such obligation. During the term of the Lock-Up Agreement, each party to the agreement further agreed not to vote its shares of Company stock or take any other action to amend Allis-Chalmers' Certificate or By-laws in a manner that is inconsistent with, or in breach of, the PBGC Agreement. Each party further agreed that it will vote all of its shares (i) in favor of certain specified amendments to Allis-Chalmers' Certificate, (ii) for the election of the persons designated by the PBGC (each, a PBGC Director) to serve on the Board and (iii) in favor of the election of Company directors who are committed to cause, and who do cause, one PBGC Director to be appointed to the Nominating Committee of the Board and one PBGC Director to be appointed as the Chairman of the Compensation Committee of the Board.

Medical and Life

         Pursuant to the Plan of Reorganization, Allis-Chalmers assumed the contractual obligation to Simplicity Manufacturing, Inc. (SMI) to reimburse SMI for 50% of the actual cost of medical and life insurance claims for a select group of retirees (SMI Retirees) of the prior Simplicity Manufacturing Division of Allis-Chalmers.

         Net postretirement benefit expense for the years ended December 31, 2000, 1999 and 1998 included the following components (in thousands):

                                               2000       1999       1998
                                              ------     ------     ------
Service cost                                   $  -       $  -       $  -
Interest cost                                    32         41         53
Recognized actuarial gain                       (49)       (37)       (22)
                                              ------     ------     ------

Net periodic postretirement benefit cost       $(17)      $  4       $ 31
                                              ======     ======     ======

         The change in benefit obligation and plan assets and reconciliation of funded status for the years ended December 31, 2000 and 1999 are as follows (in thousands):

Change in APBO                                             2000        1999
                                                         --------    --------
Benefit obligation at beginning of year                   $ 464       $ 606
Interest cost                                                32          41
Actuarial gain                                              (18)       (125)
Benefits paid                                               (22)        (58)
                                                         --------    --------
Benefit obligation at end of year
                                                          $ 456       $ 464
                                                         ========    ========
Change in Plan Assets
Fair value of plan assets at beginning of year            $   -       $   -
Employer contribution                                        22          58
Benefits paid                                               (22)        (58)
                                                         --------    --------

Fair value of plan assets at end of year                  $   -       $   -
                                                         ========    ========

Reconciliation of Funded Status Benefit obligation at     $(456)      $(464)
end of year
Fair value of plan assets at end of year                      -           -
                                                         --------    --------

Funded status                                              (456)       (464)
Unrecognized net actuarial gain                            (433)       (463)
                                                         --------    --------

Accrued Benefit Cost                                      $(889)      $(927)
                                                         ========    ========

         The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was assumed to be 7.5% for 2001. The assumed rate decreases each year until an ultimate rate of 5.0% is reached at December31, 2006. The health care cost trend rate has a significant effect on the amounts reported. For example, a one percentage point increase in the healthcare cost trend rate would increase the accumulated postretirement benefit obligation by approximately $24,000 at December 31, 2000. The discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at December 31, 2000 and 7.25% at December 31, 1999.

NOTE 10. COMMITMENTS AND CONTINGENT LIABILITIES

         Substantially all litigation proceedings pending against Allis-Chalmers were resolved pursuant to emergence from the Chapter 11 proceedings in 1988. Various loans, lease agreements and other commitments and contractual obligations of Allis-Chalmers were also satisfied pursuant to the Plan of Reorganization. Allis-Chalmers knows of no significant pre-Plan of Reorganization lawsuits presently pending against it or its subsidiaries which have not been assumed by the various trusts or other entities.

         Allis-Chalmers is a party to litigation matters and claims, which are normal in the course of its operations, and, while the results of litigation and claims cannot be predicted with certainty, management believes that the final outcome of such matters will not have a material adverse effect on Allis-Chalmers' consolidated financial position.

Environmental Matters

         The Environmental Protection Agency ("EPA") and certain state environmental protection agencies have requested information in connection with several potential hazardous waste disposal sites in which products manufactured by Allis-Chalmers before consummation of the Plan of Reorganization were disposed. The EPA has claimed that Allis-Chalmers is liable for cleanup costs associated with several additional sites. In addition, certain third parties have asserted that Allis-Chalmers is liable for cleanup costs or associated EPA fines in connection with additional sites. In each instance the environmental claims asserted against Allis-Chalmers involve its prebankruptcy operations. Accordingly, Allis-Chalmers has taken the position that all cleanup costs or other liabilities related to these sites were discharged in the bankruptcy. No environmental claims have been asserted against Allis-Chalmers involving its postbankruptcy operations.

Allis-Chalmers Consolidated Pension Plan

         Contributions to the Consolidated Plan were required starting in 1996 due to a change in the mortality assumptions used in calculating the present value of the pension benefits expected to be paid and the assumptions used in calculating the future administrative expenses compared with the projections of the mortality and administrative expense assumptions used in the Plan of Reorganization for funding the Consolidated Plan. Contributions were projected to be $2.5 million in 1996, then increasing to $3.1 million in 1997 and $8.1 million in 1998. After paying one installment of $205,000 on January 15, 1996, Allis-Chalmers failed to make any subsequent payments. Allis-Chalmers' failure to make required quarterly contributions starting in April 1996, resulted in the filing of a lien by the PBGC against Allis-Chalmers. Given the inability of Allis-Chalmers to fund such obligations with its current financial resources, in February 1997, Allis-Chalmers applied to the PBGC for a "distress" termination of the Consolidated Plan under section 4041(c) of ERISA. The PBGC approved the distress termination application in September 1997 and agreed to a plan termination date of April 14, 1997. The PBGC became trustee of the terminated Consolidated Plan on September 30, 1997.

         For additional information regarding the Consolidated Plan, see Note 9.

NOTE 11. RELATED PARTY TRANSACTIONS

         As is discussed in Note 6, during 2000, Allis-Chalmers' Board of Directors issued promissory notes totaling $325,000 as compensation to certain current and former Directors. This transaction is reflected as marketing and administrative expense of $325,000 in the accompanying 2000 Statement of Operations. Allis-Chalmers' Board of Directors did not receive any compensation for their services as executive officers of Allis-Chalmers for the period April 1,1999 through December 31, 2000.

         In conjunction with the promissory notes issued to certain current and former Directors, Allis-Chalmers' Board of Directors also granted stock options to these same individuals. Options to purchase 24,000 shares of common stock were granted with an exercise price of $2.75. These options vested immediately and may be exercised any time prior to March 28, 2010. During 2000, no stock options were exercised. No compensation expense has been recorded for these options which were issued with an exercise price approximately equal to the fair value of the common stock at the date of grant. These stock options were not dilutive to Allis-Chalmers' net loss per share in 2000. Had compensation expense for options granted during 2000 been determined based on option fair value at the grant date, as prescribed by SFAS No. 123, "Accounting for Stock Based Compensation", the effect on Allis-Chalmers' net loss during 2000 would not have been material.

         During 1999, Allis-Chalmers received payments totaling $400,000 as reimbursement for expenditures Allis-Chalmers incurred in prior years on behalf of the A-C Reorganization Trust. These payments are included as other income in the accompanying Statement of Operations.

         NOTE 12.  QUARTERLY FINANCIAL DATA

         (unaudited)


                              First                       Second                        Third                       Fourth
                             Quarter                      Quarter                      Quarter                      Quarter
                  ----------------------------  --------------------------  ---------------------------  ---------------------------
                    2000      1999      1998     2000     1999      1998      2000      1999     1998      2000      1999     1998
                    ----      ----      ----     ----     ----      ----      ----      ----     ----      ----      ----     ----

Sales             $  824     $1,052    $1,503   $1,598   $1,084    $1,249   $  909     $  894   $  943    $1,221    $1,340   $1,326
Gross Margin         195        339       486      511      249       312      171        212      273       360       258      420

Net Income (Loss)   (104)       (57)      137       18     (137)     (197)    (123)      (122)     680*       20       203       (2)
Per Common Share
(basic and
diluted)          $(0.07)    $(0.06)    $0.14    $0.01   $(0.09)   $(0.20)  $(0.08)    $(0.08)   $0.68     $0.02     $0.13    $0.00

*Net income in the third quarter of 1998 included income of $825,000 as a result of a $900,000 IRS liability settled for $75,000.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Mountain Air Drilling Service Co., Inc.
Grand Junction, Colorado

We have audited the accompanying balance sheet of Mountain Air Drilling Service Co., Inc. as of December 31, 2000, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial portion of Mountain Air Drilling Service Co., Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounted principles.





                                              WHEELER WASOFF. P.C.


Denver, Colorado
April 24, 2001

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Mountain Air Drilling Service Co., Inc.
Grand Junction, Colorado

We have audited the accompanying balance sheets of Mountain Air Drilling Service Co., Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mountain Air Drilling Service Co., Inc. as of December 31, 1999 and 1998, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.



                                         Gordon, Hughes & Banks, LLP


Lakewood, Colorado
July 21, 2000

                     MOUNTAIN AIR DRILLING SERVICE CO., INC.
                                 BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                  December 31,
                                                                       2000           1999             1998
                                                                       ----           ----             ----

                                     ASSETS
Current Assets
    Cash                                                             $    634       $     502        $     301
    Accounts receivable - trade                                           610             452              720
    Other current assets                                                   40             127               31
                                                                     --------       ---------        ---------

        Total Current Assets                                            1,284           1,081            1,052

     Property and Equipment, net                                        1,430           1,584            1,500
                                                                     --------       ---------        ---------

Total Assets                                                         $  2,714       $   2,665        $   2,552
                                                                     ========       =========        =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
    Accounts payable                                                 $     69       $     244        $     238
    Accrued expenses                                                      134             139              173
    Deposits and other                                                    100               -               16
                                                                     --------       ---------        ---------

        Total Current Liabilities                                         303             383              427
                                                                     --------       ---------        ---------

SHAREHOLDERS' EQUITY

    Common stock: no par value, 10,000 shares
      Authorized; 2,000 shares issued and outstanding
        ($0.15 par value; 400,000 shares issued and
        outstanding as restated for recapitalization on
        May 9, 2001)                                                       60             60               60
    Additional paid in capital                                          1,835           1,835            1,835
    Retained earnings                                                     516             387              230
                                                                     --------       ---------        ---------

    Total Shareholders' Equity                                          2,411           2,282            2,125
                                                                     --------       ---------        ---------

Total Liabilities and Shareholders' Equity                           $  2,714       $   2,665        $   2,552
                                                                     ========       =========        =========


The accompanying notes are an integral part of the financial statements.

                     MOUNTAIN AIR DRILLING SERVICE CO., INC.
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                              Years Ended December 31,
                                                              ------------------------
                                                         2000           1999           1998
                                                         ----           ----           ----
Revenue
    Equipment rental                                   $  2,761       $   3,004        $   3,182
    Operator revenue                                      2,158           2,461            2,658
    Supply sales                                            523             626              660
    Subcontract revenue                                     191             301              104
    Other revenue                                            59              37              153
                                                     ----------      ----------       ----------

                                                          5,692           6,429            6,757

Cost of revenue                                           2,689          3,779             3,687
                                                     ----------      ----------       ----------

Gross profit                                              3,003           2,650            3,070

General and administrative expenses                         613             622              579
                                                     ----------      ----------       ----------

Income from operations                                    2,390           2,028            2,491
                                                     ----------      ----------       ----------

Other income (expense)
    Interest income                                          21               8                -
    Interest (expense)                                        -              (1)             (14)
    Miscellaneous income                                      2               2                2
                                                     ----------      ----------       ----------

                                                             23               9              (12)
                                                     ----------      ----------       ----------

Net income                                             $  2,413       $   2,037        $   2,479
                                                     ==========      ==========       ==========

Net income per common share, basic and diluted            $6.03           $5.09            $6.20
                                                     ==========      ==========       ==========

Weighted average number of common shares
outstanding, basic and diluted                          400,000         400,000          400,000
                                                     ==========      ==========       ==========

Pro forma net income per common
share, basic and diluted                                  $0.24           $0.20            $0.25
                                                     ==========      ==========       ==========

Pro forma weighted average number of common
shares outstanding, basic and diluted                10,000,000      10,000,000       10,000,000
                                                     ==========      ==========       ==========


The accompanying notes are an integral part of the financial statements.

                     MOUNTAIN AIR DRILLING SERVICE CO., INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                        (IN THOUSANDS, EXCEPT FOR SHARES)



                                                                      COMMON STOCK
                                                                                            ADDITIONAL
                                                PARTNERSHIP                                   PAID IN     RETAINED
                                                  EQUITY          SHARES        AMOUNT        CAPITAL     EARNINGS
                                                  ------         --------       ------        -------     --------
Balance, January 1, 1998                          $1,895               -            $-                          $-

Transfer partnership equity to common stock       (1,895)        400,000            60          1,835           $-


Net income                                             -               -             -              -        2,479

Distributions                                          -               -             -              -       (2,249)
                                                  ------         -------        ------        -------     --------


Balance, December 31, 1998                             -         400,000            60          1,835          230

Net Income                                             -               -             -              -        2,037

Distributions                                          -               -             -              -        1,880
                                                  ------         -------        ------        -------     --------


Balance, December 31, 1999                             -         400,000            60          1,835          387

Net Income                                             -               -             -              -        2,413

Distributions                                          -               -             -              -       (2,284)
                                                  ------         -------        ------        -------     --------


Balance, December 31, 2000                            $-         400,000            60          1,835         $516
                                                  ======         =======        ======        =======     ========

                     MOUNTAIN AIR DRILLING SERVICE CO., INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            Years Ended December 31,
                                                                       2000           1999             1998
                                                                       ----           ----             ----
Cash flows from operating activities:
    Net income                                                       $  2,413          $2,037        $   2,479
    Adjustments to reconcile net income to cash
      provided by operations
        Depreciation                                                      283             260              220
    Changes in assets and liabilities
       Decrease (increase) in accounts receivable                        (158)            267              (22)
       Decrease (increase) in prepaid and other assets                     87             (95)             (10)
       (Decrease) increase in accounts payable                           (175)              6               82
       (Decrease) increase in accrued expenses                             (5)            (34)              46
       Increase in deposits                                               100               -                -
                                                                     --------       ---------        ---------

    Net cash flows provided by operating activities                     2,545           2,441            2,795
                                                                     --------       ---------        ---------

Cash flows from investing activities
    Purchase of property and equipment                                   (129)           (344)            (389)
                                                                     --------       ---------        ---------

    Net cash flows (used) by investing activities                        (129)           (344)            (389)
                                                                     --------       ---------        ---------

Cash flows from financing activities
    Distributions paid in cash                                         (2,284)         (1,880)          (2,249)
    Proceeds from debt                                                      -               -              143
    Repayment of long term debt                                             -             (16)            (174)
                                                                     --------       ---------        ---------

    Net cash flows (used) by financing activities                      (2,284)         (1,896)          (2,280)
                                                                     --------       ---------        ---------

Net increase in cash                                                      132             201              126

Cash, beginning of year                                                   502             301              175
                                                                     --------       ---------        ---------

Cash, end of year $                                                       634       $     502        $     301
                                                                     ========       =========        =========

Cash paid in interest                                                $      -       $       1        $      14
                                                                     ========       =========        =========


The accompanying notes are an integral part of the financial statements.

                     MOUNTAIN AIR DRILLING SERVICE CO., INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Mountain Air Drilling Service Co., Inc. (Mountain Air) was formed in 1975 as a Colorado general partnership to provide service to the drilling industry. Effective January 1, 1998, Mountain Air filed Articles of Incorporation with the State of Colorado and became an S Corporation.

Mountain Air provides the lease of equipment and manpower to the oil and gas industry. Mountain Air's customers consist primarily of businesses with well sites in Colorado, New Mexico, Utah, Nevada and Wyoming.

Property and Equipment

Property and equipment represents the cost of equipment in use in the operations of Mountain Air.

Equipment in assembly represents the direct cost of components used in the equipment being constructed and does not include any internal labor or administrative costs. This equipment will be used in the normal operations of Mountain Air and will be reclassified to field equipment and depreciated as it is completed and placed in service.

Equipment not in service represents the cost of various parts and components that have been purchased for use in field equipment as needed. These components will be used in the normal operations of Mountain Air and will be reclassified to field equipment and depreciated as they are added to operating equipment.

Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

The cost of property and equipment currently in service is depreciated over the estimated useful lives of the related assets, which range from three to ten years. Depreciation is computed on the straight-line method for financial reporting purposes. Depreciation expense charged to operations was $283,000, $260,000, and $220,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

Income Taxes

Mountain Air was originally formed as a Colorado general partnership and effective January 1, 1998, Mountain Air filed Articles of Incorporation and elected to be treated as a S Corporation. The taxable income or loss of a partnership and S Corporation is passed through to its partners/shareholders without being taxed at the entity level. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

Cash Equivalents

For the purpose of reporting cash flows, Mountain Air considers as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase. On occasion, Mountain Air has cash in banks in excess of federally insured amounts.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Advertising

Mountain Air has the policy of expensing nondirect-response advertising costs as incurred. Total advertising costs charged to operations were $31,000, $44,000 and $95,000 during the years ended December 31, 2000, 1999, and 1998, respectively.

NOTE 2.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

                                          2000         1999          1998
                                          ----         ----          ----
                                                  (in thousands)
     Field equipment                    $  2,865     $   2,779     $   2,463
     Shop equipment                           88            88            88
     Vehicles and trucks                     179           179           179
     Office furniture and equipment           45            57            66
     Equipment in assembly                    63            63           106
     Equipment not in service                685           630           568
                                        --------     ---------     ---------
                                           3,925         3,796         3,470

     Less accumulated depreciation        (2,495)       (2,212)       (1,970)
                                        --------     ---------     ----------

                                        $  1,430     $   1,584     $   1,500
                                        ========     =========     =========

NOTE 3.  RELATED PARTY TRANSACTIONS

Mountain Air leases the shop and administrative office space in Colorado from a partnership whose partners are the stockholders of Mountain Air. The current lease agreement requires a monthly rent payment of $8,500 and expires December 31, 2001. Rent expense charged to operations under the lease was $102,000, $102,000, and $77,000 during the years ended December 31, 2000, 1999, and 1998, respectively.

Mountain Air has financed the purchase of various vehicles with a partnership whose partners are the stockholders of Mountain Air. Interest paid on these obligations totaled $1,000 and $14,000 during the years ended December 31, 1999 and 1998, respectively. Notes related to these vehicles were paid off in March 1998 and July 1999.

Mountain Air paid salaries of $180,000 to its officers for 2000, 1999, and 1998. Mountain Air incurred expenses on behalf of its officers of $47,000 and $59,000 for 2000 and 1999, respectively.

NOTE 4.   LEASE COMMITMENTS

Shop and administrative office space in Colorado is leased under a commitment with a related party and as described in Note 3.

Mountain Air is obligated under a lease agreement for shop and administrative space in New Mexico on a month to month basis, currently at $500 per month; and also leases field equipment on a month to month basis when required to perform services for customers.

Minimum future lease payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2000 for each of the next five years are:

                  Year ended December 31, 2001                       $102,000

Rent expense charged to operations, including related party amounts, was $108,000, $102,000 and $79,000 for the years ended December 31, 2000, 1999 and
1998, respectively.

NOTE 5.  SHAREHOLDERS EQUITY

Mountain Air was originally formed as a Colorado general partnership and effective January 1, 1998, Mountain Air filed Articles of Incorporation and elected to be treated as an S Corporation. The income or loss of a partnership and S Corporation is passed through to its partners/shareholders.


The equity and per share data has been presented so as to give effect to the recapitalization of the Company, which occurred in the reverse acquisition of Allis-Chalmers on May 9, 2001. Under the recapitalization, the original number of shares outstanding of the formerly private company are considered to have been exchanged for the 400,000 shares of Allis-Chalmers that were issued on the date of the reverse acquisition to the owners of OilQuip Rentals, Inc. As a result, the 400,000 shares are presented in place of the originally issued shares of the private company. In addition, pro forma per share data is presented that includes an additional 9,600,000 shares of Allis-Chalmers that will be issued in the future after shareholder approval of the increase in the maximum authorized number of shares of Allis-Chalmers.


NOTE 6.  MAJOR CUSTOMERS

Mountain Air had equipment and manpower rental income from one customer, Burlington Resources, which accounted for approximately 69.3%, 54.6% and 52.5% of total revenue during the years ended December 31, 2000, 1999 and 1998, respectively.

NOTE 7.  FINANCIAL INSTRUMENTS

Fair Value

The carrying amount reported in the balance sheet for cash, accounts receivable, prepaid expenses, accounts payable and accrued liabilities approximates fair value because of the immediate or short-term maturity of these financial instruments.


Concentration of Credit Risk

Statement of Financial Accounting Standards No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk", requires disclosure of significant concentration of credit risk regardless of the degree of such risk.

Mountain Air maintains its cash balances in one financial institution. The cash balances are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances totaled approximately $530,000, $400,000, and $200,000 as of December 31, 2000, 1999, and 1998, respectively. Mountain Air's cash balances in the financial institution are covered by a sweep account arrangement, with excess funds invested overnight. During the investment period, the Federal Deposit Insurance Corporation does not insure the funds.

NOTE 8.  SEGMENT REPORTING

Mountain Air has one reportable segment, the leasing of equipment and manpower to the oil and gas industry. All revenues and assets of Mountain Air are attributable to this segment.

NOTE 9.  COMPREHENSIVE INCOME

There are no adjustments necessary to net income as presented in the accompanying statements of operations to derive comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income."

NOTE 10.  RECLASSIFICATIONS

Certain prior period balances have been reclassified to conform to current year presentation.

NOTE 11.  SALE OF BUSINESS

On February 6, 2001, Mountain Air completed the sale of certain assets pursuant to an Asset Purchase Agreement with Mountain Compressed Air, Inc., a non-related entity, for $12,200,000. As of December 31, 2000, Mountain Air had received a deposit of $100,000 from the purchaser in contemplation of the sale, and an additional $100,000 had been placed in escrow by the purchaser with a selling agent. Subsequent to December 31, 2000, the escrow was released directly to the shareholders of Mountain Air.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
OilQuip Rentals, Inc. (A Development Stage Company)
Los Angeles, California

We have audited the accompanying balance sheet of OilQuip Rentals, Inc. (A Development Stage Company) as of December 31, 2000 and the related statements of operations, stockholders' equity and cash flows for the period from February 4, 2000 (Inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OilQuip Rentals, Inc. (A Development Stage Company) as of December 31, 2000 and the results of its operations and cash flows for the period from February 4, 2000 (Inception) to December 31, 2000, in conformity with generally accepted accounting principles.



                                     GORDON, HUGHES & BANKS, LLP


Englewood, Colorado
May 15, 2001

                              OILQUIP RENTALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                DECEMBER 31, 2000
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   ASSETS
CURRENT ASSETS
Cash                                                                  $     4
Common stock subscribed                                                 1,838
Other receivable                                                           20
Due from related party                                                    104
                                                                      -------
        Total current assets                                            1,966

Business acquisition costs                                                379
Deferred financing costs                                                   15
                                                                      -------

        Total assets                                                  $ 2,360
                                                                      =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses                                 $    12
                                                                      -------

        Total liabilities                                                  12

STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 10,000,000 shares authorized and
9,875 shares issued and outstanding at December 31, 2000 ($0.15 par value; 400,000 shares issued and outstanding as restated for
recapitalization on May 9, 2001)                                           60
Additional paid in capital                                              2,915
(Deficit) accumulated during development stage                           (627)
                                                                      -------

        Total stockholders' equity                                      2,348

        Total liabilities and stockholders' equity                    $ 2,360
                                                                      =======




See accompanying summary of accounting policies and notes to the financial statements.

                              OILQUIP RENTALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS
                   FOR THE PERIOD FEBRUARY 4, 2000 (INCEPTION)
                            THROUGH DECEMBER 31, 2000
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             Cumulative
                                                               During
                                                             Development
                                                                Stage
                                                        ----------------------

Revenue                                                          $     -

Operating expenses:
      Abandoned acquisition costs                                    244
      General and administrative                                     383
                                                        ----------------------
           Total operating expenses                                  627
                                                        ----------------------

Net (loss)                                                         $(627)
                                                        ======================

Net (loss) per common share (basic and diluted)                   $(1.57)
                                                        ======================
Weighed average number of common shares
outstanding, basic and diluted                                   400,000
                                                        ======================
Pro forma net (loss) per common
share (basic and diluted)                                         $(0.06)
                                                        ======================
Pro forma weighted average number of common
shares outstanding, basic and diluted                         10,000,000
                                                        ======================













See accompanying summary of accounting policies and notes to the financial statements.

                              OILQUIP RENTALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
                   FOR THE PERIOD FEBRUARY 4, 2000 (INCEPTION)
                            THROUGH DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                                   Cumulative



                        During
                                                                  Development
                                                                     Stage
                                                                ----------------

Cash flows from operating activities:
     Net (loss)                                                      $(627)
     Adjustments to reconcile net (loss) to cash
               provided by operating activities:
         Abandoned acquisition costs                                   244
         Contributed Services                                          250
         Change in assets and liabilities:                             538
               (Increase) in other receivables                         (20)
               Due from related party                                 (104)
               Increase in accounts payable                             12
                                                                ----------------
                  Net cash provided by operating activities            293
                                                                ----------------

Cash flows from investing activities:
     Business Acquisition costs                                       (624)
                                                                ----------------
                  Net cash (used) by investing activities             (624)
                                                                ----------------

Cash flows from financing activities:
     Proceeds from issuance of common stock                            350
     Deferred financing costs                                          (15)
                                                                ----------------

                  Net cash provided by financing activities            335
                                                                ----------------

Net increase in cash                                                     4
Cash, beginning of period                                                -
                                                                ----------------
Cash, end of period                                                 $    4
                                                                ================


See accompanying summary of accounting policies and notes to he financial statements.

                              OILQUIP RENTALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF SHAREHOLDERS' EQUITY
                   FOR THE PERIOD FEBRUARY 4, 2000 (INCEPTION)
                            THROUGH DECEMBER 31, 2000

                                                                                            Accumulated
                                                                                             (Deficit)
                                                 Common Stock             Additional         During the
                                                 ------------              Paid-in          Development
                                              Shares         Amount        Capital             Stage            Total

Balances, February 4, 2000 (Inception)           --             $--              $--              $--              $--

Issuance of common stock subscribed at        4,250              42          399,958                -           400,000
$94 per share

Issuance of common stock for conversion       1,000              10          249,990                -           250,000
of notes payable at $250 per share

Issuance of common stock for cash at            307               3           99,997                -           100,000
$326 per share

Issuance of common stock subscribed at        3,068              31          999,969                -         1,000,000
$326 per share

Issuance of common stock subscribed at        1,250              13          437,488                -           437,500
$350 per share

Contributed capital                               -               -          788,106                -           788,106

Effect of Recapitalization on May 9, 2001
                                            390,125          59,901          (59,901)               -                 -

Net (1oss)                                        -              -                             (627,295)       (627,295)
                                            -------         -------       ----------          ----------      ----------
                                                                                   -

Balances, December 31, 2000                 400,000         $60,000       $2,915,606          $(627,295)      $2,348,311
                                            =======         =======       ==========          ==========      ==========



See accompanying summary of accounting policies and notes to the financial statements.

                              OILQUIP RENTALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          Notes to Financial Statements

Note 1  -  Nature Of Business And Summary Of Significant Accounting Policies

Nature Of Business And Organization

OilQuip Rentals, Inc., a Delaware corporation (the "Company" or "OilQuip"), was incorporated on February 4, 2000. During the period February 4, 2000 (Inception) to December 31, 2000, the Company has been in the development stage. The Company's activities since inception have consisted of developing its business plan, raising capital and negotiating with potential business acquisition targets. During the development stage, the Company has had no revenues and has expensed general and administrative costs in the amount of $382,893 and acquisition costs of $244,402 related to abandoned acquisition targets.

Use Of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash And Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash or cash equivalents for the purpose of presentation in the statement of cash flows.

Concentration Of Credit Risk And Financial Instruments

Statement of Financial Accounting Standards ("SFAS") No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk", requires disclosure of significant concentrations of credit risk regardless of the degree of such risk. Financial instruments with significant credit risk include cash and receivables.

The Company transacts its business with one financial institution. The amount on deposit in that financial institution did not exceed the $100,000 federally insured limit at December 31, 2000. Management believes that the financial institution is financially sound.

Receivables at December 31, 2000 include common stock subscriptions receivable, amounts due from a related party and a financing deposit, all of which have been collected in 2001.

Business acquisition costs

The Company capitalizes direct costs and deposits associated with successful business acquisitions and expenses acquisition costs for unsuccessful acquisition efforts.

                              OILQUIP RENTALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          Notes to Financial Statements

Deferred Financing Costs

Deferred financing costs are direct expenditures incurred to obtain credit instruments from a bank. These costs will be amortized to interest expense over the expected term of the related debt instruments after the instruments were activated in February 2001. The amortization will be on a straight-line basis since the principal is payable at the end of the debt term.

Income Taxes

The Company accounts for deferred income taxes in accordance with the liability method as required by SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes are recognized for the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at the end of each period, based on enacted laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the expected realizable amount. The provision (benefit) for income taxes consists of the current tax provision (benefit) and the change during the period in deferred tax assets and liabilities. Any liability for actual taxes to taxing authorities is recorded as income tax liability.

Impairment Of Long-Lived Assets

The Company adheres to the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." The Company reviews the carrying value of its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through undiscounted net cash flows. Impairment is calculated based on fair value of the asset, generally using net discounted cash flows. Any long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less estimated costs to sell.

Capital Structure

The Company utilizes SFAS No. 129, "Disclosure of Information about Capital Structure", which requires companies to disclose all relevant information regarding their capital structure.

Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income" requires the presentation and disclosure of all changes in equity from non-owner sources as "Comprehensive Income". The Company had no items of comprehensive income in the period from the date of inception through December 31, 2000.

                              OILQUIP RENTALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          Notes to Financial Statements

Stock Based Compensation

The Company follows Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" in accounting for stock based compensation. Under APB No. 25, the Company recognizes no compensation expense related to employee or director stock options unless options are granted with an exercise price below fair value on the day of grant. SFAS No. 123, "Accounting for Stock- Based Compensation" provides an alternative method of accounting for stock-based compensation arrangements for employees and directors, based on fair value of the stock-based compensation utilizing various assumptions regarding the underlying attributes of the options and stock. Stock, options or warrants issued to consultants and outsiders are recorded at fair value under SFAS No.
123. The Financial Accounting Standards Board encourages, but does not require, entities to adopt the fair-value based method. The Company will continue its accounting under APB No. 25 for employees and directors but uses the disclosure-only provisions of SFAS No. 123 for any options or warrants issued to employees and directors. No options or warrants have been granted or are outstanding as of December 31, 2000.

Segments Of An Enterprise And Related Information

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" replaces the industry segment approach under previously issued pronouncements with the management approach. The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments.

SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. At present, the Company only operates in one segment.

Pension And Other Post Retirement Benefits

SFAS No. 132, "Employers' Disclosures about Pension and Other Post Retirement Benefits" requires certain disclosures about employers' pension and other post retirement benefit plans and specifies the accounting and measurement or recognition of those plans. SFAS No. 132 requires disclosure of information on changes in the benefit obligations and fair values of the plan assets that facilitates financial analysis. This standard currently has no impact on the Company.

Derivative Instruments And Hedging Activities

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Currently, as the Company has no derivative instruments, the adoption of SFAS No. 133 has no impact on the Company's financial condition or results of operations.

                              OILQUIP RENTALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          Notes to Financial Statements

Mortgage Backed Securities Retained After The Securitization Of Mortgage Loans By Mortgage Banking Enterprises

The Financial Accounting Standards Board recently issued SFAS No. 134, "Accounting for Mortgage Backed Securities Retained after the Securitization of Mortgage Loans Held by Mortgage Banking Enterprises". SFAS No. 134 establishes new reporting standards for certain activities of mortgage banking enterprises. The Company believes this statement has no impact on its financial statements.

Note 2 - Business Acquisition Costs

On June 6, 2000, the Company signed a letter of intent to purchase the business and certain assets of Mountain Air Drilling Service Co., Inc. ("Mountain Air"). During 2000, a total of $200,000 was paid to secure the letter of intent to purchase Mountain Air. The acquisition was completed in February 2001.

As of December 31, 2000, the Company has capitalized additional acquisition expenses associated with the Mountain Air business and asset purchase. These costs include due diligence expenses, audit fees and legal fees totaling $179,529 incurred during 2000.

During 2000, the Company pursued two other business acquisition targets and incurred acquisition expenses and paid deposits totaling $244,402. The acquisition negotiations for these two targets have terminated and the Company has expensed these costs.

Note 3  - Related Party Transactions

The President and majority stockholder of the Company advanced the Company a total of $538,106 by paying expenses of the Company during 2000. Effective December 31, 2000, the President and majority stockholder forgave the outstanding balance and the amount was recorded as additional paid-in capital of the Company.

As of December 31, 2000, the Company has paid personal expenses on behalf of the President and majority stockholder of $104,640. The President and majority stockholder repaid these amounts in January 2001.

Note 4  - Stockholders' Equity

During 2000, investors subscribed to 4,250 shares of common stock for $400,000 ($94 per share), 3,068 shares of common stock for $1,000,000 ($326 per share) and 1,250 shares of common stock for $437,500 ($350 per share). As of December 31, 2000, $1,837,500 in subscriptions receivable was outstanding. The entire amount was received from the investors in cash in January and February 2001.

                              OILQUIP RENTALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          Notes to Financial Statements

During 2000, the Company issued 1,000 shares of common stock for $250,000 ($250 per share)

During 2000, the Company recorded $250,000 in compensation expense for services contributed by the Company's President and majority stockholder.

During 2000, the Company's President and majority stockholder advanced an aggregate of $538,106 by paying corporate expenses on the Company's behalf. The amount has been recorded as a contribution to the Company's capital.


The equity and per share data has been presented so as to give effect to the recapitalization of the Company, which occurred in the reverse acquisition of Allis-Chalmers on May 9, 2001. Under the recapitalization, the original number of shares outstanding of the formerly private company are considered to have been exchanged for the 400,000 shares of Allis-Chalmers that were issued on the date of the reverse acquisition to the owners of OilQuip Rentals, Inc. As a result, the 400,000 shares are presented in place of the originally issued shares of the private company. In addition, pro forma per share data is presented that includes an additional 9,600,000 shares of Allis-Chalmers that will be issued in the future after shareholder approval of the increase in the maximum authorized number of shares of Allis-Chalmers.


Note 5  -  Lease Commitments

As of December 31, 2000, the Company has no lease commitments. The Company rents office space on a month-to-month basis. There are no minimum future rental commitments over the next five years. Rent expense was $12,445 for the period ending December 31, 2000.

Note 6 -  Income Taxes

There is no current or deferred tax expense for the period from February 4, 2000 (inception) to December 31, 2000 due to net losses from operations.

Deferred income tax assets and liabilities are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. Deferred income tax assets are recorded to reflect the tax consequences on future years of income tax carryforward benefits, reduced by valuation allowance for future benefit amounts not expected to be realized by the Company.

At December 31, 2000, the company's net deferred income tax asset is comprised of the following:

Net operating loss benefit carryforward                       $ 128,360
Valuation allowance for the deferred tax asset                 (128,360)
                                                              ---------
Net deferred income tax asset                                 $       -
                                                              =========

                              OILQUIP RENTALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          Notes to Financial Statements

As of December 31, 2000, the Company had an operating loss carryforward of approximately $600,000. The operating loss carryforward expires 2020.

Note 7  -  Subsequent Events

On January 25, 2001, OilQuip formed a subsidiary, Mountain Compressed Air, Inc. ("Mountain Compressed"), a Texas corporation. On February 6, 2001, Mountain Compressed acquired the business and certain assets of Mountain Air, a private company, for $10,000,000 (including the $200,000 deposit paid in 2000) in cash and a $2,200,000 promissory note to the sellers (interest at 5 3/4 percent and principal and interest due February 6, 2006). The acquisition was accounted for by the purchase method of accounting. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by the Company's management based on information currently available and on current assumptions as to future operations. The Company has obtained preliminary independent appraisals of the fair values of the acquired property, plant and equipment. The Company also completed the review and determination of the fair values of the other assets acquired and liabilities assumed. A summary of the assets acquired and liabilities assumed in the acquisition follows:

    Estimated fair values
         Assets acquired                                            $10,319,000
         Liabilities assumed                                           (741,000)
         Goodwill (amortized by the straight-line method
         over 20 years)                                               2,622,000
                                                                    ------------
    Purchase price                                                  $12,200,000


In order to make the acquisition, the Company borrowed amounts from a bank under two debt instruments: (1) a $3,550,000 term loan, 8% interest payable monthly, quarterly principal payments of $147,917 and maturity on February 6, 2006 and
(2) a subordinated $2,000,000 note, interest at 13%, interest payable quarterly and principal due January 31, 2004. In connection with the subordinated note, Mountain Compressed issued warrants to the note holder for the purchase of 1,350,000 shares of Mountain Compressed common stock exercisable for five years at $.01 per share. At December 31, 2000, Mountain Compressed had 8,030,000 shares outstanding and owned by OilQuip. The note holder has the right to require Mountain Compressed to redeem the shares for up to $600,000 in cash in five years.

In connection with the acquisition, Mountain Compressed also issued a warrant to the outside acquisition consultants for the purchase of 620,000 shares of Mountain Compressed common stock exercisable for five years at $.01 per share. The transaction was valued at $200,000.

Mountain Compressed sold part of its assets it acquired from Mountain Air to a leasing company for $3,500,000 and leased back those assets. The lease term is for 5 years, expiring on February 8, 2006, with monthly lease payments during the term equaling $56,574. At the end of the term,

                              OILQUIP RENTALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          Notes to Financial Statements

the lessee is entitled to purchase the equipment from Wells Fargo at a price calculated at the lesser of fair market value or $700,000. In accordance with Statement of Financial Accounting Standard No. 13, the lease has been recorded as an operating lease. The lease payments are as follows:


                            2001       $  565,740

                            2002          678,888

                            2003          678,888

                            2004          678,888

                            2005          678,888

                            2006          113,148
                                       ----------

                                       $3,394,440
                                       ==========


On May 9, 2001, OilQuip was acquired by Allis-Chalmers Corporation ("A-C"), a public company. In the transaction, OilQuip stockholders will receive 1,000 shares of A-C common stock for each share of OilQuip common stock. In total, approximately 10 million shares of A-C common stock will be exchanged for all of the outstanding common stock of OilQuip. After the merger is complete, OilQuip stockholders will own approximately 86% of the common stock of A-C. For accounting purposes, the merger will be recorded as a reverse acquisition whereby OilQuip will be treated as the acquirer. Since A-C is an operating company, OilQuip will record the transaction under purchase accounting with the recognition of goodwill. The total number of outstanding shares of A-C was 1,588,128 as of the date the reverse acquisition was agreed to and announced. Such shares were valued at $1.75 per share, based on the average value of the shares in the month prior to the announcement of the transaction. This indicates a purchase price of approximately $2,779,000. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by management based on information currently available and on current assumptions as to future operations. A-C has obtained independent appraisals of the fair values of the acquired real estate and property, plant and equipment. A-C has also completed the review and determination of the fair values of the other assets acquired and liabilities assumed. A summary of the assets acquired and liabilities assumed in the reverse acquisition follows:

     Estimated fair values
          Assets acquired                                         $3,196,000
          Liabilities assumed                                     (1,977,000)
          Goodwill (amortized by the straight-line method
          over 10 years)                                           1,560,000
                                                                  ----------
     Purchase price                                               $2,779,000

      ALLIS-CHALMERS CORPORATION AND CONSOLIDATED SUBSIDIARIES
                        STATEMENT OF FINANCIAL CONDITION

                                                                           June 30,        December 31,
                                                                             2001              2000
                                                                           --------        ------------
                                                                                   (thousands)
Assets

Cash and cash equivalents                                                 $     228          $       4
Trade receivables, net                                                        1,616                  -
Inventories, net                                                                 80                  -
Common stock subscribed                                                           -              1,838
Due from related party                                                           80                104
Other current assets                                                            823                 20
                                                                          ---------          ---------

         Total Current Assets                                                 2,827              1,966

Net property, plant and equipment                                             8,289
Goodwill and other intangibles, net                                           4,329                  -
Other assets                                                                      -                394
                                                                          ---------          ---------

         Total Assets                                                     $  15,445          $   2,360
                                                                          =========          =========

Liabilities and Shareholders' Equity
Current maturities of long-term debt                                          1,094                  -
Trade accounts payable                                                          435                  -
Accrued employee benefits                                                       440                  -
Other current liabilities                                                       374                  -
                                                                          ---------          ---------

         Total Current Liabilities                                            2,343                 12

Accrued postretirement benefit obligations                                      875                  -
Long-term debt                                                                7,441                  -

Shareholders' equity (See Note 6)
  Common stock ($.15 par value; 2,000,000 shares authorized,
  1,988,128 shares outstanding
   at June 30, 2001; and 400,000 shares at December 31, 2000)                   298                 60

  Capital in excess of par value                                              6,156              2,915
  Accumulated deficit                                                       (1,668)               (627)
                                                                          ---------          ---------

         Total Shareholders' Equity                                           4,786              2,348
                                                                          ---------          ---------

         Total Liabilities and Shareholders' Equity                       $  15,445          $   2,360
                                                                          =========          =========


This interim statement is unaudited.
The accompanying Notes are an integral part of the Financial Statements.

            ALLIS-CHALMERS CORPORATION AND CONSOLIDATED SUBSIDIARIES
                             STATEMENT OF OPERATIONS



                                                       Three Months Ended           Six Months Ended
                                                             June 30                      June 30
                                                       -------------------          ----------------
                                                       2001           2000          2001        2000
                                                       ----           ----          ----        ----
                                                                 (thousands, except per share)

Sales                                                $    2,001     $      0      $   2,607  $       0
Cost of Sales                                             1,412            0          1,881          0
                                                     ----------     --------      ---------  ---------

   Gross Margin                                             589            0            726          0

Marketing and administrative expense                      1,131          111          1,418        172
                                                     ----------     --------      ---------  ---------


   Income/(Loss) from Operations                          (542)         (111)          (692)      (172)

Other income (expense)
   Interest income                                            1            0              1          0
   Interest expense                                       (258)            0           (352)         0
   Other                                                     28            0              2          0
                                                     ----------     --------      ---------  ---------


    Net Income/(Loss)                                $    (771)     $   (111)     $  (1,041)  $   (172)
                                                     ==========     =========     ==========  ========

    Net Income/(Loss) per Common Share               $    (.66)     $   (.28)     $   (1.77)  $   (.43)
                                                     ==========     =========     ==========  ========


    Weighted average number of common shares
     outstanding, basic and diluted                   1,162,627      400,000        589,435    400,000
                                                     ==========     =========     ==========  ========



This interim statement is unaudited.


The accompanying Notes are an integral part of the Financial Statements.

            ALLIS-CHALMERS CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                                  STATEMENT OF CASH FLOWS


                                                                                   Six Months Ended
                                                                                        June 30
                                                                           --------------------------------
                                                                              2001                  2000
                                                                           ----------            ----------
                                                                                       Thousands

Cash flows from operating activities:
    Net loss                                                               $  (1,041)            $     (172)

    Adjustments to reconcile net loss to net cash (used) by operating activities:
       Depreciation and amortization                                             322                      -
       Issuance of stock options and related compensation
       expense                                                                   500                      -
       Changes in operating assets and liabilities:
           Trade receivables, net                                               (604)                     -
           Inventories                                                            17                      -
           Trade accounts payable                                                471                      -
           Other current items                                                  (495)                   249
           Other                                                                  (6)                     -
                                                                           ---------             ----------

           Net cash provided (used) by operating activities                     (836)                    77

Cash flows from investing activities:
    Acquisitions, net of cash acquired                                        (9,730)                  (310)
    Capital expenditures                                                        (141)                     -
    Proceeds from sale of equipment                                            3,549                      -
                                                                           ---------             ----------

       Net cash (used) by investing activities                                (6,322)                  (310)

Cash flows from financing activities:
    Proceeds from issuance of long-term debt                                   5,866                      -
    Proceeds from issuance of common stock                                     1,838                    250
    Debt issuance costs                                                         (190)                     -
    Payments of long-term debt                                                  (132)                     -
                                                                           ---------             ----------

       Net cash provided by financing activities                               7,382                    250
                                                                           ---------             ----------

Net increase in cash and cash equivalents                                        224                     17

Cash and cash equivalents at beginning of period                                   4                      -
                                                                           ---------             ----------

Cash and cash equivalents at end of period                                 $     228             $       17
                                                                           =========             ==========

Supplemental information - interest paid                                   $     258             $        -
                                                                           =========             ==========

            ALLIS-CHALMERS CORPORATION AND CONSOLIDATED SUBSIDIARIES
                        STATEMENT OF CASH FLOWS CONTINUED


Non-cash investing and financing transactions in connection With the acquisition of Mountain Air assets:


              Fair value of net assets acquired                  $ (9,970)
              Goodwill and other intangibles                       (2,656)
              Note payable to prior owner                           2,200
              Other adjustments                                       579
                                                                 --------
              Net cash paid to acquire subsidiary                $ (9,847)
                                                                 --------




Non-cash investing transactions in connection with the merger of Allis-Chalmers and OilQuip Rentals, Inc.:

              Value of common stock exchanged                     2,779
              Fair value of net assets, less cash received       (1,102)
              Goodwill and other intangibles                     (1,560)
                                                                -------
              Net cash received in acquisition                      117
                                                                -------
              Business acquisitions, net of cash received       $(9,730)
                                                                =======


This interim statement is unaudited.

The accompanying Notes are an integral part of the Financial Statements.

                   ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 - ACCOUNTING POLICIES

This interim financial data should be read in conjunction with the consolidated financial statements and related notes, management's discussion and analysis and other information included in Allis-Chalmers Corporation's ("Allis-Chalmers" or the "Company") Annual Report on Form 10-K for the year ended December 31, 2000, and the Current Reports on Forms 8-K and 8-K/A filed on May 15, 2001 and July 17, 2001, respectively.

On May 9, 2001, OilQuip Rentals, Inc., an oil and gas rental company ("OilQuip"), merged into a subsidiary of Allis-Chalmers. In the merger, all of OilQuip's outstanding common stock was converted into 400,000 shares of Allis-Chalmers' common stock and the right to receive the remaining 9,600,000 shares of Allis-Chalmers' common stock upon the filing of an amendment to the Amended and Restated Certificate of Incorporation ("Certificate") to authorize the issuance of such shares.

For legal purposes, Allis-Chalmers acquired OilQuip, the parent company of Mountain Compressed Air, Inc. ("MCA"). However, for accounting purposes OilQuip was treated as the acquiring company in a reverse acquisition of Allis-Chalmers. As a result, the fixed assets, goodwill and other intangibles of Allis-Chalmers are increased by $2,515,000. Goodwill and other intangibles are being amortized over 10 years and the fixed assets are being depreciated over 10 years, except for a building which is being depreciated over 20 years.

OilQuip was incorporated on February 4, 2000 to find and acquire targets to operate as subsidiaries.

During the period February 4, 2000 (Inception) to February 6, 2001, OilQuip had been in the development stage. OilQuip's activities through February 6, 2001 consisted of developing its business plan, raising capital and negotiating with potential acquisition targets.

On February 6, 2001, OilQuip, through its subsidiary MCA, acquired certain assets of Mountain Air Drilling Service Co., Inc. ("Mountain Air"), whose business consists of providing equipment and trained personnel in the four corner areas of the southwestern United States. MCA primarily provides compressed air equipment and trained operators to companies in the business of drilling for natural gas.


Restatement

The Company had expected to record expense for the issuance of stock options for 500,000 shares of common stock to a director in the third quarter 2001 after shareholders approved an increase of authorized shares of common stock for the Company. The increase in authorized shares is necessary to accommodate any future exercise of the options. After further review of the transaction and recent accounting standards, the Company has determined to record expense of $500,000 for the issuance of the stock options in the second quarter instead of when the authorization of additional shares is approved. Accordingly, the administrative expense and net loss for the quarter and six months ended June 30, 2001 has been increased by $500,000. The effect of the restatement is to increase net loss to $771,000 ($0.66 per share) and $1,041,000 ($1.77 per share) for the quarter and six months ended June 30, 2001, respectively.


Use Of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

All adjustments considered necessary for a fair presentation of the results of operations have been included in the unaudited financial statements. The results of operations for any interim period are not necessarily indicative of the Company's operating results for a full year.

New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board finalized FASB Statement No. 141, Business Combinations ("SFAS 141"), and No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

SFAS 142 requires, among other things, the companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at the date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

The Company's previous business combinations were accounted for using the purchase method. As of June 30, 2001, the net carrying amount of goodwill is $4,100,000 and other intangible assets is $230,000. Amortization expense during the six-month period ended June 30, 2001 was $91,000. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

NOTE 2 - POSTRETIREMENT OBLIGATIONS--PENSION PLAN

In 1994, the Company's independent pension actuaries changed the assumptions for mortality and administrative expenses used to determine the liabilities of the Allis-Chalmers Consolidated Pension Plan (the "Consolidated Plan"). Primarily as a result of the changes in mortality assumptions to reflect decreased mortality rates of the Company's retirees, the Consolidated Plan was underfunded on a present value basis. In the first quarter of 1996, the Company made a required cash contribution to the Consolidated Plan in the amount of $205,000. The Company did not, however, have the financial resources to make the other required payments during 1996 and 1997. Given the inability of the Company to fund such obligations with its current financial resources, in February 1997, the Company applied to the Pension Benefit Guaranty Corporation ("PBGC") for a "distress" termination of the Consolidated Plan under section 4041(c) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The PBGC approved the distress termination application in September 1997 and agreed to a plan termination date of April 14, 1997. The PBGC became trustee of the terminated Consolidated Plan on September 30, 1997.

Upon termination of the Consolidated Plan, the Company and its subsidiaries incurred a liability to the PBGC for an amount equal to the Consolidated Plan's unfunded benefit liabilities. Allis-Chalmers and its subsidiaries also had liability to the PBGC, as trustee of the terminated Consolidated Plan, for the outstanding balance of the Consolidated Plan's accumulated funding deficiencies. The PBGC estimated that the unfunded benefit liabilities and the accumulated funding deficiencies (together, the "PBGC Liability") total approximately $67.9 million. Effective March 31, 1999, the Company issued 585,100 shares to the PBGC reducing the pension liability by the estimated fair market value of the shares to $66.9 million.

In September 1997, the Company and the PBGC entered into an agreement in principle for the settlement of the PBGC Liability which required, among other things, satisfactory resolution of the Company's tax obligations with respect to the Consolidated Plan under Section 4971 of the Internal Revenue Code of 1986, as amended ("Code"). Section 4971(a) of the Code imposes, for each taxable year, a first-tier tax of 10% on the amount of the accumulated funding deficiency under a plan like the Consolidated Plan. Section 4971(b) of the Code imposes an additional, second-tier tax equal to 100% of such accumulated funding deficiency if the deficiency is not "corrected" within a specified period. Liability for the taxes imposed under Section 4971 extends, jointly and severally, to the Company and to its commonly-controlled subsidiary corporations.

Prior to its termination, the Consolidated Plan had an accumulated funding deficiency in the taxable years 1995, 1996, and 1997. Those deficiencies resulted in estimated first-tier taxes under Code Section 4971(a) of approximately $900,000.

On July 16, 1998, the Company and the Internal Revenue Service ("IRS") reached an agreement in principal to settle the Company's tax liability under Code
Section 4971 for $75,000. Following final IRS approval, payment of this amount was made on August 11, 1998.

In June 1999, but effective as of March 31, 1999, the Company and the PBGC entered into an agreement for the settlement of the PBGC Liability (the "PBGC Agreement"). Pursuant to the terms of the PBGC Agreement, the Company issued 585,100 shares of its common stock to the PBGC, or 35% of the total number of shares issued and outstanding on a fully-diluted basis, and the Company has a right of first refusal with respect to the sale of the shares of common stock owned by the PBGC. In conjunction with the share issuance, the Company reduced the pension liability to the PBGC based on the estimated fair market value of the shares issued on the effective date of March 31, 1999. In accordance with the terms of the PBGC Agreement, the Company was required to and has (i) decreased the size of the Board of Directors of the Company (the "Board") to seven members; (ii) caused a sufficient number of then current directors of the Company to resign from the Board and all committees thereof; and (iii) caused three designees of the PBGC, to be elected to the Board. The PBGC has caused the Company to amend its By-laws ("By-laws") to conform to the terms of the PBGC Agreement. Furthermore, the Company agreed to pay the PBGC's reasonable professional fees on the 90th day after a Release Event (as defined below). During the term of the PBGC Agreement, the Company agreed not to issue or agree to issue any common stock of the Company or any "common stock equivalent" for less than fair value (as determined by a majority of the Board). The Company also agreed not to merge or consolidate with any other entity or sell, transfer or convey more than 50% of its property or assets without majority Board approval and agreed not to amend its Certificate or By-laws. In connection with the Merger, substantially all of the covenants set forth in the PBGC Agreement were terminated.

In order to satisfy and discharge the PBGC Liability, the PBGC Agreement provides that the Company must either: (i) receive, in a single transaction or in a series of related transactions, debt financing which makes available to the Company at least $10 million of borrowings or (ii) consummate an acquisition, in a single transaction or in a series of related transactions, of assets and/or a business where the purchase price (including funded debt assumed) is at least $10 million ("Release Event"). If the 585,100 shares are disposed of by the PBGC prior to a Release Event and the final satisfaction and discharge of the PBGC liability, then the liability will be accreted by the estimated fair market value, $1,024,000, of the shares issued to the PBGC. The merger with OilQuip (the "Merger") on May 9, 2001 (as described in Note 1) constituted a Release Event, which satisfied and discharged the PBGC Liability.

In connection with the PBGC Agreement, and as additional consideration for settling the PBGC Liability, the following agreements, each dated as of March 31, 1999 were also entered into: (i) a Registration Rights Agreement between the Company and PBGC (the "Registration Rights Agreement"); and (ii) a Lock-Up Agreement by and among the Company, the PBGC, AL-CH Company, L.P., a Delaware limited partnership ("AL-CH"), Wells Fargo Bank, as trustee under that certain Amended and Restated Retiree Health Trust Agreement for UAW Retired Employees of Allis-Chalmers Corporation (the "UAW Trust"), and Firstar Trust Company, as trustee under that certain Amended and Restated Retiree Health Trust Agreement for Non-UAW Retired Employees of Allis-Chalmers Corporation (the "Non-UAW Trust") (the "Lock-Up Agreement").

The Registration Rights Agreement grants each holder of Registrable Shares (defined in the Registration Rights Agreement to basically mean the shares of common stock issued to the PBGC under the PBGC Agreement) the right to have their shares registered pursuant to the Securities Act of 1933, as amended, on demand or incidental to a registration statement being filed by the Company. In order to demand registration of Registrable Shares, a request for registration by holders of not less than 20% of the Registrable Shares is necessary. The Company may deny a request for registration of such shares if the Company contemplates filing a registration statement within 90 days of receipt of notice from the holders. The Registration Rights Agreement also contains provisions that allow the Company to postpone the filing of any registration statement for up to 180 days. The Registration Rights Agreement contains indemnification language similar to that usually contained in agreements of this kind. In connection with the Merger, the PBGC agreed to waive certain rights to have its shares registered on Registration Statements on Forms S-1 and S-2 for a twelve (12) month period after the Merger.

The Lock-Up Agreement governs the transfer and disposition of shares of the Company's common stock and the voting of such shares, as well as grants the PBGC a right of sale of its shares prior to AL-CH, the UAW Trust and the Non-UAW Trust.

Pursuant to the Lock-Up Agreement, unless the Board has terminated the common stock transfer restrictions set forth in Article XIII of the Company's Certificate, AL-CH, the UAW Trust and the Non-UAW Trust each agreed that, during the period commencing on March 31, 1999 and ending on the third anniversary of the Release Event, it will not, directly or indirectly, sell, transfer, assign or dispose of any shares of Company stock it beneficially owns. Commencing with the third anniversary of the Release Event and continuing until the fifth anniversary of the Release Event, each of AL-CH, the UAW Trust and the Non-UAW Trust agreed not to sell, transfer or dispose of any shares of Company stock without first giving the PBGC an opportunity to sell all or any portion of the shares of Company stock the PBGC owns. The foregoing right of the PBGC applies to the sale of Company stock in a public offering or otherwise.

The Lock-Up Agreement also contains a voting component. During the term of the Lock-Up Agreement, each party to the agreement agreed to vote, at any meeting of the Company stockholders and in any written consent, all shares of Company stock owned by it in favor of the election as directors of the Company the persons nominated by the Nominating Committee of the Board and to refrain from taking any action contrary to or inconsistent with such obligation. During the term of the Lock-Up Agreement, each party to the agreement further agreed not to vote its shares of Company stock or take any other action to amend the Company's Certificate or By-laws in a manner that is inconsistent with, or in breach of, the PBGC Agreement. Each party further agreed that it will vote all of its shares (i) in favor of certain specified amendments to the Company's Certificate, (ii) for the election of the persons designated by the PBGC (each, a PBGC Director) to serve on the Board and (iii) in favor of the election of Company directors who are committed to cause, and who do cause, one PBGC Director to be appointed to the Nominating Committee of the Board and one PBGC Director to be appointed as the Chairman of the Compensation Committee of the Board. In connection with the Merger, the Lock-Up Agreement was terminated in its entirety.

The acquisition environment has been unfavorable since a cash contribution was made to the Company in 1989 and remained very difficult for the Company during 2001. The problems continued to include the Company's lack of cash for investment, limited availability of debt financing for acquisitions and the financial exposure associated with the Consolidated Plan. The Merger provides additional cash for investment, additional debt financing availability and has expunged the PBGC Liability.

NOTE 3 - ACQUISITIONS

On January 25, 2001, OilQuip formed a subsidiary, MCA, a Texas corporation. On February 6, 2001, MCA acquired the business and certain assets of Mountain Air, a private company, for $10,000,000 (including a $200,000 deposit paid in 2000) in cash and a $2,200,000 promissory note to the sellers (with interest at 5 3/4 percent and principal and interest due February 6, 2006). The acquisition was accounted for using the purchase method of accounting. Goodwill of $2,656,000 was recorded with the acquisition.

On May 9, 2001, OilQuip merged into a subsidiary of Allis-Chalmers. In the Merger, all of OilQuip's outstanding common stock was converted into 400,000 shares of Allis-Chalmers' common stock and the right to receive the remaining 9,600,000 shares of Allis-Chalmers' common stock upon the filing of an amendment to the Amended and Restated Certificate of Incorporation to authorize the issuance of such shares. The acquisition was accounted for using the purchase method of accounting. Goodwill of $1,560,000 was recorded with the Merger.

NOTE 4  -  LEASE COMMITMENTS

On February 6, 2001, MCA, a subsidiary of OilQuip, completed the purchase of certain assets pursuant to an Asset Purchase Agreement with Mountain Air. A portion of the purchased equipment was sold to a leasing company. The leasing of the equipment is being accounted for as an operating lease. Lease payments totaling $3,480,000 will be made over a period of six years.

The Company rents office space on a five-year lease, which expires February 5, 2006. Rent expense for the second quarter of 2001 was $18,000. The Company has no further lease obligations.

NOTE 5 - LONG-TERM DEBT

Long-term debt is primarily a result of the cost of the acquisition of certain assets of Mountain Air.

     o A term loan in the amount of $3,550,000 at 8%, interest payable monthly, with quarterly principal payments of $147,916.67 due on the last day of April, July, October and January. The maturity date of the loan is February 7, 2004.

     o A sellers note in the amount of $2,200,000 at 5.75% simple interest. The principal and interest are due on February 6, 2004.

     o Subordinated debt in the amount of $2,000,000 at 12% interest payable quarterly commencing on April 1, 2001. The principal will be due upon on January 31, 2004.

In addition to the above acquisition debt, there is also debt resulting from the Board's decision to establish an arrangement by which to compensate former and continuing Board members who had served from 1989 to March 31, 1999 without compensation. The Company issued promissory notes in the amount of $25,000 each to seven current or former directors and $150,000 to John T. Grigsby, Jr. a former director and current Executive Vice President and

Chief Financial Officer of the Company. The notes bear interest at the rate of five percent (5%) and are due March 28, 2005; however, the notes may be prepaid at any time at the discretion of the Company. In addition, the notes are canceled in the event of a subsequent bankruptcy of the Company.

NOTE 6 - SHAREHOLDERS' EQUITY

The changes in shareholders' equity in 2001 were as follows:

   OilQuip Rentals, Inc. balance 12/31/00                         $ 2,348,000
   Fair Value of Warrants Issued in Conjunction with MCA              200,000
   Acquisition
   Allis-Chalmers - OilQuip Merger/Reorganization                   2,779,000
   Retained Earnings Six Months ended June 30                        (541,000)
                                                                  -----------
     Total Shareholders' Equity                                   $ 4,786,000


For legal purposes, Allis-Chalmers acquired OilQuip, the parent company of MCA. However, for accounting purposes OilQuip was treated as the acquiring company in a reverse acquisition of Allis-Chalmers. The business combination was accounted for as a purchase. As a result, $2,779,000, the value of the Allis-Chalmers common stock outstanding at the date of acquisition, was added to shareholders' equity, which reflects the recapitalization of Allis-Chalmers and the reorganization of the combined company.


The equity and per share data has been presented so as to give effect to the recapitalization of the Company, which occurred in the reverse acquisition of Allis-Chalmers on May 9, 2001. Under the recapitalization, the original number of shares outstanding of the formerly private company are considered to have been exchanged for the 400,000 shares of Allis-Chalmers that were issued on the date of the reverse acquisition to the owners of OilQuip Rentals, Inc. As a result, the 400,000 shares are presented in place of the originally issued shares of the private company. In addition, pro forma per share data is presented that includes an additional 9,600,000 shares of Allis-Chalmers that will be issued in the future after shareholder approval of the increase in the maximum authorized number of shares of Allis-Chalmers.

On May 31, 2001, the Board granted to Leonard Toboroff, a director of Allis-Chalmers, subject to shareholder approval of certain amendments to the Certificate, an option to purchase 500,000 shares of common stock at $0.50 per share. The option was granted for services provided by Mr. Toboroff to OilQuip prior to the Merger, including providing financial advisory services, assisting in OilQuip's capital structure and assisting OilQuip in finding strategic acquisition opportunities. Allis-Chalmers has recorded $500,000 of compensation expense for this option grant. The Board was apprised of Mr. Toboroff's services to OilQuip prior to its approval of the Merger.

            ALLIS-CHALMERS CORPORATION AND CONSOLIDATED SUBSIDIARIES
                        STATEMENT OF FINANCIAL CONDITION
                                   (UNAUDITED)

                                                                  March 31,         December 31,
                                                                    2001               2000
                                                                    ----               ----
                                                                         (In thousands)
                                     ASSETS
Cash and Cash Equivalents                                         $   192             $   358
Trade Receivables, Net                                                883                 549
Inventories, Net                                                      192                 122
Other current assets                                                   29                  44
                                                                  -------             -------

        Total Current Assets                                        1,296               1,073

Net Property, Plant and Equipment                                   1,018               1,055
                                                                  -------             -------

       Total Assets                                                $2,314             $ 2,128
                                                                  =======             =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY


Current Maturities of Long-Term Debt                              $   195             $   212
Trade Accounts Payable                                                283                 208
Accrued Employee Benefits                                             199                 143
Accrued Pension Liability                                          66,877              66,877
Other current liabilities                                              97                 106
                                                                  -------             -------

        Total Current Liabilities                                  67,651              67,546

Accrued Postretirement Benefit Obligations                            881                 889
Long-Term Debt                                                        341                 337

Shareholders' Equity
    Common stock
         ($.15 par value, authorized 2,000,000 shares,
         1,588,128 shares outstanding at March 31, 2001
         and December 31, 2000)                                       238                 238
    Capital in Excess of Par Value                                  9,093               9,093
    Accumulated Deficit
         (Accumulated Deficit of $424,208 eliminated
         on December 2, 1988)                                     (75,890)            (75,975)
                                                                  -------             -------

       Total Shareholders' Equity                                 (66,559)            (66,644)
                                                                  -------             -------

       Total Liabilities and Shareholders' Equity                 $ 2,314             $ 2,128
                                                                  =======             =======

This interim statement is unaudited.

The accompanying Notes are an integral part of the Financial Statements.

            ALLIS-CHALMERS CORPORATION AND CONSOLIDATED SUBSIDIARIES

                             STATEMENT OF OPERATIONS



                                                  Three Months Ended March 31,
                                                    2001              2000
                                                    ----              ----
                                                (In thousands, except per share)

Sales                                               $1,337           $   824
Cost of Sales                                          853               629
                                                 ---------         ---------

     Gross Margin                                      484               195

Marketing and Administrative Expenses                  391               295
                                                 ---------         ---------

     Income (Loss) from Operations                      93              (100)

Other Income (Expenses)
     Interest Income                                     0                 2
     Interest Expense                                   (8)               (6)
     Other                                               0                 0
                                                 ---------         ---------

     Net Income (Loss)                               $  85           $  (104)
                                                 =========         =========

     Net Income (Loss) per Common Share              $ .05           $  (.07)
                                                 =========         =========

      Weighed average number of common shares
        outstanding, basic and diluted           1,588,128         1,588,128
                                                 =========         =========




This interim statement is unaudited.

The accompanying Notes are an integral part of the Financial Statements.

            ALLIS-CHALMERS CORPORATION AND CONSOLIDATED SUBSIDIARIES

                             STATEMENT OF CASH FLOWS


                                                                  Three Months Ended March 31,
                                                                     2001             2000
                                                                     ----             ----
                                                                         (In thousands)
Cash flows from operating activities
  Net Income (Loss)                                                  $   85        $ (104)
  Adjustments to reconcile net loss to net cash
     (used) provided by operating activities:
         Depreciation and amortization                                   42            41
         Change in working capital:
            (Increase) decrease in receivables, net                    (334)           36
            Increase in inventories                                     (70)          (27)
            Increase (decrease) in trade accounts payable                75          (254)
            Increase in other current items                              45            51
         Other                                                           (8)            3
                                                                    -------       -------

                Net cash (used) provided by
                operating activities                                   (165)         (254)

Cash flows from investing activities
     Capital expenditures                                                (5)            0

Cash flows from financing activities
     Net proceeds from issuance of long-term debt                         4             0
     Payment of long-term debt                                            0           (17)
                                                                    -------       -------

                Net cash (used) provided by
                financing activities                                      4           (17)
                                                                    -------       -------

Net (decrease) in cash and cash equivalents                            (166)         (271)

Cash and cash equivalents at beginning of period                        358           501
                                                                    -------       -------

Cash and cash equivalents at end of period                          $   192       $   230
                                                                    =======       =======

Supplemental information - interest paid                            $     8       $     6


This interim statement is unaudited.

The accompanying Notes are an integral part of the Financial Statements.

                   ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 - ACCOUNTING POLICIES

This interim financial data should be read in conjunction with the consolidated financial statements and related notes, management's discussion and analysis and other information included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

All adjustments considered necessary for a fair presentation of the results of operations have been included in the unaudited financial statements. The results of operations for any interim period are not necessarily indicative of the Company's operating results for a full year.

On June 29, 2001, the Financial Accounting Standards Board (FASB) voted in favor of FASB Statement No. 142 (FAS 142), "Goodwill and Other Tangible Assets." FASB expects to release FAS 142 in the last half of July 2001. FAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Upon adoption of FAS 142, goodwill will be tested at the reporting unit annually and whenever events or circumstances occur indicating that goodwill might be impaired. Amortization of goodwill, including goodwill recorded in past business combinations, will cease. The adoption date for the Company will be January 1, 2002. The Company has not yet determined what the impact of FAS 142 will be on its results of operations and financial position.

NOTE 2 - POSTRETIREMENT OBLIGATIONS--PENSION PLAN

In 1994, the Company's independent pension actuaries changed the assumptions for mortality and administrative expenses used to determine the liabilities of the Allis-Chalmers Consolidated Pension Plan (the "Consolidated Plan"). Primarily as a result of the changes in mortality assumptions to reflect decreased mortality rates of the Company's retirees, the Consolidated Plan was underfunded on a present value basis. In the first quarter of 1996, the Company made a required cash contribution to the Consolidated Plan in the amount of $205,000. The Company did not, however, have the financial resources to make the other required payments during 1996 and 1997. Given the inability of the Company to fund such obligations with its current financial resources, in February 1997, the Company applied to the Pension Benefit Guaranty Corporation ("PBGC") for a "distress" termination of the Consolidated Plan under section 4041(c) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The PBGC approved the distress termination application in September 1997 and agreed to a plan termination date of April 14, 1997. The PBGC became trustee of the terminated Consolidated Plan on September 30, 1997.

Upon termination of the Consolidated Plan, the Company and its subsidiaries incurred a liability to the PBGC for an amount equal to the Consolidated Plan's unfunded benefit liabilities. Allis-Chalmers and its subsidiaries also had liability to the PBGC, as trustee of the terminated Consolidated Plan, for the outstanding balance of the Consolidated Plan's accumulated funding deficiencies. The PBGC estimated that the unfunded benefit liabilities and the accumulated funding deficiencies (together, the "PBGC Liability") total approximately $67.9 million.

Effective March 31, 1999, the Company issued 585,100 shares to the PBGC reducing the pension liability by the estimated fair market value of the shares to $66.9 million.

In September 1997, the Company and the PBGC entered into an agreement in principle for the settlement of the PBGC Liability, which required, among other things, satisfactory resolution of the Company's tax obligations with respect to the Consolidated Plan under Section 4971 of the Internal Revenue Code of 1986, as amended ("Code"). Section 4971(a) of the Code imposes, for each taxable year, a first-tier tax of 10% on the amount of the accumulated funding deficiency under a plan like the Consolidated Plan. Section 4971(b) of the Code imposes an additional, second-tier tax equal to 100% of such accumulated funding deficiency if the deficiency is not "corrected" within a specified period. Liability for the taxes imposed under section 4971 extends, jointly and severally, to the Company and to its commonly-controlled subsidiary corporations.

Prior to its termination, the Consolidated Plan had an accumulated funding deficiency in the taxable years 1995, 1996, and 1997. Those deficiencies resulted in estimated first-tier taxes under Code section 4971(a) of approximately $900,000.

On July 16, 1998, the Company and the Internal Revenue Service ("IRS") reached an agreement in principal to settle the Company's tax liability under Code
Section 4971 for $75,000. Following final IRS approval, payment of this amount was made on August 11, 1998.

In June 1999, but effective as of March 31, 1999, the Company and the PBGC entered into an agreement for the settlement of the PBGC Liability (the "PBGC Agreement"). Pursuant to the terms of the PBGC Agreement, the Company issued 585,100 shares of its common stock to the PBGC, or 35% of the total number of shares issued and outstanding on a fully-diluted basis, and the Company has a right of first refusal with respect to the sale of the shares of common stock owned by the PBGC. In conjunction with the share issuance, the Company reduced the pension liability to the PBGC based on the estimated fair market value of the shares issued on the effective date of March 31, 1999. In accordance with the terms of the PBGC Agreement, the Company was required to and has (i) decreased the size of the Board of Directors of the Company (the "Board") to seven members; (ii) caused a sufficient number of then current directors of the Company to resign from the Board and all committees thereof; and (iii) caused three designees of the PBGC, to be elected to the Board. The PBGC has caused the Company to amend its By-laws ("By-laws") to conform to the terms of the PBGC Agreement. Furthermore, the Company agreed to pay the PBGC's reasonable professional fees on the 90th day after a Release Event (as defined below). During the term of the PBGC Agreement, the Company agreed not to issue or agree to issue any common stock of the Company or any "common stock equivalent" for less than fair value (as determined by a majority of the Board). The Company also agreed not to merge or consolidate with any other entity or sell, transfer or convey more than 50% of its property or assets without majority Board approval and agreed not to amend its Amended and Restated Certificate of Incorporation ("Certificate") or By-laws.

In order to satisfy and discharge the PBGC Liability, the PBGC Agreement provides that the Company must either: (i) receive, in a single transaction or in a series of related transactions, debt financing which makes available to the Company at least $10 million of borrowings or (ii) consummate an acquisition, in a single transaction or in a series of related transactions, of assets and/or a business where the purchase price (including funded debt assumed) is at least $10 million ("Release Event"). If the 585,100 shares are disposed of by the PBGC prior to a Release Event and the final satisfaction and discharge of the PBGC liability, then the liability will be accreted by the estimated fair market value, $1,024,000, of the shares issued to the PBGC. The merger with OilQuip Rentals, Inc. (the "Merger") on May 9, 2001 (as described in the current Report on Form 8-K dated May 15, 2001) constituted a Release Event, which satisfied and discharged the PBGC Liability.

In connection with the PBGC Agreement, and as additional consideration for settling the PBGC Liability, the following agreements, each dated as of March 31, 1999 were also entered into: (i) a Registration Rights Agreement between the Company and PBGC (the "Registration Rights Agreement"); and (ii) a Lock-Up Agreement by and among the Company, the PBGC, AL-CH Company, L.P., a Delaware limited partnership ("AL-CH"), Wells Fargo Bank, as trustee under that certain Amended and Restated Retiree Health Trust Agreement for UAW Retired Employees of Allis-Chalmers Corporation (the "UAW Trust"), and Firstar Trust Company, as trustee under that certain Amended and Restated Retiree Health Trust Agreement for Non-UAW Retired Employees of Allis-Chalmers Corporation (the "Non-UAW Trust") (the "Lock-Up Agreement").

The Registration Rights Agreement grants each holder of Registrable Shares (defined in the Registration Rights Agreement to basically mean the shares of common stock issued to the PBGC under the PBGC Agreement) the right to have their shares registered pursuant to the Securities Act of 1933, as amended, on demand or incidental to a registration statement being filed by the Company. In order to demand registration of Registrable Shares, a request for registration by holders of not less than 20% of the Registrable Shares is necessary. The Company may deny a request for registration of such shares if the Company contemplates filing a registration statement within 90 days of receipt of notice from the holders. The Registration Rights Agreement also contains provisions that allow the Company to postpone the filing of any registration statement for up to 180 days. The Registration Rights Agreement contains indemnification language similar to that usually contained in agreements of this kind. In connection with the Merger, the PBGC agreed to waive certain rights to have its shares registered on Registration Statements on Forms S-1 and S-2 for a twelve
(12) month period after the Merger.

The Lock-Up Agreement governs the transfer and disposition of shares of the Company's common stock and the voting of such shares, as well as grants the PBGC a right of sale of its shares prior to AL-CH, the UAW Trust and the Non-UAW Trust.

Pursuant to the Lock-Up Agreement, unless the Board has terminated the common stock transfer restrictions set forth in Article XIII of the Company's Certificate, AL-CH, the UAW Trust and the Non-UAW Trust each agreed that, during the period commencing on March 31, 1999 and ending on the third anniversary of the Release Event, it will not, directly or indirectly, sell, transfer, assign or dispose of any shares of Company stock it beneficially owns. Commencing with the third anniversary of the Release Event and continuing until the fifth anniversary of the Release Event, each of AL-CH, the UAW Trust and the Non-UAW Trust agreed not to sell, transfer or dispose of any shares of Company stock without first giving the PBGC an opportunity to sell all or any portion of the shares of Company stock the PBGC owns. The foregoing right of the PBGC applies to the sale of Company stock in a public offering or otherwise.

The Lock-Up Agreement also contains a voting component. During the term of the Lock-Up Agreement, each party to the agreement agreed to vote, at any meeting of the Company stockholders and in any written consent, all shares of Company stock owned by it in favor of the election as directors of the Company the persons nominated by the Nominating Committee of the Board and to refrain from taking any action contrary to or inconsistent with such obligation. During the term of the Lock-Up Agreement, each party to the agreement further agreed not to vote its shares of Company stock or take any other action to amend the Company's Certificate or By-laws in a manner that is inconsistent with, or in breach of, the PBGC Agreement. Each party further agreed that it will vote all of its shares (i) in favor of certain specified amendments to the Company's Certificate, (ii) for the election of the persons designated by the PBGC (each, a PBGC Director) to serve on the Board and (iii) in favor of the election of Company directors who are committed to cause, and who do cause, one PBGC Director to be appointed to the Nominating Committee of the Board and one PBGC Director to be appointed as the Chairman of the Compensation Committee of the Board. In connection with the Merger, the Lock-Up Agreement was terminated in its entirety.

The acquisition environment has been unfavorable since the Investor's 1989 cash contribution to the Company and remained very difficult for the Company during 2001. The problems continued to include the Company's lack of cash for investment, limited availability of debt financing for acquisitions and the financial exposure associated with the Consolidated Plan. The Merger provides additional cash for investment, additional debt financing availability and has expunged the PBGC Liability.

                     MOUNTAIN AIR DRILLING SERVICE CO., INC.
                             STATEMENTS OF OPERATION

                                   (UNAUDITED)


                                                              Period January 1,     Three Months
                                                                2001 through            Ended
                                                              February 6, 2001      March 31, 2000
                                                              ----------------      --------------
                                                                          (In thousands)
Sales                                                              $  493                $ 1,315
Cost of Sales                                                         214                    560
                                                               ----------             ----------

     Gross Margin                                                     279                    755

Marketing and Administrative Expenses                                 165                    199
                                                               ----------             ----------

     Income from Operations                                           114                    556

Other Income (Expenses)
     Interest Income                                                    0                      5
     Interest Expense                                                   0                      0
     Other                                                              0                      6
                                                               ----------             ----------

     Net Income                                                     $ 114              $     567
                                                               ==========             ==========


    Net income per common share, basic and diluted                  $0.29                  $1.42
                                                               ==========             ==========

    Weighted average number of common shares
       outstanding, basic and diluted                             400,000                400,000
                                                               ==========             ==========

    Pro forma net income per common share,
    basic and diluted                                               $0.01                  $0.06
                                                               ==========             ==========

    Pro forma weighted average number of
    common shares outstanding, basic and diluted               10,000,000             10,000,000
                                                               ==========             ==========


This interim statement is unaudited.

The accompanying notes are an integral part of the Financial Statements.

                     MOUNTAIN AIR DRILLING SERVICE CO., INC.
                             STATEMENT OF CASH FLOWS

                                   (UNAUDITED)

                                                                     Period January 1,        Three Months
                                                                       2001 through               Ended
                                                                      February 6, 2001       March 31, 2000
                                                                      ----------------       --------------
                                                                                (In thousands)
Cash flows from operating activities
    Net Income (Loss)                                                      $  114                 $  567
    Adjustments to reconcile net loss to net cash
       (used) provided by operating activities:
           Depreciation and amortization                                        7                     16
           Change in working capital:
              Decrease in receivables, net                                     35                     37
              Increase (decrease) in trade accounts payable                    41                    (39)
              Decrease in other current items                                  55                    127
                                                                           ------                 ------

                  Net cash provided by operating activities                   252                    708

Cash flows from investing activities
       Capital expenditures                                                    (5)                   (23)

Distribution to shareholders                                                    0                   (700)
                                                                           ------                 ------

Net (decrease) in cash and cash equivalents                                   247                    (15)

Cash and cash equivalents at beginning of period                              634                    502
                                                                           ------                 ------

Cash and cash equivalents at end of period                                 $  881                 $  487
                                                                           ======                 ======


This interim statement is unaudited.

The accompanying Notes are an integral part of the Financial Statements.

                     MOUNTAIN AIR DRILLING SERVICE CO., INC.
                          NOTES TO FINANCIAL STATEMENTS

ITEM 1.  NOTES

NOTE 1  -  ACCOUNTING POLICIES

         This interim financial data should be read in conjunction with the consolidated financial statements and related notes, management's discussion and analysis and other information included elsewhere in this proxy statement for the period from January 1, 2001 to February 6, 2001.

         All adjustments considered necessary for a fair presentation of the results of operation have been included in the unaudited financial statements. The results of operations for any interim period are not necessarily indicative of the Company's operating results for a full year.


NOTE 2  -  EARNINGS PER SHARE

         The equity and per share data has been presented so as to give effect to the recapitalization of the Company, which occurred in the reverse acquisition of Allis-Chalmers on May 9, 2001. Under the recapitalization, the original number of shares outstanding of the formerly private company are considered to have been exchanged for the 400,000 shares of Allis-Chalmers that were issued on the date of the reverse acquisition to the owners of OilQuip Rentals, Inc. As a result, the 400,000 shares are presented in place of the originally issued shares of the private company. In addition, pro forma per share data is presented that includes an additional 9,600,000 shares of Allis-Chalmers that will be issued in the future after shareholder approval of the increase in the maximum authorized number of shares of Allis-Chalmers.

                              OILQUIP RENTALS, INC.
                         AND ITS CONSOLIDATED SUBSIDIARY
                             UNAUDITED BALANCE SHEET
                                 MARCH 31, 2001
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                     Assets

        CURRENT ASSETS
        Cash                                                                                         $205
        Accounts receivable, net                                                                      524
        Other current assets                                                                           40
                                                                                             -----------------
                  Total current assets                                                                769

        Property and equipment, net                                                                 6,422
        Goodwill and other intangibles, net                                                         2,768
        Other Assets                                                                                  701
                                                                                             -----------------

              Total Assets                                                                        $10,660
                                                                                             =================

                      Liabilities and Stockholders' Equity

        CURRENT LIABILITIES
        Debt - current portion                                                                       $647
        Accounts payable                                                                              219
        Accrued expenses                                                                              271
        Other current liabilities                                                                      75
                                                                                             -----------------
              Total current liabilities                                                             1,212

        Long-term debt                                                                              6,569
                                                                                             -----------------

              Total liabilities                                                                     7,781

        Redeemable warrant                                                                            600

        STOCKHOLDERS' EQUITY

        Common stock, $.01 par value, 10,000,000 shares authorized and 9,875 shares issued and outstanding at December 31, 2000 ($0.15 par value;
        400,000 shares issued and outstanding as restated for Recapitalization
        on May 9, 2001)                                                                                60
        Additional paid in capital                                                                  3,116
        (Deficit) accumulated during development stage                                               (627)
        Retained Earnings                                                                            (270)
                                                                                             -----------------

              Total stockholders' equity                                                            2,279
                                                                                             -----------------

              Total liabilities and stockholders' equity                                          $10,660
                                                                                             =================


                       See notes to financial statements.

                              OILQUIP RENTALS, INC.
                         AND ITS CONSOLIDATED SUBSIDIARY
                        UNAUDITED STATEMENT OF OPERATIONS
                          QUARTER ENDED MARCH 31, 2001
                                 (IN THOUSANDS)


Revenue                                                                     $          606
Cost of Sales                                                                          420
                                                                           --------------------

Gross Profit                                                                           186

Marketing and Administrative Expenses                                                  313

Amortization                                                                            22
                                                                           --------------------

(Loss) from Operations                                                                (149)

Other Income (Expenses)

          Interest Expense                                                             (95)
          Miscellaneous                                                                (26)
                                                                           --------------------

(Loss) before Income Taxes                                                            (270)

Provision for Income Tax                                                                 -
                                                                           --------------------

Net Income (Loss)                                                          $          (270)
                                                                           ====================

Net (loss) per common share, basic and diluted                                      $(0.68)
                                                                           ====================

Weighted average number of common shares outstanding, basic and diluted            400,000
                                                                           ====================

Pro forma net (loss) per common share, basic and diluted                            $(0.03)
                                                                           ====================

Pro forma weighted average number of common shares
outstanding, basic and diluted                                                  10,000,000
                                                                           ====================


                       See notes to financial statements.

                              OILQUIP RENTALS, INC.
                         AND ITS CONSOLIDATED SUBSIDIARY
                        UNAUDITED STATEMENT OF CASH FLOWS
                          QUARTER ENDED MARCH 31, 2001
                                 (IN THOUSANDS)


Cash flows from operating activities:
   Net (loss)                                                                          $     (270)
   Adjustments to reconcile net (loss) to cash provided by operating activities:
     Depreciation and amortization                                                             71
     Change in working capital:
       (Increase) in receivables, net                                                        (504)
       Increase in accounts payable                                                           478
       Increase in other current items                                                        207
       (Increase) in lease deposit                                                           (701)
     Other                                                                                      0
                                                                                        ---------

         Net cash (used) provided by operating activities                                    (719)


Cash flows from investing activities:
   Investment in acquisition of business                                                   (9,813)
   Capital expenditures                                                                       (51)
   Proceeds from sale of equipment                                                          3,549
                                                                                        ---------

         Net cash (used) provided by operating activities                                  (6,315)


Cash flows from financing activities:
   Common stock subscription received                                                       1,838
   Net proceeds from issuance of long-term debt                                             5,550
   Deferred financing cost                                                                   (153)
                                                                                        ----------

         Net cash (used) provided by operating activities                                   7,235
                                                                                        ---------

Net increase (decrease) in cash and cash equivalents                                          201

Cash and cash equivalents, beginning of period                                                  4
                                                                                        ---------

Cash and cash equivalents, end of period                                                $     205
                                                                                        =========

Supplemental information - interest paid                                                $      95
                                                                                        =========


                       See notes to financial statements.

                              OILQUIP RENTALS, INC.
                         AND ITS CONSOLIDATED SUBSIDIARY
                        UNAUDITED STATEMENTOF CASH FLOWS
                          QUARTER ENDED MARCH 31, 2001
                                   (CONTINUED)
                                 (IN THOUSANDS)



NON-CASH INVESTING AND FINANCING TRANSACTIONS IN CONNECTION

  with the acquisition of Mountain Air assets:

          Fair value of net assets acquired                    $ 9,970
          Goodwill and other intangibles                         2,622
          Note payable to prior owner                           (2,200)
          Other adjustments                                       (579)
                                                               --------

          Net cash paid to acquire subsidiary                  $ 9,813
                                                               =======


See notes to financial statements.

                              OILQUIP RENTALS, INC
                         AND ITS CONSOLIDATED SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS

ITEM 1.  NOTES

NOTE 1  -  ACCOUNTING POLICIES

This interim financial data should be read in conjunction with the consolidated financial statements and related notes, management's discussion and analysis and other information included elsewhere in this proxy statement for the period from February 4, 2000 to December 31, 2000.

All adjustments considered necessary for a fair presentation of the results of operation have been included in the unaudited financial statements. The results of operations for any interim period are not necessarily indicative of the Company's operating results for a full year.

NOTE 2  -  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature Of Business And Organization

OilQuip Rentals, Inc. and Subsidiary, a Delaware corporation (the "Company") was incorporated on February 4, 2000 to find and acquire targets to operate as subsidiaries.

During the period February 4, 2000 (Inception) to February 6, 2001, the Company had been in the development stage. The Company's activities through February 6, 2001 have consisted of developing its business plan, raising capital and negotiating with potential acquisition targets.

On February 6, 2001, the Company, through its subsidiary Mountain Compressed Air, Inc. ("MCA"), acquired certain assets of Mountain Air Drilling Service Co., Inc., whose business consists of providing equipment and trained personnel in the four corner areas of the southwestern United States. MCA primarily provides compressed air equipment and trained operators to companies in the business of drilling for natural gas.

Property and Equipment

On February 6, 2001, the Company, through its subsidiary MCA, acquired certain assets of Mountain Air Drilling Service Co., Inc., mainly consisting of boosters and compressors used in the business of drilling for natural gas. These assets are being depreciated over their estimated life, ten years.

Deferred Financing Costs

Debt acquisition costs are direct expenditures incurred with regard to borrowings. These costs are being amortized to interest expense over six years, the expected term of the related debt instruments after the instruments have been activated.

Goodwill and Other Intangibles

On February 6, 2001, MCA, a subsidiary of OilQuip, completed the purchase of certain assets pursuant to an Asset Purchase Agreement with Mountain Air Drilling Service Co., Inc., a non-related entity. OilQuip obtained an appraisal on all the assets acquired, which was the determining factor in the calculation of goodwill and other intangibles. Goodwill and other intangibles are being amortized over a period not in excess of twenty years.

Long-Term Debt

Long-term debt is as a result of the cost of the acquisition of certain assets of Mountain Air Drilling Service Co., Inc.

     o A term loan in the amount of $3,550,000 at 8%, interest payable monthly, with quarterly principal payments of $147,916.67 due on the last day of April, July, October, and January. The maturity date of the loan is February 7, 2007.

     o A sellers note in the amount of $2,200,000 at 5.75% simple interest. The principal and interest are due on February 6, 2006.

     o Subordinated debt in the amount of $2,000,000 at 13% with interest payable quarterly commencing on April 1, 2001. The principal will be due upon on January 31, 2004.

NOTE 3  -  INVESTMENT ACQUISITION COST

The Company has capitalized expenses associated with the cost to acquire Mountain Air Drilling Service Co., Inc. These costs include a payment of $200,000 to secure the letter of intent, audit fees, feasibility study, and legal fees totaling $179,529 during 2000. See Note 8 for further discussion of this acquisition.

During 2000, the Company pursued two other acquisition targets and incurred acquisition costs totaling $234,402. As of December 31, 2000, acquisition negotiations for these two targets have ceased, and the Company has expensed the costs as abandoned.

NOTE 4  -  LEASE COMMITMENTS

On February 6, 2001, MCA, a subsidiary of OilQuip, completed the purchase of certain assets pursuant to an Asset Purchase Agreement with Mountain Air Drilling Service Co., Inc. A portion of the purchased equipment was sold to a leasing company. The leasing of the equipment is being accounted for as an operating lease. Lease payments totaling $3,480,000 will be made over a period of six years.

The Company rents office space on a five-year lease, which expires February 5, 2006. Rent expense for the first quarter of 2001 was $18,000. The Company has no further lease obligations.

NOTE 5  -  SUBSEQUENT EVENTS

On May 9, 2001, OilQuip Rentals, Inc., an oil and gas rental company, merged into a subsidiary of Allis-Chalmers Corporation. In the merger, all of OilQuip's outstanding common stock was converted into 400,000 shares of Allis-Chalmers' common stock and the right to receive the remaining 9,600,000 shares of Allis-Chalmers' common stock upon the filing of an amendment to the Amended and Restated Certificate of Incorporation to authorize the issuance of such shares.


The equity and per share data has been presented so as to give effect to the recapitalization of the Company, which occurred in the reverse acquisition of Allis-Chalmers on May 9, 2001. Under the recapitalization, the original number of shares outstanding of the formerly private company are considered to have been exchanged for the 400,000 shares of Allis-Chalmers that were issued on the date of the reverse acquisition to the owners of OilQuip Rentals, Inc. As a result, the 400,000 shares are presented in place of the originally issued shares of the private company. In addition, pro forma per share data is presented that includes an additional 9,600,000 shares of Allis-Chalmers that will be issued in the future after shareholder approval of the increase in the maximum authorized number of shares of Allis-Chalmers.


NOTE 6 - PRO FORMA RESULTS


As discussed in Note 1, the Company acquired certain assets of Mountain Air Drilling Service, Co., Inc. ("Mountain Air") on February 6, 2001. The following pro forma results are presented as if the acquisition of the certain assets of Mountain Air occurred at the beginning of fiscal year 2000.

PRO FORMA INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2000 (IN THOUSANDS)


                              OILQUIP         MOUNTAIN           ADJUSTMENTS             PRO FORMA
                              RENTALS         AIR                                        TOTAL

Revenues                           $--            $5,692                   $--               $5,692
Cost of revenues                    --             2,689                   923 (1)(2)         3,612
                          --------------------------------------------------------------------------
Gross profit                        --             3,003                 (923)                2,080

General &
administrative                     627               613                    --                1,240
Amortization                        --                --                   156 (3)              156
                          --------------------------------------------------------------------------
Income (loss) from               (627)             2,390                (1,079)                 684
operations
Other income (expense)
                                    --                23                  (868)(4)             (845)
                          --------------------------------------------------------------------------
Income (loss) before            $(627)            $2,413                (1,947)               $(161)
income tax

Net income (loss) per
common share, basic and
diluted                                                                                      $(0.40)
Weighted average number
of common shares
outstanding, basic and
diluted
                                                                                            400,000
                                                                                            =======

PRO FORMA BALANCE SHEET AS OF DECEMBER 31, 2000 (IN THOUSANDS)

                                        OILQUIP             MOUNTAIN            ADJUSTMENTS         PRO FORMA
                                        RENTALS             AIR                                     TOTAL
ASSETS
Total Current Assets                      1,966               1,284                     301            3,551

Property and Equipment, net
                                             --               1,430                   4,829 (5)        6,259
Goodwill and Other Intangibles
                                            394                  --                   2,240 (5)        2,634
                                         ------              ------                  ------          -------
Total Assets                             $2,360              $2,714                  $7,370          $12,444
                                         ======              ======                  ======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Total Current Liabilities                    12                 303                   1,479            1,794

Long-Term Debt                              ---                  --                   7,838 (4)(5)     7,838

Total Stockholders' Equity
                                          2,348               2,411                  (1,947)           2,812

Total Liabilities and
Stockholders' Equity                     $2,360              $2,714                  $7,370          $12,444
                                         ======              ======                  ======          =======

(1) The equipment lease expense of certain assets acquired in the sale of Mountain Air, which became part of a sale/leaseback to help finance the acquisition. Concurrent with the acquisition, OilQuip, through its wholly-owned subsidiary, MCA, sold a portion of the acquired assets to Wells Fargo for $3,500,000 and leased back those assets. The lease term is for 5 years, expiring on February 8, 2006, with monthly lease payments during the term equaling $56,574. At the end of the term, the lessee is entitled to purchase the equipment from Wells Fargo at a price calculated at the lesser of fair market value or $700,000. In accordance with Statement of Financial Accounting Standard No. 13, the lease has been recorded as an operating lease.
(2) Additional depreciation expense on assets acquired and adjusted to fair value from the purchase of certain assets of Mountain Air and additional corporate administrative expenses.
(3) Amortization expense for goodwill and other intangibles, net, as a result of the acquisition of certain assets of Mountain Air. Goodwill is being amortized over 20 years.
(4) Interest costs as a result of the debt agreements entered into finance the acquisition of certain assets of Mountain Air.
(5)      Balance sheet adjustment as of date of acquisition.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           ALLIS-CHALMERS CORPORATION,

                        ALLIS-CHALMERS ACQUISITION CORP.,

                           AND OILQUIP RENTALS, INC.,





                                   May 9, 2001

     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of the 9th day of May, 2001, by and among ALLIS-CHALMERS CORPORATION, a Delaware corporation ("A-C"), ALLIS-CHALMERS ACQUISITION CORP., a Delaware corporation wholly owned by A-C ("Acquisition"), and OILQUIP RENTALS, INC., a Delaware corporation ("OilQuip").

                                 R E C I T A L S
                                 - - - - - - - -

     A. The Board of Directors of each of A-C, OilQuip and Acquisition believe that it is in the best interests of each company and its respective stockholders to consummate the reorganization provided for herein, pursuant to which A-C will directly acquire all of the capital stock of OilQuip (the "OilQuip Common Stock") through a merger of Acquisition with and into OilQuip, with OilQuip being the surviving corporation (as hereinafter defined in Section 1.1, the "Merger").

     B. Pursuant to the written consent of the holders of all capital stock of OilQuip and Acquisition made in accordance with Section 228 of the Delaware General Corporation Law ("DGCL"), the stockholders of OilQuip and Acquisition have approved the Merger.

     C. For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a)(1)(A) and 368
(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

     D. Concurrently with the execution hereof, in order to induce A-C to enter into this Agreement, certain stockholders of OilQuip are entering into share transfer restriction agreements (the "Share Transfer Restriction Agreements") providing for certain restrictions on the transfer of the shares of A-C Common Stock (as hereinafter defined) received in connection with the Merger, all upon the terms and conditions specified therein.

                                A G R E E M E N T
                                - - - - - - - - -

     NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3 hereof), (a) Acquisition shall be merged with and into OilQuip, (b) the separate corporate existence of Acquisition shall cease, and (c) OilQuip shall continue as the surviving corporation (the "Surviving Corporation") in the Merger under the laws of the State of Delaware under the name OilQuip Rentals, Inc. (the "Merger").

     1.2 Closing and Closing Date. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at the offices of Swidler Berlin Shereff Friedman, LLP, 405 Lexington Avenue, New York, New York 10174 at 10:00 a.m. local time, on (a) the next business day after the last to be fulfilled or waived of the conditions set forth in Article VIII shall be fulfilled or waived in accordance herewith, or (b) at such other time, date or place as OilQuip and A-C may agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date".

     1.3 Effective Time of the Merger. On the Closing Date, the parties hereto shall cause a certificate of merger, or other appropriate documentation, satisfying the requirements of the DGCL (the "Certificate of Merger") to be filed with the office of the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. When used herein, the term "Effective Time" shall mean the date and time when the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware or such date and time as otherwise specified in the Certificate of Merger.

     1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have the effects provided in Section 259 of the DGCL. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the parties hereto agree that the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action.

                                   ARTICLE II
                            THE SURVIVING CORPORATION

     2.1 Certificate of Incorporation. The Certificate of Incorporation of OilQuip shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

     2.2 Bylaws. The bylaws of OilQuip as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     2.3 Board of Directors and Officers. The board of directors and officers of OilQuip immediately prior to the Effective Time shall be the board of directors and officers, respectively, of the Surviving Corporation, effective as of the Effective Time, and until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

                                   ARTICLE III
                              CONVERSION OF SHARES

     3.1 Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, OilQuip, or A-C:

         (a) Each share of OilQuip Common Stock, issued and outstanding immediately prior to the Effective Time will be converted, without any action on the part of the holders thereof (the "Shareholders"), into (i) 40 shares of the common stock, par value $0.15 per share, of A-C ("A-C Common Stock"), and (ii) the right to receive 960 shares of Common Stock on the Amendment Date (as defined in Section 7.11); provided that no fractional shares of A-C Common Stock shall be delivered (and the number of shares of A-C Common Stock to be delivered to any Shareholder shall be rounded down to the nearest whole number) and the Shareholders shall not be entitled to cash in lieu of fractional shares; provided further that no more than an aggregate of 10,000,000 shares of A-C Common Stock shall be issued or issuable at the Effective Time and on the Amendment Date pursuant to the Merger. Immediately following the Effective Time, the Shareholders shall deliver to A-C the certificates representing the OilQuip Common Stock, and A-C shall cause A-C's transfer agent to deliver to the Shareholders certificates representing the A-C Common Stock described in (i) above in accordance with Exhibit A hereto; and immediately following the Amendment Date, A-C shall cause A-C's transfer agent to deliver to the Shareholders certificates representing the A-C Common Stock described in clause
(ii) above in accordance with Exhibit A. The A-C Common Stock issued pursuant to this Section 3.1(a) shall be duly authorized, fully paid and non-assessable. The Shareholders shall have no right to transfer or assign the right to receive the A-C Common Stock prior to the issuance thereof.

         (b) Each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time will be converted, without any action on the part of the holder thereof, into one (1) duly and validly issued, fully paid and non-assessable share of OilQuip Common Stock. All shares of A-C Common Stock issued in accordance with Section 3.1 shall be deemed to be in full satisfaction of all rights pertaining to shares of OilQuip Common Stock held by the Shareholders, and shall be duly authorized, fully paid and non-assessable.

     3.2 No Further Rights. From and after the Effective Time, holders of certificates theretofore evidencing OilQuip Common Stock shall cease to have any rights as stockholders of OilQuip, except as provided herein or by applicable law.

     3.3 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Income Tax Regulations.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF OILQUIP


OilQuip represents and warrants to A-C as follows:

     4.1 Organization, etc. OilQuip is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business and is in good standing as a foreign corporation in each other jurisdictions in which the conduct of its business or the ownership of property requires such qualification or licensing, except where failure to be so qualified or licensed would not have a material adverse effect on the financial condition or operations of OilQuip and its subsidiary, Mountain Compressed Air, Inc. ("MCA"), taken as a whole (for OilQuip, a "Material Adverse Effect"). MCA is duly organized and validly existing and in good standing under the laws of the State of Texas, and is qualified or licensed to do business and is in good standing as a foreign corporation in each other jurisdictions in which the conduct of its business or the ownership of property requires such qualification or licensing, except where failure to be so qualified or licensed would have a Material Adverse Effect on OilQuip. Except for MCA, OilQuip does not own, of record or beneficially, the securities of any other entity.

     4.2 Authority. OilQuip has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such action has been duly authorized by all necessary action of OilQuip's Board of Directors and stockholders.

     4.3 Enforceability. This Agreement has been duly executed and delivered by OilQuip and constitutes a legal, valid and binding obligation of OilQuip enforceable in accordance with its terms, subject to: (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, or other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights; and (iii) public policy concerns (including, without limitation, the ability of a court to refuse to enforce unconscionable covenants, indemnification provisions or similar provisions).

     4.4 No Violation. The execution and the delivery by OilQuip of this Agreement does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any notice, filing, authorization, consent or approval not heretofore obtained pursuant to, any binding written or oral agreement or instrument including, without limitation, any charter, bylaw, trust instrument, indenture or evidence of indebtedness, lease, contract or other obligation or commitment (each, a "Contractual Obligation") binding upon OilQuip or MCA or any of their properties or assets, or any law, rule, regulation, restriction, order, writ, judgment, award, determination, injunction or decree of any court or government, or any decision or ruling of any arbitrator (each, a "Requirement of Law") binding upon or applicable to OilQuip or MCA or any of their properties or assets.

     4.5 Litigation. There are no pending or overtly threatened actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which would have a Material Adverse Effect on OilQuip.

     4.6 Capitalization. Exhibit A hereto sets forth the record holders of all outstanding shares of the OilQuip Common Stock (the "Issued Shares") and the number of Issued Shares owned by such Shareholder. OilQuip has authorized Ten Million shares of Common Stock, par value $0.01 per share, and has authorized no other class of stock.

No shares of the OilQuip Common Stock are held in the treasury of OilQuip. The Issued Shares are duly authorized, validly issued, outstanding, fully paid and nonassessable. OilQuip owns 100% of the outstanding Common Stock of MCA. Except as set forth on Schedule 4.6, there do not exist any other authorized or outstanding securities, options, warrants, calls, commitments, rights to subscribe or other instruments, agreements or rights of any character, or any pre-emptive rights, convertible into or exchangeable for, or requiring or relating to the issuance, transfer or sale of, any shares of capital stock or other securities of OilQuip or MCA.

     4.7 Financial Statements. Attached as Schedule 4.7 hereto are the following financial statements (the "OilQuip Financial Statements"):

         (a) unaudited financial statements of Mountain Air Drilling, Inc. ("Mountain Air") for the year ended December 31, 2000;

         (b) an unaudited compilation Balance Sheet, Statement of Income and Retained Earnings and Statement of Cash Flows of OilQuip at and for the year ended December 31, 2000, and

         (c) an unaudited "opening" Statement of Financial Condition of OilQuip as of February 7, 2001. Except for the financial statements described in
     (b) which are a compilation, the OilQuip Financial Statements are internal statements prepared by management. Each of the OilQuip Financial Statements
     (a) is complete and correct and presents fairly in all material respects the consolidated financial condition of OilQuip MCA and Mountain Air, (b) discloses all liabilities of OilQuip, Mountain Air and MCA that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since February 7, 2001 there has been no change which would have a Material Adverse Effect on OilQuip, nor has OilQuip, Mountain Air or MCA mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties. OilQuip has guaranteed certain of MCA's obligations and pledged its shares of MCA capital stock as securities for such obligations.

     4.8 Income Tax Returns. OilQuip has no knowledge of any pending assessments or adjustments of the income tax payable of OilQuip or MCA (either itself or as successor to Mountain Drilling) with respect to any year.

     4.9 Permits, Franchises. OilQuip or MCA possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable them to conduct the business in which they are now engaged in compliance with applicable law, except where failure to do so would not have a Material Adverse Effect on OilQuip.

     4.10 ERISA. OilQuip and MCA each is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974,
as amended or recodified from time to time ("ERISA"); neither OilQuip nor MCA (either itself or as successor to Mountain Drilling) has violated, in any material respect, any provision of any defined benefit employee pension benefit plan (as defined in ERISA) maintained or contributed to by OilQuip or

     MCA (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by OilQuip or MCA; OilQuip and MCA each has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

     4.11 Other Obligations. Neither OilQuip nor MCA is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     4.12 Environmental Matters. OilQuip and MCA each has been in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of OilQuip's or MCA's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time (collectively, "Environmental Laws"). None of the operations of OilQuip or MCA is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. To the knowledge of OilQuip, neither OilQuip nor MCA has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment. This Section 4.12, together with the representations and warranties of Mountain Drilling (as defined in Section 4.15 below) in the Purchase Agreement (as defined in Section 4.15 below) shall be the only representations and warranties of OilQuip and MCA concerning environmental matters, and no other representation and warranty in this Agreement shall apply to environmental matters.

     4.13 Real Property; Leases. Neither OilQuip nor MCA owns any real property.
Schedule 4.13 sets forth a complete and accurate list of each lease, sublease or other arrangement pursuant to which either OilQuip or MCA leases or subleases real property (collectively, the "Leased Premises"). Unless otherwise noted on
Schedule 4.13, OilQuip or MCA is the sole lessee or sublessee under each of the leases and subleases listed on Schedule 4.13 and each such lease and sublease is valid and in full force and effect and enforceable in accordance with its terms and has not been further supplemented, amended or modified. Unless otherwise noted on Schedule 4.13, there exists no material event of default or event, occurrence, condition or act, including without limitation, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, which constitutes or would constitute (with notice or lapse of time or both) a material default in any respect under any of the leases or subleases on Schedule 4.13.

Neither OilQuip or MCA has received any notice of any event of default or any event, occurrence, condition or act, including without limitation, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, which constitutes or would constitute (with notice or lapse of time or both) a default in any respect under any of the leases or subleases on Schedule 4.13.

     4.14 No Consent Required. OilQuip's execution, delivery and performance of this Agreement does not require the consent of approval of any other person or entity which has not been obtained, including, without limitation, any regulatory authority or governmental body of the United States of America or any state thereof or any political subdivision of the United States of America or any state thereof.

     4.15 Limited Operations. OilQuip has not conducted any material business operations other than: the formation of MCA, the acquisition through MCA (including the financing of such acquisition) of the assets of Mountain Air Drilling Service Co., Inc. ("Mountain Drilling"), the lease of its current office at 1875 Century Park East, Suite 600, Los Angeles, CA 90067, the engagement of Munawar Hidayatallah as Chief Executive Officer, the engagement of Jeffrey Friedman as a financial advisor and the negotiation of this Agreement. Since the acquisition of the assets of Mountain Drilling, such assets have been operated in the ordinary course of business and there has been no material change in the business of Mountain Drilling. To the knowledge of OilQuip, after due inquiry of the officers of MCA, except as set forth on Schedule 4.15 hereto the representations and warranties of Mountain Drilling set forth in the Asset Purchase Agreement dated as of February 6, 2001, by and among Mountain Compressed Air, Inc., a Texas corporation, Mountain Drilling and Rod Huskey and Linda Huskey (the "Purchase Agreement"), are true and correct as of the date hereof (without regard to any knowledge qualification set forth in the Purchase Agreement), and there has been no material adverse development in the business of MCA since the date of the Purchase Agreement.

     4.16 Brokers. Except for the Friedman financial advisor agreement described in Section 4.15, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by OilQuip directly with A-C without the intervention of any person on behalf of OilQuip in such manner as to give rise to any valid claim against A-C or OilQuip for a finder's fee, brokerage commission or similar payment.

     4.17 Full Disclosure. No representation, warranty, schedule or certificate of OilQuip made or delivered pursuant to this Agreement contains or will contain any untrue statement of fact, or omits or will omit to state a material fact the absence of which makes such representation, warranty or other statement misleading.

                                    ARTICLE V
       ADDITIONAL REPRESENTATION AND WARRANTY RELATING TO THE SHAREHOLDERS

     OilQuip hereby represents and warrants to A-C that each Shareholder owns of record the shares of OilQuip Common Stock indicated opposite such Shareholder's name on Exhibit A hereto.

                                   ARTICLE VI
              REPRESENTATIONS AND WARRANTIES OF A-C AND ACQUISITION

A-C and Acquisition each represent and warrant to OilQuip as follows:

     6.1 Organization, etc. A-C is a corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business and is in good standing as a foreign corporation in each other jurisdictions in which the conduct of its business or the ownership of property requires such qualification or licensing, except where failure to be so qualified or licensed would not have a material adverse effect on the financial condition or operations of A-C and its Subsidiaries (as defined below), taken as a whole (for A-C and its Subsidiaries, a "Material Adverse Effect"). Each company (each, a "Subsidiary") listed on Schedule 6.1 hereof is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified or licensed to do business and is in good standing as a foreign corporation in each other jurisdiction in which the conduct of its business or the ownership of property requires such qualification or licensing, except where failure to be licensed would not have a Material Adverse Effect on A-C. Except for the Subsidiaries, A-C does not own, of record or beneficially, the securities of any other entity. A true and correct copy of the Certificate of Incorporation and Bylaws of A-C, as currently in effect, is attached as Schedule 6.1 hereto.

     6.2 Authority. A-C has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such action has been duly authorized by all necessary action of A-C's Board of Directors. The issuance and sale of the A-C Common Stock to the Shareholders has been duly authorized and if, as and when delivered to the Shareholders, such shares will be duly and validly issued and outstanding, fully paid and nonassessable and will be free of any Encumbrance (as defined below), other than those imposed pursuant to this Agreement and securities laws of general application. As used in this Agreement, "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right of way, encroachment, private building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title.

     6.3 Enforceability. This Agreement has been duly executed and delivered by A-C and constitutes a legal, valid and binding agreement and obligation of A-C and Acquisition enforceable against each in accordance with its terms subject to: (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, or other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights; and (iii) public policy concerns (including, without limitation, the ability of a court to refuse to enforce unconscionable covenants, indemnification provisions or similar provisions).

     6.4 No Violation. Except as set forth on Schedule 6.4, the execution and the delivery by A-C and Acquisition of this Agreement does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of,
(ii) constitute a default under, (iii) result in a violation of, or (iv) require any notice, filing, authorization, consent or approval not heretofore obtained pursuant to, any Contractual Obligation binding upon A-C or any Subsidiary or any of their properties or assets, or any Requirement of Law binding upon or applicable to A-C or any Subsidiary or any of their properties or assets, except for such conflicts, defaults or violations, filings, authorizations, consents or approvals which would not have a Material Adverse Effect on A-C.

     6.5 Litigation. Except as set forth on Schedule 6.5, there are no pending or overtly threatened actions, claims, orders, decrees, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which would have a Material Adverse Effect on A-C.

     6.6 Capitalization. The authorized capital stock of A-C consists of 2,000,000 shares of A-C Common Stock, 1,588,128 shares of which have been validly issued as of the date hereof, and such issued shares are fully paid and nonassessable. A-C owns 100% of the common stock of each of the Subsidiaries. Except as set forth on Schedule 6.6 hereto, there do not exist any other authorized or outstanding securities, options, warrants, calls, commitments, rights to subscribe or other instruments, agreements or rights of any character, or any pre-emptive rights, convertible into or exchangeable for, or requiring or relating to the issuance, transfer or sale of, any shares of capital stock or other securities of A-C or any Subsidiary.

     6.7 Annual Report; Financial Statements. A-C's Annual Report on Form 10-K for the year ended December 31, 2000 (the "Report") was filed with the Securities and Exchange Commission (the "SEC") on April 2, 2001. The Report complied in all material respects with the rules of the SEC applicable to such Report on the date filed with the SEC, and the Report did not contain, on the date of filing with the SEC, any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not materially misleading. The Report has not been amended, nor as of the date hereof has A-C filed any Report on Form 8-K since April 2, 2001. All of the consolidated financial statements included in the Report (the "A-C Financial Statements"): (i) have been prepared from and on the basis of, and are in accordance with, the books and records of A-C and with generally accepted accounting principles applied on a basis consistent with prior accounting periods; (ii) fairly and accurately present in all material respects the consolidated financial condition of A-C as of the date of each such A-C Financial Statement and the results of its operations for the periods therein specified; and (iii) are accompanied by the audit (going concern) opinion of A-C's independent public accountants. Except as set forth in Schedule
6.7 or in the A-C Financial Statements, as of the date hereof, A-C has no liabilities other than (i) liabilities which are reflected or reserved against in the A-C Financial Statements and which remain outstanding and undischarged as of the date hereof, (ii) liabilities arising in the ordinary course of business of A-C since December 31, 2000, (iii) liabilities incurred as a result of the transactions contemplated by this Agreement or (iv) liabilities which were not required by generally accepted accounting principles to be reflected or reserved on the A-C Financial Statements. Since the date of filing of the Annual Report, there has not been any event or change which has or will have a Material Adverse Effect on A-C and A-C has no knowledge of any event or circumstance that would reasonably be expected to result in such a Material Adverse Effect.

     6.8 Release by Pension Benefit Guaranty Corporation. Subject to the execution of the PBGC Letter, the Merger will be deemed to constitute a "Release Event" as such is defined under that certain agreement dated February 28, 1999, entered into by and between the Pension Benefit Guaranty Corporation ("PBGC") and A-C, and will be effective to terminate and fully release A-C and the Subsidiaries from any and all further obligation under those certain pension funding liabilities carried on the books and records of A-C prior to the Closing having an aggregate principal obligation as of December 31, 2000 of approximately $66.9 million.

     6.9 Income Tax Returns. A-C and the Subsidiaries have filed all federal and state income tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes which have become due pursuant to said returns or pursuant to any assessment received by A-C or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. A-C has no knowledge of any pending assessments or adjustments of the income tax payable of A-C or its Subsidiaries with respect to any year.

     6.10 Permits, Compliance With Law. A-C and each Subsidiary possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable them to conduct the business in which it is now engaged in compliance with applicable law, except where failure to do so would not have a Material Adverse Effect on A-C. A-C and each Subsidiary are in compliance with all Requirements of Law in the conduct of its business and corporate affairs, except where failure to comply, singly or in the aggregate, would not have a Material Adverse Effect on A-C.

     6.11 ERISA. Except as set forth on Schedule 6.11, A-C and each Subsidiary is in compliance in all material respects with all applicable provisions of ERISA; A-C and each Subsidiary has not violated any provision of any Plan maintained or contributed to by it; no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by A-C or any Subsidiary; A-C and each Subsidiary has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles. Schedule 6.11 describes each Plan maintained by A-C and each of its Subsidiaries.

     6.12 Contracts. Schedule 6.12 sets forth a description of each agreement, contract lease, license evidence of indebtedness, mortgage, indenture, security agreement, or other instrument, whether written or oral (collectively, "Contracts"), which provides for payments to or by A-C or any Subsidiary in excess of $25,000, or is otherwise material to the operations of A-C or any Subsidiary. Neither A-C nor any Subsidiary is in default on any Contract, except for such defaults which would not have a Material Adverse Effect on A-C.

     6.13 Environmental Matters. Except as set forth on Schedule 6.13, since January 1, 1989, A-C and its subsidiaries (including the Subsidiaries) have at all times been in compliance in all material respects with all applicable Environmental Laws. Except as set forth on Schedule 6.13, none of the operations of A-C or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. To A-C's knowledge, except as set forth on Schedule 6.13, neither A-C nor any Subsidiary has received notice of any actual or threatened claim, investigation, proceeding, order or decree in connection with any release of any toxic or hazardous waste or substance into the environment. This Section
6.13 shall be the sole representation and warranty of A-C concerning environmental matters, and no other representation and warranty in this Agreement shall apply to environmental matters.

     6.14 Trademarks, etc. A-C and the Subsidiaries own, have sufficient title to, or have the right to use (or can obtain the right to use on reasonable commercial terms), all patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights (collectively, the "Proprietary Rights") necessary to their business as now conducted without infringing upon the right of any person. Except for employee confidentiality agreements with employees and consultants, there are no outstanding material options, licenses or agreements relating to intellectual property rights of A-C or any Subsidiary necessary to their business as now conducted, nor is A-C or any Subsidiary bound by or a party to any material options, licenses or agreements with respect to the Proprietary Rights of any other person or entity. Neither A-C nor any Subsidiary has received any communications alleging that A-C has violated or, by conducting its business as proposed, would violate, any of the Proprietary Rights of any other person or entity. A-C and the Subsidiaries are not aware of any material violation by a third party of any of their Proprietary Rights necessary to their business as now conducted.

     6.15 Real Property. Schedule 6.15 sets forth all of the real property which is owned and/or leased by each of A-C and the Subsidiaries (collectively, the "Real Property"). The Real Property constitutes all of the real property now used in and necessary for the conduct of the business of A-C and the Subsidiaries as presently conducted. A-C has delivered to OilQuip true and complete copies of all leases relating to such properties (the "Leases"). The Leases are in full force and effect and are valid, binding, and enforceable in accordance with their terms, and no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of any party. Except as set forth in Schedule 6.15, all real property, buildings and structures owned or used by A-C and the Subsidiaries are in good condition and suitable for the purpose or purposes for which it is being used, reasonable wear and tear excepted, and is in such condition and repair as to permit the continued operation of said businesses. None of the Real Property, buildings or structures is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs.

     6.16 Employees. Except as set forth on Schedule 6.16, all employees of A-C and each Subsidiary are employed "at will" and may be terminated without payment of severance or incurrence of any other liability of A-C or the Subsidiaries; no employee of A-C is in violation of any term of any material employment contract, confidentiality agreement or any other material contract or agreement relating to the right of any such employee to be employed by A-C or any Subsidiary; and neither A-C nor any Subsidiary has any employee severance agreement covering any of its employees. There are no labor disputes or union organization activities pending or threatened between A-C or the Subsidiaries and their employees. A-C and the Subsidiaries require each employee and consultant to execute an employee inventions and proprietary rights assignment and confidentiality agreement, and copies of such agreements have been made available to OilQuip.

     6.17 Insurance. A-C and the Subsidiaries currently maintain, in full force and effect, all insurance policies that are reasonably required to be maintained for the conduct of its business or the ownership of its properties (both real and personal) (collectively, the "Insurance Policies"). True and complete copies of all Insurance Policies have been made available to OilQuip. A-C (a) is not in default regarding the provisions of any Insurance Policy; (b) has paid all premiums due thereunder; and (c) has not failed to present any notice or material claim thereunder in a due and timely fashion. The coverage provided by the Insurance Policies, with respect to any insured act or event occurring on or prior the Effective Date, will not in any way be affected by or terminate or lapse by reason of the transactions contemplated hereby. Schedule 6.17 sets forth a listing of all policies maintained by A-C and a listing, by policy, of all outstanding claims and the amount thereof made by A-C under each such policy.

     6.18 Bank Accounts. Schedule 6.18 sets forth the names and locations of all banks, trust companies, savings and loan associations, stock brokerages and other financial institutions at which A-C and Acquisition maintain accounts of any nature, or safe deposit boxes, and the name of all persons authorized to draw thereon or make withdrawals therefrom.

     6.19 Title to Properties. The assets owned or leased by A-C and its Subsidiaries are all of the assets necessary to conduct the business of A-C and its Subsidiaries as currently being conducted. A-C and its Subsidiaries have good and marketable title to substantially all of the assets they own, real and personal, movable and immovable, tangible and intangible, free and clear of all Encumbrances, except for: (a) liens for taxes not yet due and payable, (b) Encumbrances described on Schedule 4.19 hereto, or (c) minor imperfections of title and encumbrances, if any, which (i) are not substantial in amount, (ii) do not detract from the value of the property subject thereto, impair the operations of the business of A-C, or the use or license of certain of the assets of A-C, and (iii) have arisen in the ordinary course of business consistent with past practice.

     6.20 Related Party Transactions. Except for those contracts described on
Schedule 6.20 hereto, no existing contract of A-C or its Subsidiaries is with or for the direct benefit of (i) any party owning, or formerly owning, beneficially or of record, directly or indirectly, in excess of five percent of the outstanding capital stock of A-C, (ii) any director, officer or similar representative of A-C, (iii) any natural person related by blood, adoption or marriage to any party described in (i) or (ii), or (iv) any entity in which any of the foregoing parties has, directly or indirectly, at least a five percent beneficial interest (a "Related Party"). Without limiting the generality of the foregoing, no Related Party, directly or indirectly, owns or controls any material assets or material properties which are used in A-C's business and to the knowledge of A-C, no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business which is, or has been within the last two years, a competitor, customer or supplier of A-C or has done business with A-C or which currently sells or provides products or services which are similar or related to the products or services sold or provided in connection with the Business.

     6.21 Brokers. The transactions contemplated hereby have been carried out by A-C directly with OilQuip and the Shareholders without the intervention of any person on behalf of A-C in such manner as to give rise to any valid claim against A-C or OilQuip for a finder's fee, brokerage commission or similar payment.

     6.22 Securities Law Matters. To the best of its knowledge and except for A-C's failure to hold annual meetings of its stockholders, since January 1, 1999 A-C has filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC under the Securities Act or the Exchange Act of 1934, as amended (all such reports and statements are collectively referred to herein as the "Securities Filings"), and (ii) any applicable state securities authorities. To the knowledge of A-C, no such Securities Filing, as of the date it was filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Subject to the accuracy of the representations set forth in the Shareholder Representation Letters attached as Exhibit B hereto, the offer and sale of the Shares to the Shareholders will be exempt from the Securities Act.

     6.23 Full Disclosure. No representation, warranty, schedule or certificate of A-C made or delivered pursuant to this Agreement contains or will contain any untrue statement of fact, or omits or will omit to state a material fact the absence of which makes such representation, warranty or other statement misleading.

                                   ARTICLE VII
                            COVENANTS OF THE PARTIES

     7.1 Access Pending Closing; Exclusivity.

         (a) Access to A-C. A-C shall (i) give to OilQuip and its counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Effective Date to all of the books, contracts, commitments and other records of A-C and shall furnish OilQuip during such period with all information concerning A-C that OilQuip may reasonably request; and (ii) afford to OilQuip and its representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of A-C, in order to conduct inspections at their expense to determine that A-C is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of A-C are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (i) and (ii), OilQuip shall make arrangements with A-C reasonably in advance and shall use their reasonable best efforts to avoid interruption and to minimize interference with the normal business and operations of A-C. Any such investigation or inspection by OilQuip shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of A-C contained herein.

         (b) Exclusivity to OilQuip. Until either the Agreement is terminated or consummated, A-C agrees not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business of A-C or the shares of capital stock of A-C. A-C further agrees to advise OilQuip promptly of any such inquiry or offer.

         (c) Access to OilQuip. OilQuip shall (i) give to A-C and to A-C's counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Effective Date, to all of the books, contracts, commitments and other records of OilQuip and shall furnish A-C during such period with all information concerning OilQuip that A-C may reasonably request; and (ii) afford to A-C and to A-C's representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of OilQuip in order to conduct inspections at A-C's expense to determine that OilQuip is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of OilQuip are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (i) and (ii), A-C shall make arrangements with OilQuip reasonably in advance and shall use its reasonable best efforts to avoid interruption and to minimize interference with the normal business and operations of OilQuip. Any such investigation or inspection by A-C shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of OilQuip contained herein.

         (d) Exclusivity to A-C. Until either this Agreement is terminated or consummated, OilQuip agrees not to make, directly or indirectly, any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business or the shares of capital stock of any other company. OilQuip furthers agree to advise A-C promptly of any such inquiry or offer.

     7.2 Operation of the Business. Between the date of this Agreement and the

Effective Date, each of A-C and OilQuip will conduct its business only in the ordinary course of business, and will:

         (a) except as set forth in Section 7.11, not amend its charter or bylaws;

         (b) not increase the compensation or benefits (including, without limitation, salary, bonus and commission schedules) of any personnel, except for non-key management personnel in the ordinary course of business;

         (c) use its reasonable best efforts to preserve intact its current business organization, keep available the services of its personnel, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it consistent with its sound business judgment and past practices;

         (d) not issue or sell any debt or equity securities, (including upon the exercise of currently outstanding options, warrants and other rights) declare, set aside or pay any dividend or distribution in respect of its securities, or directly or indirectly redeem or repurchase any outstanding securities;

         (e) not sell, assign, transfer, convey, lease or otherwise dispose of or subject to any Encumbrance any of its assets, except for sales of inventory and used equipment, in each case in the ordinary course of business consistent with past practice

         (f) not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any person;

         (g) not make any loans or advances to any person, except in the ordinary course of business nor discharge any debt prior to the scheduled maturity thereof;

         (h) not make any payment or enter into any agreement or other transaction with any officer or director of such party, or MCA or any Subsidiary, other than employment compensation and benefits on the terms currently in effect;

         (i) not fail to comply in any material respect with all Requirements of Law applicable to its business;

         (j) not make any operational changes or developments of a material nature; and

         (k) not enter into, amend or terminate any Contract which is or would be required to be disclosed in Schedule 6.12 hereto.

     7.3 Reasonable Best Efforts. Each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, necessary, proper or advisable to consummate the transactions contemplated hereby (including obtaining all necessary waivers, consents and approvals) on or before May 9, 2001 or as soon as practicable thereafter. Without limiting the generality of the foregoing, A-C shall use its reasonable best efforts to fulfill the conditions set forth in Section 8.2 and OilQuip shall use its reasonable best efforts to fulfill the conditions set forth in Section 8.1.

     7.4 Notification of Certain Matters. A-C, Acquisition, and OilQuip shall each give prompt notice to the other parties of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any conditions set forth in Article VIII not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect any remedies available to the party receiving such notice and no disclosure pursuant to this Section 7.4 shall be deemed to amend or supplement any written disclosure previously made by one party thereafter, or prevent or cure any misrepresentations, breach of warranty or breach of covenant, unless the recipient party shall agree in writing to accept the disclosures set forth in any such notice.

     7.5 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement, the Merger and the transactions contemplated hereby.

     7.6 Registration of the A-C Common Stock.

         (a) Following the Effective Time, A-C shall evaluate the feasibility of listing the A-C Common Stock on an exchange. Moreover, A-C shall use its reasonable efforts to cause (i) the A-C Common Stock to be eligible for listing on a national securities exchange or the Nasdaq Market System, and (ii) the A-C Common Stock to be approved for listing on such exchange, as soon as practicable after the Effective Date. The obligations of A-C under Section 7.6 shall be conditioned upon such listing, and the date of such listing is referred to herein as the "Listing Date".

         (b) Following the Listing Date and until the second anniversary of the Listing Date, the Shareholders shall have the right to require A-C to file with the SEC, at A-C's sole cost and expense, on no more than one occasion, a registration statement on Form S-3 (or such other form as the SEC may from time to time prescribe for such purposes) covering as many of the Shares as the Shareholders elect to include therein (the "Shareholders Registration Statement") and to cause the Shareholders Registration Statement to be declared effective by the SEC within 90 days thereafter and to maintain the effectiveness of the Shareholders Registration Statement until the earlier of (i) the completion of the offering covered by the Shareholders Registration Statement,
(ii) the first anniversary of the effectiveness of the Shareholders Registration Statement and (iii) the date the Shareholders shall become entitled to sell the Shares pursuant to subsection (k) of Rule 144; in the event A-C proposes to register an underwritten offering of its Common Stock for its own account under the Act, it shall have the right to delay or suspend the filing or effectiveness of the Shareholders Registration Statement for up to an aggregate of 120 days in any 12-month period to facilitate such registration. If the

Shareholders propose to effect an underwritten offering, A-C shall enter into an Underwriting Agreement in customary form with the managing underwriter selected by the Shareholders.

Notwithstanding the foregoing, in the event of a material development in the business of A-C, A-C shall advise the Shareholders of such event and the Shareholders shall cease using the prospectus included in the Shareholders Registration Statement until forty-eight (48) hours following the public disclosure of such event. A-C shall promptly disclose all such material developments, provided that it shall be entitled to delay such disclosure for a reasonable period of time for valid business purposes, not to exceed five (5) business days without the consent of the Shareholders, which consent shall not be unreasonably withheld.

         (c) If, at any time or from time to time, A-C determines to register any of its securities for its own account or the account of any other shareholder, other than a registration relating to employee benefit plans (or the resale of securities acquired pursuant thereto) or a transaction pursuant to Rule 145 of the SEC, A-C shall include in such registration such number of the Shares as the Shareholders shall request in writing within ten (10) business days following receipt of notice of such registration, provided that, if such registration is underwritten, it shall be a condition that the Shareholders participate in such underwriting and enter into an underwriting agreement in customary form with the managing underwriter selected by A-C. If the managing underwriter determines that market forces require limitation of the number of shares to be underwritten, the number of Shares owned by the Shareholders to be included in the registration may be limited or eliminated, provided that the Shareholders shall be treated on at least a pari passu basis with all other shareholders participating in such registration (other than those shareholders exercising demand registration rights).

         (d) All registration expenses (including legal fees) in connection with the registrations contemplated by this Section 7.6 shall be borne by A-C, but all selling expenses of the Shareholders (including broker fees, underwriting commissions and the cost of any special legal counsel representing the Shareholders) shall be borne by the Shareholders. In connection with any such registration statement, the Shareholders shall promptly furnish A-C with such written representations, information and consents regarding the Shareholders, the Shares and the intended method of distribution of the Shares as shall be necessary for inclusion in the Registration Statement.

         (e) A-C shall enter into customary agreements (including indemnification agreements) and do such other things as OilQuip shall reasonably request in connection with the registration of the A-C Common Stock pursuant to this Section.

     7.7 Rights Offering. Within one year following the Effective Date, A-C shall file a registration statement on Form S-3 with respect to a rights offering (the "Rights Offering") pursuant to which it shall offer holders of A-C Common Stock (other than the holders of the A-C Common Stock issued pursuant to this Agreement) the right to acquire in the aggregate 1,000,000 shares of Common Stock at a purchase price not in excess of $2.00 per share (equitably adjusted for any reverse stock split or other recapitalization), and A-C shall thereafter take all steps necessary to (a) cause the SEC to declare such registration statement effective, (b) maintain the effectiveness of the registration statement until the Rights Offering is completed, and (c) complete the Rights Offering. Notwithstanding the foregoing, A-C's obligation to effect the Rights Offering shall be tolled during any period during which the fair market value of the A-C Common Stock is less than $2.00 (equitably adjusted for any reverse stock split or other recapitalization and shall be cancelled if the fair market value of the A-C Common Stock remains less than $2.00 (equitable adjusted for a reverse stock split or other recapitalization) for more than 18 months following the Effective Date. As used herein, the fair market value of the A-C Common Stock shall be equal to the average price of the A-C Common Stock during the 30 trading days ending on the 2nd trading day preceding the date of evaluation. The price of the A-C Common Stock on any trading day shall mean the mean between the closing bid and ask price for the A-C Common Stock, as quoted by NASDAQ or any exchange on which the A-C Common Stock is then traded.

     7.8 Expenses. Each party shall bear its own costs and expenses in connections with the negotiation and consummation of this Agreement.

     7.9 Public Disclosures. A-C and OilQuip shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger or the transactions contemplated hereby or thereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     7.10 Tax Treatment. OilQuip and A-C shall each report the Merger as a tax free reorganization and shall not take, and shall use commercially reasonable efforts to prevent any of their respective subsidiaries or affiliates from taking, any actions that could prevent the Merger from qualifying, as a tax free reorganization under the provisions of Section 368(a) of the Code.

     7.11 Charter Amendment. A-C shall use its best efforts to amend its certificate of incorporation as set forth on Exhibit C hereto as soon as practicable following the Effective Date, and shall take all actions reasonably requested by the Shareholders to effect such amendment.

     7.12 Independent Committee.

         (a) Following the Effective Date, A-C shall use reasonable efforts to identify and cause to be appointed to the Board of Directors of A-C one or more persons who are independent of the Shareholders and who shall be delegated authority to review and approve A-C's performance of its obligations and the enforcements of its rights hereunder, including the rights offering described in
Section 7.7 (the "Independent Committee").

         (b) The Independent Committee shall be authorized and empowered to (i) compromise on behalf of A-C with OilQuip and the Shareholders any claims asserted under this Agreement, and (ii) to take such further actions related to the rights and obligations of A-C set forth in this Article VII. For purposes hereof, a person shall be deemed to be an "independent director" if he or she (A) has never been an executive officer or employee of, or consultant to, Oil Quip or its subsidiaries and affiliates and does not serve as an executive officer or employee of, or consultant to, A-C, following the Effective Date, (B) is not a Shareholder, (C) is not a family member (i.e., parent, sibling, grandparent, mother-in-law, father-in-law, spouse, former spouse, child, stepchild, grandchild or any other blood or legal relative) of any executive officer or any employee or consultant described in clause (A) above or of any Shareholder, and
(D) is free from any other relationship that, in the good faith opinion of the Board of Directors of A-C, would interfere with the exercise of independent judgment in carrying out the responsibilities of an independent director under this Section 7.12.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

     8.1 Conditions to Obligations of A-C and Acquisition. The obligations each of A-C and Acquisition to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any of which may be waived, in writing, exclusively by A-C:

         (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there by any action taken, or any statute, rule, regulation, injunction order or decree enacted, entered, enforced, promulgated, issued or deemed applicable to the Merger which makes the consummation of the Merger illegal.

         (b) Legal Opinion. A-C shall have received the opinion of Spolin Silverman Cohen & Bartlett LLP, counsel to OilQuip, in the form attached hereto as Exhibit D hereto.

         (c) Representations and Warranties. The representations and warranties of OilQuip in this Agreement shall be true and correct in all respects on and as of the Effective Date as though such representations and warranties were made on and as of such time, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct only as of such date), and for such inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on OilQuip.

         (d) Covenants. OilQuip shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by OilQuip as of the Effective Date.

         (e) Tender of Shares of OilQuip Common Stock. All shares of QilQuip Common Stock shall have been delivered to A-C for exchange into shares of A-C Common Stock.

         (f) Certificate of OilQuip. A-C shall have been provided with a certificate executed on behalf of OilQuip by its Chief Executive Officer to the effect that, as of the Effective Date, the conditions set forth in Sections 8.1(c) and 8.1(d) have been met with respect to OilQuip.

         (g) Shareholder Representation Letters. A-C shall have received the Shareholder Representation Letters in the form of Exhibit B hereto.

     8.2 Conditions to the Obligations of OilQuip. The obligations of OilQuip to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any of which may be waived, in writing, exclusively by OilQuip:

         (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there by any action taken, or any statute, rule, regulation, injunction order or decree enacted, entered, enforced, promulgated, issued or deemed applicable to the Merger which makes the consummation of the Merger illegal.

         (b) Legal Opinion. OilQuip shall have received the opinion of Swidler Berlin Shereff Friedman, LLP, counsel to A-C, in the form attached hereto as Exhibit E hereto.

         (c) Representations and Warranties. The representations and warranties of A-C and Acquisition in this Agreement shall be true and correct in all respects and as of the Effective Date as though such representations and warranties were made on and as of the Effective Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct only as of such date), and for such inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on A-C or Acquisition.

         (d) Covenants. A-C and Acquisition shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Date.

         (e) A-C Board of Directors. A-C shall have caused such resignations and appointments as are necessary to establish those officers and directors identified in Exhibit F. hereto as the officers and directors of A-C and the Subsidiaries.

         (g) Trustee's Letter. On or prior to the Closing, A-C shall have received a letter from the trustee of the Allis-Chalmers Corp. Reorganization Trust in the form of Exhibit G hereto and shall have entered into a Service Agreement in the form of Exhibit H hereto.

         (g) PBGC. A-C shall have received a letter and a Termination Agreement, each in the form of Exhibit I hereto, executed by all parties.

         (h) Agreement and Proxy. The PBGC and AL-CH, L.P. shall have executed and delivered to the Shareholders an Agreement and Proxy in the form of Exhibit J hereto.

         (i) Certificate of A-C. OilQuip and each Shareholder shall have been provided with a certificate executed on behalf of each of A-C and Acquisition by its President or Chief Executive Officer, as of the Effective Date, certifying that the conditions set forth in Sections 8.2(c) and 8.2(d) have been met.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a) by A-C if a material breach of any provision of this Agreement has been committed by OilQuip, and such breach has not been waived and such breach (if curable) is not cured within 10 days after notice thereof, or if any of the conditions in Section 8.1 has not been satisfied on May 31, 2001 (or other date specified in this Agreement with respect to any such condition) or if satisfaction of such a condition is or becomes impossible (other than through the failure of A-C to comply with its obligations under this Agreement) and A-C has not waived such condition on or before the Effective Date.

         (b) by OilQuip if a material breach of any provision of this Agreement has been committed by A-C, and such breach has not been waived and such breach (if curable) is not cured within 10 days after notice thereof, or if any of the conditions in Section 8.2 has not been satisfied on May 31, 2001 (or other date specified in this Agreement with respect to any such condition) or if satisfaction of such a condition is or becomes impossible (other than through the failure of OilQuip to comply with its obligations under this Agreement) and OilQuip has not waived such condition on or before the Effective Date.

         (c) by mutual consent of OilQuip and A-C.

         (d) by any party if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the later of May 31, 2001, or such later date as the parties may agree upon.

     9.2 Effect of Termination Prior to the Effective Date, termination shall be the parties' exclusive remedy for a breach of any representation, warranty or covenant.

                                    ARTICLE X
                               GENERAL PROVISIONS

     10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified (return receipt requested) or overnight mail or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

     (a) if to OilQuip:              OilQuip Rentals, Inc.
                                     1875 Century Park East, Suite 600
                                     Los Angeles, CA 90067
                                     Attn:    Munawar Hidayatallah
                                     Fax:     (310) 407-5499

     with a copy to:                 Spolin Silverman Cohen & Bartlett LLP
                                     1620 26th Street, Suite 2000 North
                                     Santa Monica, California 90404
                                     Attn:  Joseph P. Bartlett
                                     Fax:     (310) 586-2444

     (b) if to A-C or Acquisition:   Allis-Chalmers Corporation
                                     c/o William Vital
                                     4180 Cherokee Drive
                                     Brookfield, WI 53045
                                     Fax: (262) 781-4842

                                     Allis-Chalmers Corporation
                                     2255 Glades Road
                                     Suite 307E
                                     Boca Raton, FL 33431
                                     Attn:  John Grigsby/Jim Dietrich
                                     Fax:  (561) 994-3298

                                     and Allis-Chalmers Corporation
                                     c/o Houston Dynamic Service, Inc.
                                     8150 Lawndale
                                     Houston, TX 77012
                                     Attn:  James Dietrich
                                     Fax:  (713) 928-2903
         with a copy to:             Swidler Berlin Shereff Friedman, LLP
                                     405 Lexington Avenue
                                     New York, New York  10174
                                     Attn: Adam M. Fox
                                     Fax: (212) 891-9507

     10.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.3 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile, and a facsimile signature shall have the same force and affect as an original signature on this Agreement.

     10.4 Entire Agreement. This Agreement and the documents, Schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior contemporaneous agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Letter Agreement between A-C and OilQuip dated as of February 12, 2001. There are no other representations or warranties, whether written or oral, between the parties in connection with the subject matter hereof, except as expressly set forth herein.

     10.5 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

     10.6 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     10.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     10.9 Rights of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement, and therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     10.10 Third Party Beneficiaries. The Shareholders are direct third-party beneficiaries of the obligations of A-C hereunder.

     10.11 Specific Performance. The parties hereto agree that irreparable damage could occur in the event any provision of this Agreement, including
Article III hereof, was not performed in accordance with the terms hereof. Without limiting the generality of the foregoing, A-C hereby acknowledges that
(i) the obligation of A-C to issue shares of A-C Common Stock to the Shareholders is fundamental and required for the protection of the Shareholders and to preserve for the Shareholder the benefits of the Merger, (ii) the A-C Common Shares are of a unique character, and (iii) a breach of such obligation will result in irreparable harm and damages to the Shareholders which cannot be adequately compensated by a monetary award. Accordingly, A-C hereby expressly agrees that, should the Merger be consummated, in addition to all other remedies available to law or in equity, the Shareholders shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction or such other form of injunctive or equitable relief as may used by the court to competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in Article III of this Agreement, or to specifically enforce the terms and provisions of Article III hereof. A-C further agrees that neither the Shareholders nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in Section 10.11, and A-C irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought by a party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party nay be entitled). The foregoing rights shall be in addition to any other right or remedy any person hereto may have at law or in equity.

     10.12 Arbitration.

         (a) Rules of Arbitration. All disputes arising in connection with this Agreement, other than matters pertaining to equitable relief, shall be finally settled by arbitration by the American Arbitration Association ("AAA") in Los Angeles, California, in accordance with the rules of the AAA; except that, to the extent necessary to render the decision of the Arbitrator enforceable in the courts of the State of California, the arbitration rules set forth in the California Code of Civil Procedure, Section 1280 et seq. (the "Rules of Arbitration") and the provisions of Section 1283.05 of the Rules of Arbitration concerning rights of discovery shall govern. Judgment on the award rendered by the arbitration panel (the "Arbitration Panel") may be entered in any court of competent jurisdiction.

         (b) Initiation of Arbitration. Any party which desires to initiate arbitration proceedings may do so by delivering written notice to the other party (the "Arbitration Notice") specifying (x) the nature of the dispute or controversy to be arbitrated; (y) the name and address of the arbitrator appointed by the party initiating such arbitration; and (z) such other matters as may be required by the Rules of Arbitration. The party who receives an Arbitration Notice shall appoint an arbitrator and notify the initiating party of such arbitrator's name and address within 30 days after delivery of the Arbitration Notice; otherwise, a second arbitrator shall be appointed at the request of the party who delivered the Arbitration Notice. The two arbitrators so appointed shall appoint a third arbitrator who shall be chairman of the Arbitration Panel and the "neutral arbitrator" for purposes of the Rules of Arbitration.

         (c) Decisions Final. All decisions of the Arbitration Panel shall be final, conclusive and binding on all parties and shall not be subject to judicial review except to the extent set forth in the California Code of Civil Procedure, (section) 1285 et seq.

         (d) Injunctive Relief. Any proceeding for injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions) may be brought in any court of competent jurisdiction, and the parties consent to the jurisdiction of the California courts for such purpose.

10.13 Knowledge Defined. As used herein, "knowledge" shall mean knowledge of a particular fact or other matter, provided that (a) A-C shall be deemed to have "knowledge" of all facts actually known to John Grigsby and Jim Dietrich, as well as all facts in A-C's corporate records and files which reasonably would have been discovered by or known to a person making a prudent review of such files to determine the accuracy of any representation or warranty made by A-C in this Agreement or compliance by A-C with any of the covenants in this Agreement, and (b) OilQuip shall be deemed to have "knowledge" of all facts known to Munawar Hidayatallah, as well as all facts in OilQuip's corporate records and files (but not including corporate records and files of Mountain Drilling it being agreed and acknowledged that OilQuip's and Munawar Hidayatallah's knowledge regarding the business purchased from Mountain Air Drilling Service Co., Inc. is limited to the representations, warranties and schedules delivered to OilQuip in connection with the purchase of the assets of Mountain Drilling and his due inquiry of the officers of MCA) which would have been discovered by or known to a person making a prudent review of such files to determine the accuracy of any representation or warranty made by OilQuip in this Agreement or compliance by A-C with any of the covenants in this Agreement.

IN WITNESS WHEREOF, A-C, OilQuip and Acquisition have caused this Agreement to be signed and delivered by their respective duly authorized officers has signed and delivered this Agreement, all as of the date first written above.


                                       Allis-Chalmers Corporation

                                       By: /s/ John T. Grigsby, Jr.
                                           -------------------------------
                                           John T. Grigsby, Jr.
                                           Chief Financial Officer

                                       Allis-Chalmers Acquisition Corp.

                                       By: /s/ Robert E. Nederlander
                                           -------------------------------
                                           Robert E. Nederlander
                                           President

                                       OilQuip Rentals, Inc.

                                       By: /s/ Munawar Hidayatallah
                                           ---------------------------------
                                           Munawar Hidayatallah
                                           President

                                   ANNEX B

                               AGREEMENT AND PROXY

     THIS AGREEMENT AND PROXY (this "Agreement") is entered into as of May 9, 2001 by and between the Pension Benefit Guaranty Corporation (the "PBGC"), both individually and on behalf of the Allis-Chalmers Consolidated Pension Plan (the "Plan"), AL-CH, L.P., a Delaware limited partnership ("AL-CH"), and the shareholders (the "Shareholders") of OilQuip Rentals, Inc, a Delaware corporation ("OilQuip"), named on Exhibit "A" hereto.

                                 R E C I T A L S
                                 - - - - - - - -

WHEREAS, A-C has entered into an Agreement and Plan of Merger (the "Merger Agreement") with OilQuip which provides for a merger (the "Merger") of OilQuip with and into a subsidiary of A-C in which A-C will issue to the Shareholders in the aggregate 10,000,000 shares of the Common Stock of A-C (the "A-C Common Stock"), 400,000 shares of which shall be issued on the Effective Date (as defined in the Merger) and 9,600,000 of which shall be issued immediately following the amendment of the certificate of incorporation of A-C to authorize the issuance of such A-C Common Stock;

WHEREAS, the PBGC is the owner of 585,100 shares of the A-C Common Stock;

WHEREAS, AC-CH is the owner of 407,251 shares of the A-C Common Stock;

WHEREAS, the shareholders will be issued 400,000 shares of A-C Common Stock on the Effective Date;

WHEREAS, it is a condition of OilQuip consummating the Merger Agreement that each Shareholder, AL-CH and the PBGC (each, a "Grantor") execute and deliver this Agreement to the Shareholders;

                                A G R E E M E N T
                                - - - - - - - - -

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows (capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement):

1. Voting of Shares and Proxy.

     (a) Until the Expiration Date (as defined in Section 5(n) below), at every meeting of the stockholders of the A-C called, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of A-C, each Grantor shall cause all Shares (as defined in Section 1(b) below) beneficially owned by such Grantor to be voted: (i) in favor of ratification of the Merger Agreement, (ii) in favor of the adoption and approval of the amendment to the Certificate of Incorporation of A-C in the form attached as Exhibit B (such changes as the Shareholders shall reasonably request in order to comply with any technical filing requirements of the state of Delaware) (iii) in favor of any other action in furtherance of the actions described in subsections (i) and (ii), and (iv) as directed by the shareholders on any action which could adversely impact the rights of the Shareholders to receive the A-C Common Stock issuable pursuant to the Merger Agreement. Prior to the Expiration Date, the Grantors shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 1(a).

     (b) "Shares" shall mean: (i) all securities of A-C (including all shares of A-C Common Stock and all options, warrants and other rights to acquire such securities) beneficially owned by the Grantors as of the date of this Agreement;
(ii) all shares of A-C Common Stock issued to the shareholders on the Effective Date, and (iii) all additional securities of A-C (including all shares of A-C Common Stock and all additional options, warrants and other rights to acquire such securities) of which the Grantors acquire beneficial ownership during the period from the date of this Agreement through the Expiration Date.

     (c) Concurrently with the execution of this Agreement, the Grantors are delivering to the Shareholders a proxy in the form attached hereto as Exhibit "C" (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law but subject to termination as stated therein, with respect to the Shares.

2. Restrictions on Transfer of Shares Prior to the Effective Time.

     (a) At all times commencing with the execution of this Agreement and until the Expiration Date, the Grantors hereby agrees not to, directly or indirectly, take any of the following actions, except in accordance with subsection (b) of this Section 2.

         (i) tender any of the Shares or any securities convertible into or exchangeable or exercisable for the Shares to any Person;

         (ii) sell, pledge, grant an option with respect to, transfer, assign, pledge, hypothecate or otherwise dispose of any of the Shares or any securities convertible into or exchangeable or exercisable for the Shares or any interest therein, or enter into any commitment relating thereto; or

         (iii) deposit, or permit the deposit of, any of the Shares into a new voting trust or depositary facility or enter into a new voting agreement or arrangement with respect to any Shares in contravention of the obligations of the Grantors under this Agreement or grant any proxy (other than the Proxy) with respect thereto or enter into any commitment relating thereto (any transaction referred to in clause (i), (ii) or (iii) is hereinafter referred to as a "Transfer").

     (b) Notwithstanding subsection (a) above, the Grantors may take an action described in subsection (a) if (i) the Shareholders shall give their prior written consent to such action (which shall not be unreasonably withheld), (ii) the proposed transferee shall have executed a counterpart of this Agreement and the Proxy and shall have agreed to hold such Shares or interest in such Shares subject to all of the terms and provisions of this Agreement, and (iii) the current voting trust agreement to which A-C is a party (the "AL-CU Voting Agreement") may be amended to extend its termination on _______ date.

3. Representations and Warranties of the Grantors. Each Grantor hereby represents and warrants and covenants (severally and not jointly) to the Shareholders as follows:

     (a) In the case of AL-CH and the PBGC, the Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or delay the performance in any respect by the Grantor of its obligations under this Agreement. Grantor has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy. In the case of AL-CH and the PBGC, the execution and delivery of this Agreement and the Proxy and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of the Grantor.

     (b) Each of this Agreement and the Proxy has been duly executed and delivered by or on behalf of the Grantor, and, subject to the execution of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of the Grantor, enforceable against the Grantor in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally and except as enforcement thereof is subject to general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     (c) The execution and delivery of this Agreement and the Proxy by the Grantors does not, and the performance of this Agreement and the Proxy by the Grantors will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or other similar constituent documents of the Grantor, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Grantor or by which it or any of its properties is bound or affected, or
(iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to another party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on the Shares, pursuant to the AL-CH Voting Agreement or any other note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Grantor is a party or by which the Grantor or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by the Grantor of its obligations under this Agreement.

     (d) The Grantor is the registered and beneficial owner of the Shares described in the Recitals hereto free and clear of any lien or encumbrance, proxy or voting restriction other than pursuant to this Agreement and the AL-CH Voting Agreement. Such Shares are all the securities of A-C owned of record or beneficially by the Grantors on the date of this Agreement.

     (e) The Grantor understands and acknowledges that the consummation of the Merger Agreement by OilQuip will be effected (and that the Shareholder's consent to the Merger was given) in reliance upon the Grantor's execution and delivery of this Agreement and the Proxy.

4. Ownership of the Shares. Except as otherwise provided herein, all rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Grantors.

5. Miscellaneous.

     (a) All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (i) personal delivery, (ii) transmitter's confirmation of a receipt of a facsimile transmission, (iii) confirmed delivery by a standard overnight carrier or when delivered by hand or
(iv) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

     if to Shareholders, to the addresses set forth on Exhibit "A" hereto to:

     With a copy to:

     Spolin Silverman Cohen & Bartlett LLP
     1620 26th Street, Suite 2000 North
     Santa Monica, CA  90404
     Attn:  Joseph B. Bartlett, Esq.
     Fax:  (310) 586-2444

     If to the PBGC, to:

     Pension Benefit Guaranty Corporation
     c/o Pacholder Associates, Inc.
     8044 Montgomery Road, Suite 382
     Cincinnati, OH  45236

     If to AL-CH, to:

     Nederlander Organization, Inc.
     1450 Broadway, 20th Floor
     New York, New York  10022
     Attn: Robert E. Nederlander
     Fax:  212 586-5862
     with a copy to:

     Swidler Berlin Shereff Friedman, LLP
     405 Lexington Avenue
     New York, New York 10174
     Attn: Adam M. Fox
     Fax: (212) 891-9507

     (b) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

     (c) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

     (d) Any provision of this Agreement may be amended or waived by the parties hereto if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Grantors and the Shareholders or, in the case of a waiver, by the party against whom the waiver is to be effective.

     (e) Each of the parties hereto hereby acknowledges that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of the Shareholders and to preserve for the Shareholders the benefits of the Merger;
(ii) such covenants relate to matters which are of a unique character that gives each such representation, warranty, covenant and restriction a unique value; and
(iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to the Shareholders which cannot be adequately compensated by a monetary award. Accordingly, the Shareholders and the Grantors hereby expressly agree that in addition to all other remedies available at law or in equity, the Shareholders shall be entitled, in addition to any other remedy they may have at law or in equity, to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof. The Grantors further agree that neither the Shareholders nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Agreement, and the Grantors irrevocably waive any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against the Grantors, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     (f) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     (g) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

     (h) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

     (i) This Agreement, the AL-CH Voting Agreement, and the Proxy constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and thereof.

     (j) This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be executed by facsimile, and a facsimile signature shall have the same force and effect as an original signature. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     (k) The Grantors shall execute and deliver, and cause to be executed and delivered, any additional certificates, instruments and other documents, and take and cause to be taken any additional actions as the Shareholders may deem necessary, to carry out and effectuate the purpose and intent of this Agreement.

     (l) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in Newcastle County. The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal Court sitting in Newcastle County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

     (m) Any action to be taken by the Shareholders hereunder may be taken by Shareholders representing a majority of the A-C Common Stock issued pursuant to the Merger Agreement.

     (n) This Agreement and the Proxy, and all obligations of the parties hereunder and thereunder, shall terminate immediately, without any further action being required, upon (i) any valid termination of the Merger Agreement pursuant to its terms, (ii) the date A-C's Certificate of Incorporation is amended as set forth in Section 1(a), and (iii) the date the Proxy is required to terminate under the Delaware General Corporate Law, whichever First occurs (the "Expiration Date").

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


PENSION BENEFIT GUARANTY CORPORATION

By:  /s/ Hazel Broadney
     -----------------------------
Name:   Hazel Broadney
Title:  Acting Chief Executive Officer

AL-CH COMPANY, L.P.
By: Q.E.N., Inc., its general partner
By: /s/ Robert E. Nederlander
    ------------------------------
    Robert E. Nederlander
    President

STOCKHOLDERS

RER CORP

By: /s/ Robert E. Nederlander
    -------------------------------
Name:  Robert E. Nederlander
Title: President


/s/ Munowar H. Hidayatallah
--------------------------------
Munowar H. Hidayatallah

/s/ Saeed M. Sheikh
------------------------------
Saeed M. Sheikh


/s/ Howard S. Lorch
------------------------------
Howard S. Lorch


/s/ Jamie C. Lorch
------------------------------
Jamie C. Lorch


/s/ John L. Palazzola
------------------------------
John L. Palazzola


COLEBROOKE INVESTMENT

By: /s/ Plaiderie Corporate Director
    -----------------------------------
Name:  Plaiderie Corporate Directors One Limited
Title: Director

By: /s/ Jeffrey R. Freedman
    ------------------------------
    Jeffrey R. Freedman

                                   ANNEX C

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           ALLIS-CHALMERS CORPORATION


           Allis-Chalmers Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

           FIRST: The name of the corporation is Allis-Chalmers Corporation (the "Corporation"). The Corporation was originally incorporated under the name Allis-Chalmers Manufacturing Company. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on March 15, 1913, and was amended by the Restated Certificate of Incorporation filed with the Secretary of State on December 2, 1988, the Certificate of Amendment of Restated Certificate of Incorporation filed with the Secretary of State on November 17, 1989, and Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Secretary of State on July 8, 1992.

           SECOND: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Corporation's Certificate of Incorporation, as amended, in all respects.

         THIRD: The text of the Amended and Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

I. The name of the Corporation is ALLIS-CHALMERS CORPORATION (hereinafter called the "Corporation").

II. The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

III. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

IV. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred and ten million (110,000,000) shares, of which one hundred million (100,000,000) shares shall be common stock, par value $0.15 per share (the "Common Stock") and ten million (10,000,000) shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock").

         A. Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of Preferred Stock are as follows:

         The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including (but without limiting the generality thereof) the following:

         (1) The designation of the series and the number of shares to constitute the series;

         (2) The dividend rate, if any, of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or stock, and whether such dividends shall be cumulative or noncumulative;

         (3) Whether the shares of the series shall be subject to redemption by the Corporation and if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

         (4) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

         (5) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, and if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

         (6) The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

         (7) The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

         (8) The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Corporation.

         Subject to the prior or equal rights, if any, of the Preferred Stock of any and all series stated and expressed by the Board of Directors in the resolution or resolutions providing for the issuance of such Preferred Stock, the holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, (ii) in the event of any dissolution, liquidation or winding up of the Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of common stock held, and (iii) to one vote for each share of common stock held on all matters submitted to a vote of stockholders. No holder of Common Stock shall have any preemptive right to purchase or subscribe for any part of any issue of stock or of securities of the corporation convertible into stock of any class whatsoever, whether now or hereafter authorized.

V. The Corporation shall have perpetual existence.

VI. The private property of the stockholders shall not be subject to the payment of the debts of the Corporation to any extent whatever.

VII. The business and affairs of the Corporation shall be managed and controlled by the Board of Directors, which shall contain of not more than fifteen (15) nor fewer than three (3) directors, except as provided by law, the By-Laws of the Corporation or this Amended and Restated Certificate of Incorporation.

VIII. The stockholders may adopt, amend or repeal any By-Laws of the Corporation at any annual meeting, or at any special meeting, provided notice of any proposed adoption, amendment or repeal of a By-Law is included in the notice of such meeting. The Board may also adopt, amend or repeal any By-Laws of the Corporation except any by-laws adopted or amended by the stockholders after the date hereof.

IX. Indemnification.

         A. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified by the Corporation to the fullest extent permitted by the Delaware Corporation Law as the same exists or may hereafter be amended, against all expense, liability and loss (including settlement) reasonably incurred or suffered by such person in connection with such service; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by him only if such proceeding was authorized by the board of directors, either generally or in the specific instance. The right to indemnification shall include the advancement of expenses incurred in defending any such proceeding in advance of its final disposition in accordance with procedures established from time to time by the board of directors; provided, however, that if the Delaware General Corporation Law so requires, the director, officer or employee shall deliver to the Corporation an undertaking to repay all amounts so advanced if it shall ultimately be determined that he is not entitled to be indemnified under this Article IX or otherwise.

         B. The rights of indemnification provided in this Article IX shall be in addition to any rights to which any person may otherwise be entitled by law or under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise. Such rights shall continue as to any person who has ceased to be a director, officer or employee and shall inure to the benefit of his heirs, executors and administrators, and shall be applied to proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

X. No Director shall be personally liable to the Corporation or any stockholders for monetary damages for breach of fiduciary duty as a Director, except for any matter in respect of which such Director (a) shall be liable under Section 174 of the Delaware General Corporation Law or any amendment thereto or successor provision thereto; or (b) shall be liable by reason that in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article X, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that but for this Article X would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

XI. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed and alleged to under the penalties of perjury this _______, 2001.


                                            ALLIS-CHALMERS CORPORATION


                                            By:_______________________________
                                            Munawar H. Hidayatallah, President

                                      PROXY

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALLIS-CHALMERS
                                  CORPORATION


         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT, EACH DATED SEPTEMBER __, 2001, AND DOES HEREBY APPOINT MUNAWAR H. HIDAYATALLAH, WITH FULL POWER OF SUBSTITUTION, AS PROXY OR PROXIES OF THE UNDERSIGNED TO REPRESENT THE UNDERSIGNED AND TO VOTE ALL SHARES OF COMMON STOCK OF ALLIS-CHALMERS CORPORATION (THE "COMPANY") WHICH THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE SPECIAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD ON SEPTEMBER __, 2001 AT 10:00 A.M., LOCAL TIME, AT THE OFFICES OF SWIDLER BERLIN SHEREFF FRIEDMAN, LLP, 405 LEXINGTON AVENUE, 12TH FLOOR, NEW YORK, NEW YORK, AND AT ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF, HEREBY REVOKING ALL PROXIES HERETOFORE GIVEN WITH RESPECT TO SUCH STOCK:

[X] Please mark your
    votes as in this
    example.


                          VOTE FOR         VOTE WITHHELD
                    all nominees listed      AUTHORITY
                             at          from all nominees   Nominees:
1. ELECTION           right except as                          Dr. Phillip David
OF DIRECTORS           marked to the            [ ]            David Groshoff
                       contrary below                          Munawar H.
                            [ ]                                Hidayatallah
FOR, EXCEPT VOTE                                               Robert E.
WITHHELD AS TO THE                                             Nederlander
FOLLOWING NOMINEES                                             Saeed Sheikh
(IF ANY):                                                      Leonard Toboroff
                                                               Alan R. Tessler




                                     FOR      AGAINST       ABSTAIN
2. PROPOSAL TO APPROVE THE
AMENDED AND RESTATED CERTIFICATE     [ ]        [ ]           [ ]
OF INCORPORATION.


3. IN THEIR DISCRETION, THE NAMED PROXIES MAY VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.


SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE SPECIAL MEETING IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS ABOVE. THE PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED.





_________________________ _________________________ DATE ______________________
SIGNATURE OF STOCKHOLDER  SIGNATURE IF HELD JOINTLY

NOTE: Please mark, date, sign and return this Proxy promptly using the enclosed envelope. When shares are held by joint tenants, both should sign. If signing as a attorney, executor, administrator, trustee or guardian, please give full title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.